     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 15, 2000
                                            REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                                 RIBAPHARM INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           2834                          95-4805655
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                               3300 HYLAND AVENUE
                              COSTA MESA, CA 92626
                                 (714) 545-0100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                          ----------------------------

                                HARRY A. ROOSJE
                               3300 HYLAND AVENUE
                              COSTA MESA, CA 92626
                                 (714) 545-0100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                          ----------------------------

                                   Copies to:

                 Jeffrey Bagner                                Frederick W. Kanner
    Fried, Frank, Harris, Shriver & Jacobson                   Dewey Ballantine LLP
               One New York Plaza                          1301 Avenue of the Americas
            New York, New York 10004                         New York, New York 10019
                 (212) 859-8000                                   (212) 259-8000

                          ----------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                          ----------------------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
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  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
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  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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   TITLE OF EACH CLASS OF SECURITIES          PROPOSED MAXIMUM AGGREGATE
            TO BE REGISTERED                       OFFERING PRICE(1)             AMOUNT OF REGISTRATION FEE
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Class A Common Stock, $.01 par value....             $250,000,000                          $66,000
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(1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the registration fee.
                          ----------------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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      The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should rely only on the information contained in this preliminary prospectus.

PRELIMINARY PROSPECTUS            Subject to completion            June 15, 2000
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              Shares

RIBAPHARM INC.
Class A Common Stock
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This is an initial public offering of shares of our Class A Common Stock. No public market currently exists for our Class A Common Stock. We expect the
public offering price to be between $     and $
per share.

UPON COMPLETION OF THIS OFFERING, ICN PHARMACEUTICALS, INC. WILL OWN AT LEAST 80% OF THE COMBINED VOTING POWER AND AT LEAST 80% OF THE VALUE OF OUR OUTSTANDING SHARES OF COMMON STOCK.

We intend to file an application to have our Class A Common Stock listed on the
Nasdaq National Market under the symbol "       "

BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR CLASS A COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                              PER SHARE    TOTAL
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Public offering price                                         $           $
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Underwriting discounts and commissions                        $           $
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Proceeds, before expenses, to Ribapharm Inc.                  $           $
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The underwriters may also purchase up to        shares of Class A Common Stock
from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. This option may be exercised only to cover over-allotments, if any. If the option is exercised in
full, the total underwriting discounts and commissions will be $       and the
total proceeds, before expenses, to us will be $       .

Delivery of the shares will be made on or about             , 2000

UBS WARBURG LLC                                               CIBC WORLD MARKETS

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of Class A Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the Class A Common Stock.

Until                , 2000 (25 days after the date of this prospectus), all
dealers selling shares of our Class A Common Stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
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Prospectus summary....................    1
The offering..........................    4
Summary financial data................    5
Risk factors..........................    6
Forward-looking information...........   20
Use of proceeds.......................   21
Dividend policy.......................   21
Capitalization........................   22
Dilution..............................   23
Selected financial data...............   24
Management's discussion and analysis
  of financial condition and results
  of operations.......................   25
Business..............................   29
Management............................   51
Relationship with ICN.................   60
Description of ICN indentures.........   66
Principal stockholders................   75
Description of securities.............   76
Shares eligible for future sale.......   81
Underwriting..........................   82
Legal matters.........................   84
Experts...............................   84
Where you can find more information...   85
Index to financial statements.........  F-1

ABOUT THIS PROSPECTUS

Virazole(R), Levovirin(TM) and Viramidine(TM) are our trademarks. All other brand names, trademarks or service marks referred to in this prospectus are the property of their owners.

Ribavirin is sold by Schering-Plough Ltd. under the trade name Rebetol and as part of a combination therapy with Schering-Plough's interferon alfa-2b under the trade name Rebetron in the United States. For ease of presentation, we will refer to Rebetol and the ribavirin component of Rebetron in this prospectus as ribavirin.

Unless otherwise stated herein, all information contained in this prospectus assumes no exercise of the over-allotment to the underwriters. The assumed
initial offering price of $               used in this prospectus is the
midpoint of the range shown on the cover page of this prospectus.

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A Common Stock. We urge you to read this entire prospectus carefully, including the "Risk Factors" section, before making an investment decision. Financial and other information contained in this prospectus has been derived from our historical performance as a division within the ICN Pharmaceuticals, Inc. consolidated group.

OUR BUSINESS

We are a biotechnology company that seeks to discover, develop and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. Our product ribavirin is an antiviral drug that Schering-Plough Ltd. markets under license from us in combination with its interferon alfa-2b under the trade name Rebetron as a therapy for the treatment of hepatitis C. Our royalties from sales of ribavirin by Schering-Plough were $110 million in 1999.

Ribavirin came from our extensive library of chemical compounds, of which at least 3,500 are nucleoside analog compounds. Nucleoside analogs are small-molecule-type chemicals that resemble the natural building blocks of human and viral DNA and RNA. We believe that our library contains one of the largest collections of nucleoside analogs in the world. We intend to combine our scientific expertise with advanced drug screening techniques in an effort to discover and develop new product candidates from our nucleoside analog library.

ADVANTAGES OF NUCLEOSIDE ANALOGS

We believe nucleoside analogs present significant opportunities for drug development. Nucleoside analogs treat viruses and cancers by modifying the natural structure of DNA and RNA in a way that disrupts the replication of viruses and cancer cells. Over ten nucleoside analogs have been approved to date by the U.S. Food and Drug Administration, or FDA, for antiviral and anticancer indications. Some of these nucleoside analogs are marketed as monotherapy treatments and others, like ribavirin, are marketed as part of a combination therapy with other drugs. Estimated 1999 U.S. revenues for the top five selling nucleoside analogs were $1.2 billion. We also believe that our nucleoside analog library provides a potentially greater opportunity for successful antiviral and anticancer drug discovery when compared to the random screening of large numbers of diverse chemical compounds used by many pharmaceutical and biotechnology companies in their drug discovery efforts. We base our belief on the fact that the chance of fitting molecules like nucleoside analogs to closely related viruses and cancer cells is higher than the fitting of random unrelated small molecules to these same target virus and cancer cells.

RIBAVIRIN FOR HEPATITIS C

In 1995, we granted an exclusive license to Schering-Plough for all oral forms of ribavirin for the treatment of chronic hepatitis C. We also granted to Schering-Plough an option to license oral forms of ribavirin for additional indications developed by us. In 1998, Schering-Plough received FDA approval to market ribavirin in the United States in combination with Schering-Plough's interferon alfa-2b for the treatment of chronic hepatitis C in patients with compensated liver disease. Most hepatitis C patients have compensated liver disease, which means that they have relatively normal liver function. In May 1999, Schering-Plough received approval from the European Union to market the combination therapy in the European Union for the same patient populations as those approved in the United

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States. According to the World Health Organization, as many as 170 million people worldwide are infected by the hepatitis C virus. In addition, it is estimated that approximately 10 million people in the United States, Europe and Japan are infected with hepatitis C.

RESEARCH AND DEVELOPMENT PROGRAM

Our research and development efforts seek to capitalize on our nucleoside analog library. We believe this library may provide us with a large supply of potential new drug candidates. Our nucleoside analog library has never been fully screened for our target indications, hepatitis C, hepatitis B, HIV and cancer.

In March 2000, we hired Johnson Y.N. Lau, Ph.D., M.D., to lead our research and development efforts. Dr. Lau, an expert in viruses and liver diseases, was formerly senior director in antiviral research at the Schering-Plough Research Institute. We believe we currently have the scientific, technological and financial resources necessary to screen our nucleoside analog library for our target indications. We plan to continue to expand our research team to over 100 scientists within 24 months of this offering. In addition, we plan to spend approximately $20 million in 2000 to upgrade and modernize our research laboratories and equipment.

We have two product candidates in preclinical studies which were derived from our nucleoside analog library, Levovirin and Viramidine. Based on preclinical studies, we believe Levovirin may have an ability to stimulate an immune response to some viral infections without the anemia associated with ribavirin. Based on preclinical studies, we believe that Viramidine may generate an antiviral and immune response to viral infections similar to ribavirin, but with less significant side effects. We are also engaged in clinical trials for two additional nucleoside analog compounds that were developed from our nucleoside analog library: Tiazole and Adenazole. Tiazole has completed Phase I/II trials to evaluate its effectiveness in the treatment of the late stages of chronic myelogenous leukemia. We are also evaluating Tiazole for the treatment of ovarian cancer and multiple myeloma. Adenazole is scheduled to begin additional Phase I trials for the treatment of colon cancer by the end of this year, subject to FDA acceptance of a revised protocol. You should read "Risk
Factors -- Our rights to Tiazole and Adenazole may be adversely affected by ongoing litigation involving ICN and the contribution of these rights may be subject to approval by the Office of Foreign Assets Control" for a description of legal proceedings that may affect our rights to Tiazole and Adenazole.

OUR STRATEGY

Our objective is to be a leader in the discovery, development and commercialization of nucleoside analogs and other novel drugs that are useful in the treatment of viral diseases, cancer and other unmet medical needs. We plan to pursue this objective by:

+ continuing to discover, develop and commercialize novel drug candidates from our nucleoside analog library;

+ focusing on diseases that represent large unmet medical needs that we believe provide substantial commercial opportunities;

+ maximizing the value of our new product candidates by leveraging our internal development capabilities;

+ accelerating development of identified drug candidates from our current product pipeline; and

+ expanding our existing product pipeline and technologies through acquisitions and in-licensing opportunities.

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 2

RELATIONSHIP WITH ICN

We were incorporated on April 14, 2000. Prior to that, we were a division of
ICN. On             , 2000, ICN contributed to us our assets and operations.
However, ICN's contribution to us of its rights and obligations under the license agreement with Schering-Plough was made subject to the prior approval of
the holders of ICN's outstanding debt securities. On                , we issued
a $
million note to ICN as a dividend. We will repay this note with some of the proceeds from this offering. After this offering, ICN will continue to own at least 80% of the combined voting power and at least 80% of the value of our outstanding shares of common stock.

Effective upon the closing of this offering, we and ICN will be subject to:

+ an affiliation agreement, which will require us to comply with the terms of ICN's outstanding debt securities, place restrictions on our ability to issue capital stock and detail ICN's obligation to elect independent directors to our board of directors;

+ a management services agreement, which details ICN's agreement to provide us with interim administrative and corporate services;

+ a confidentiality agreement, which provides that we and ICN will not disclose to third parties confidential and proprietary information concerning each other;

+ a registration rights agreement, which grants ICN rights to require us to register shares of our common stock owned by ICN under the Securities Act of 1933;

+ a tax sharing agreement, which will set forth our rights and obligations as a member of ICN's consolidated tax group;

+ a contract services agreement, which details ICN's agreement to conduct various clinical trials on our behalf; and

+ a lease, under which we have agreed for an interim period to lease office space in our building to ICN.

See "Relationship with ICN."

OUR CAPITAL STRUCTURE

We presently have a single class of common stock, all outstanding shares of which are held by ICN. At the closing of this offering, we will have two classes of common stock. To achieve this, we will effect a recapitalization before the closing of this offering. The recapitalization includes the amendment of our certificate of incorporation to establish the Class A Common Stock and the Class B Common Stock and the reclassification of existing shares of common stock held by ICN as shares of Class B Common Stock, followed by a stock split of the Class B Common Stock. The Class A Common Stock and the Class B Common Stock will be identical, except that the holders of Class A Common Stock will have one vote
per share and the holders of Class B Common Stock will have   votes per share
and the Class B Common Stock is convertible into Class A Common Stock. Unless otherwise indicated, all information in this prospectus gives effect to this recapitalization. See "Description of Securities."

ICN presently does not intend, nor does it have the ability, to effect a tax-free spin-off of its interest in us to ICN's stockholders. However, ICN has created a two-class structure for our common stock to preserve its ability to effect a tax-free spin-off to the extent that ICN has the ability to do so at some point in the future. If all of the legal requirements for a tax-free spin-off are met at some point in the future, ICN may choose to distribute its interest in us to ICN's stockholders on a tax-free basis.

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The offering

Class A Common Stock offered by
us..................................                    shares

Common Stock to be outstanding after
the offering:
  Class A Common Stock..............                    shares

  Class B Common Stock..............                    shares

Voting rights.......................     The Class A Common Stock and the Class
                                         B Common Stock vote as a single class
                                         on all matters, except as otherwise
                                         required by law. Each share of Class A
                                         Common Stock is entitled to one vote
                                         and each share of Class B Common Stock
                                         is entitled to   votes. All shares of
                                         Class B Common Stock are beneficially
                                         owned by ICN. After this offering, ICN
                                         will beneficially own at least 80% of
                                         the combined voting power and at least
                                         80% of the value of our outstanding
                                         shares of common stock.

Proposed Nasdaq National Market
symbol..............................

Use of proceeds.....................     We intend to use the proceeds from this
                                         offering for the following purposes:
                                         +  to prepay in full the outstanding
                                            amount under the $          note we
                                            issued to ICN as a dividend;

                                         +  to expand our research facilities
                                            and staff;

                                         +  to fund research and product
                                            development, including clinical
                                            trials;

                                         +  for potential acquisitions of
                                            product candidates, technologies and
                                            businesses that complement our
                                            business; and

                                         +  for general corporate purposes and
                                            working capital requirements.

                                         See "Use of Proceeds" and "Relationship
                                         with ICN."

The number of shares of Class A Common Stock to be outstanding after this offering does not include the following:

+  up to             shares which the underwriters have the option to purchase
   from us to cover over-allotments.

+              shares reserved for issuance under our 2000 Stock Option Plan,
   including             shares issuable upon the exercise of options to be
   granted at the time of this offering with an exercise price equal to the offering price;

+              shares of Class B Common Stock held by ICN convertible into an equal number of shares of Class A Common Stock.

HOW TO CONTACT US

Our principal executive offices are located at 3300 Hyland Avenue, Costa Mesa, California 92626 and our telephone number is (714) 545-0100.

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 4

Summary financial data

The following table summarizes the financial data for our business during the periods indicated. You should read the data set forth below in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and related notes included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 1997, 1998 and 1999 from our financial statements which are included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 1995 and 1996 from unaudited financial statements not included in this prospectus. We derived the statement of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 from our unaudited financial statements, which are included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                            THREE MONTHS
                                                  YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
   STATEMENT OF OPERATIONS DATA       1995       1996       1997      1998       1999      1999
---------------------------------------------------------------------------------------              2000
(in thousands, except per share data)                                                     -----------------
Revenues:
  Royalties.......................  $    354   $  1,753   $  3,223   $36,830   $109,592   $16,208   $34,272
Costs and expenses:
Research and development..........     6,846      6,589      7,011     9,530      5,523       635     1,141
General and administrative........     3,301      6,253      9,676     7,392      5,608     1,443     1,519
                                     -------    -------    -------   -------    -------   -------   -------
Total costs and expenses..........    10,147     12,842     16,687    16,922     11,131     2,078     2,660
                                     -------    -------    -------   -------    -------   -------   -------
  Income (loss) from operations...    (9,793)   (11,089)   (13,464)   19,908     98,461    14,130    31,612
Interest expense..................       862        775        683       609        396        91        --
                                     -------    -------    -------   -------    -------   -------   -------
Income (loss) before income
  taxes...........................   (10,655)   (11,864)   (14,147)   19,299     98,065    14,039    31,612
Provision (benefit) for income
  taxes...........................    (3,836)    (4,271)    (5,093)    6,948     35,303     5,054    11,381
                                     -------    -------    -------   -------    -------   -------   -------
  Net income (loss)...............  $ (6,819)  $ (7,593)  $ (9,054)  $12,351   $ 62,762   $ 8,985   $20,231
                                     -------    -------    -------   -------    -------   -------   -------
                                     -------    -------    -------   -------    -------   -------   -------
Unaudited pro forma net income per
  share...........................
                                                                                -------             -------
                                                                                -------             -------
Unaudited pro forma shares
  outstanding.....................
                                                                                -------             -------
                                                                                -------             -------

                                                                   AS OF MARCH 31, 2000
                                                                                PRO FORMA
BALANCE SHEET DATA                                            PRO FORMA(1)    AS ADJUSTED(2)
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(in thousands)
Cash........................................................
Working capital.............................................
Total assets................................................
Current liabilities.........................................
Total liabilities...........................................
Total equity (deficit)......................................
Total liabilities and equity................................

---------------
(1) The pro forma balance sheet data above reflects the $          note paid as
    a dividend by us to ICN on                , 2000.

(2) The pro forma as adjusted balance sheet data above gives effect to our sale
    of                shares of Class A Common Stock by us in this offering at
    an assumed offering price of $               per share less the estimated
    underwriting discounts and offering expenses, and the prepayment in full of
    the $          note we issued to ICN as a dividend.

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Risk factors

An investment in our Class A Common Stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks occur, our business could be harmed. In that case, the trading price of our Class A Common Stock could decline and you might lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

OUR EFFORTS TO DISCOVER, DEVELOP AND COMMERCIALIZE NEW PRODUCT CANDIDATES USING OUR NUCLEOSIDE ANALOG LIBRARY ARE IN A VERY EARLY STAGE AND ARE SUBJECT TO HIGH RISK OF FAILURE.

A key component of our strategy is to discover, develop and commercialize new product candidates using our nucleoside analog library. We have only recently begun to direct significant efforts toward the expansion of our scientific staff and research capabilities in order to pursue this strategy. We cannot assure you that we will identify any additional compounds from the library that we believe have sufficient commercial promise to warrant further development. There is also no guarantee that compounds selected from the library for development will be patentable, or that our development work will identify patentable uses. Even if we identify compounds that we believe have further development potential, we may never successfully complete their development or commercialize them. Because our efforts in this area are in a very early stage, they are subject to high risk of failure.

WE MAY NEVER SUCCESSFULLY COMMERCIALIZE ANY OF OUR CURRENT OR FUTURE PRODUCT CANDIDATES AND ANY SUCCESSFUL COMMERCIALIZATION COULD TAKE MANY YEARS.

Successful pharmaceutical product development is highly uncertain, can take many years and requires significant expense. Success is dependent on numerous factors, many of which are beyond our control. Products that appear promising may fail to reach the market for numerous reasons, including:

+ they may be found to be ineffective or to have harmful side effects in preclinical or clinical testing;

+  they may fail to receive necessary regulatory approvals;

+ they may turn out to be uneconomical because of manufacturing costs or other factors;

+ they may be precluded from commercialization by the proprietary rights of others or by competing products or technologies for the same disease;

+ they may be dependent on third parties for clinical testing, research and development, manufacturing and marketing;

+ they may fail to be developed prior to the successful marketing of similar products by competitors;

+  they may not be as effective as alternative treatment methods; and

+ they may not qualify for reimbursement from governmental and other third-party payors.

OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS AND TO INCREASE OUR REVENUES IS DEPENDENT UPON THE RESULTS OF OUR CLINICAL TRIALS AND OUR ABILITY TO OBTAIN AND MAINTAIN REQUIRED REGULATORY APPROVALS.

Many factors could delay or terminate our clinical trials. For example, a clinical trial may experience slow patient enrollment or lack of sufficient drug supplies. Patients may experience adverse medical

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 6

RISK FACTORS
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events or side effects. There may also be a real or perceived lack of effectiveness of the drug we are testing. Future governmental action or changes in FDA policy may also result in delays or rejection.

In addition, the development and sale of our products is subject to extensive governmental regulation. Obtaining and maintaining regulatory approval typically is costly and may take many years. Regulatory authorities have substantial discretion to terminate clinical trials, delay or withhold registration and marketing approval, and mandate product recalls. Failure to comply with regulatory requirements may result in criminal prosecution, civil penalties, injunction, recall or seizure of products, total or partial suspension of production, as well as other action affecting our potential products or us. Outside the United States, we can market a product only if we receive a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes similar risks.

To gain regulatory approval from the FDA and foreign regulatory authorities for the commercial sale of any of our products, we must demonstrate the safety and efficacy of the product in clinical trials. To accomplish this in developing a product to treat a long-lasting disease like cancer, we must gather data over an extended period of time. There are many risks associated with our clinical trials. For example, we may be unable to achieve the same level of success in later trials as we did in earlier ones. Additionally, data we obtain from preclinical and clinical activities are susceptible to varying interpretations that could impede regulatory approval. Further, some patients have a high risk of death, age-related disease or other adverse medical events that may or may not be related to our products. These events may affect the statistical analysis of the safety and efficacy of our products.

If we obtain regulatory approval for a product, the approval will be limited to those diseases for which our clinical trials demonstrate the product is safe and effective. Further, we may not promote or advertise an approved product for uses not within the scope of its approval. If the FDA disagrees with our promotional claims, the FDA may call for their deletion and revision and may take enforcement action against us based upon our labeling and promotional materials. To date, ribavirin is our only product that has received regulatory approval for commercial sale. We may not be able to obtain regulatory approval for any other products. A more detailed discussion regarding government regulation of our products is included in this prospectus under the heading
"Business -- Government Regulation."

ALL OF OUR REVENUES CURRENTLY ARE ROYALTIES WE RECEIVE FROM SCHERING-PLOUGH RELATING TO SALES OF RIBAVIRIN AND THESE ROYALTIES COULD FLUCTUATE OR DECLINE IN THE FUTURE; ANY FUTURE LICENSING ARRANGEMENTS MAY BE SUBJECT TO SIMILAR RISKS.

We will be dependent in large part upon royalties from our license arrangement with Schering-Plough to fund our research and development programs. Any significant decrease in royalties from this license arrangement could require us to cut back on our research and development expenditures. Our ability to raise capital from outside sources is restricted under our affiliation agreement with ICN. Royalties we receive from the sale of ribavirin by Schering-Plough could decline in the future for a variety of reasons, including:

+ reductions in the pricing of ribavirin by Schering-Plough or in reimbursement by health care payors;

+  the expiration or invalidation of the patents related to ribavirin;

+  the approval of competing therapies;

+  a decrease in Schering-Plough's marketing efforts;

+  quarterly or yearly fluctuations in the prevalence of hepatitis C;

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RISK FACTORS
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+  fluctuations in foreign currency exchange rates;

+ the failure or refusal of Schering-Plough to pay royalties, including in connection with any contract dispute;

+  the termination of our license arrangements with Schering-Plough; and

+ an increase in the severity or frequency of side effects associated with ribavirin or interferon alfa-2b or the discovery of other harmful effects attributable to these drugs.

The amount and timing of resources devoted by Schering-Plough to the marketing of ribavirin is not within our control. We cannot assure you that Schering-Plough will not pursue alternative technologies or treatments, either alone or in collaboration with others, for hepatitis C. In addition, pursuant to the license agreement, Schering-Plough has sole discretion to determine the pricing and other sales terms of ribavirin. Schering-Plough and F. Hoffmann-La Roche Ltd. developed a modified form of interferon, called pegylated interferon for the treatment for hepatitis C. Pegylated interferon recently was approved for sale in the European Union as a monotherapy for the treatment of hepatitis C patients who cannot take ribavirin because of intolerance or counterindications. An application has also been submitted to the FDA for approval of pegylated interferon for sale in the United States as a monotherapy. Pegylated interferon is also being evaluated in clinical trials in combination with ribavirin. It is unclear what effect the development of pegylated interferon may have on sales of ribavirin by Schering-Plough.

Similar risks may apply to any future royalty arrangements for other products with third parties.

WE HAVE LIMITED PATENT AND REGULATORY PROTECTION AND AFTER THESE PROTECTIONS EXPIRE, THIRD PARTIES MAY BE ABLE TO SELL GENERIC FORMS OF OUR DRUGS.

We depend in part on the protection afforded by our patents relating to ribavirin and other compounds for market exclusivity. No assurance, however, can be given as to the breadth or degree of protection which these patents will afford us. Schering-Plough currently has regulatory protection under the Waxman-Hatch Act in the United States for the treatment of hepatitis C using the combination therapy. This protection means that the FDA cannot approve a generic form of the combination therapy until December 2001. Schering-Plough is currently conducting pediatric studies for the use of the combination therapy that, if successful, may extend this regulatory protection until June 2002. We also have two issued U.S. patents that relate to methods of using ribavirin in dosages that can enhance a patient's immune system in a manner that is particularly useful for treating hepatitis C in combination with interferon alpha. These patents both expire in January 2016. A third U.S. patent application related to that subject matter has also been allowed. We have patents in foreign countries covering various antiviral uses of ribavirin. Coverage and expiration of these patents vary, with patents expiring at various times through June 2005. We have no, or limited, patent rights relating to the antiviral use of ribavirin in selected foreign countries where ribavirin is currently, or in the future may be, approved for commercial sale, including countries in the European Union. However, the use of oral forms of ribavirin for combination therapy was granted a favorable review classification by the European Union. This classification may make it more difficult for competing drugs not previously approved to gain entry to the European markets. There can be no assurance that the expiration of patent rights related to the use of ribavirin in the United States and elsewhere, or the expiration of U.S. patent rights relating to Adenazole between May 2008 and December 2015, Tiazole in February 2005, and any subsequently issued patents for Levovirin and Viramidine or other products, will not result in competition from other drug manufacturers. In addition to issued patents and regulatory protections, we have numerous patent applications for compounds and uses in various stages of prosecution in the United States and foreign countries. However, there can be no assurance that any patents applied for will be granted. We expect that many additional patent applications will

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be filed in the United States and foreign countries that claim priority to the pending applications. In addition, there can be no assurance as to the commercial value of any patent granted to us, or the breadth or the degree of protection which these patents will afford us. Marketing approvals in some foreign countries may provide an additional level of protection for products approved for sale in these countries. As a general policy, we expect to seek patents, where available, on inventions concerning novel drugs, techniques, processes or other products which we may develop or acquire in the future. We cannot ensure that others will not independently develop similar or alternative technologies or duplicate any of our technologies in a manner that does not infringe our patents. In addition, there is a substantial backlog of biotechnology patent applications in the U.S. Patent and Trademark Office, and the approval or rejection of patent applications may take several years. Patent claims for the treatment of humans are not available in some countries in which we market our products.

We may not be able to obtain patent protection for the drugs we discover and develop from our nucleoside analog library. Some of the compounds in our nucleoside analog library may have been patented previously or otherwise disclosed to the public. This would prevent us from obtaining patent protection for the compounds themselves. In these cases, we intend to seek patent protection for our intended uses of these compounds and/or for derivatives of these compounds. There can be no guarantee, however, that we will be able to obtain patents on any compounds we identify from our nucleoside analog library.

In addition to patent protection, we rely on trade secrets, proprietary know-how, and confidentiality provisions in agreements with our employees and consultants to protect our intellectual property. We also rely on invention assignment provisions in agreements with employees and some consultants. It is possible that these agreements could be breached and that we might not have adequate remedies for any of these breaches.

PROTECTING OUR PROPRIETARY RIGHTS IS DIFFICULT AND COSTLY.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly, the breadth of claims allowed in these patents cannot be predicted. We cannot be certain that the named applicants or inventors of the subject matter covered by our patent applications or patents, whether directly owned by us or licensed to us, were the first to invent or the first to file patent applications for these inventions. Patent disputes are frequent and can preclude commercialization of products. Patent litigation is costly and could subject us to significant liabilities to third parties. These may include the need to obtain licenses from these third parties. This would reduce our profits since some of the revenues from the sale of the product will be retained by that third party. Adverse results may also require us to cease selling the product in dispute. The presence of patents or other proprietary rights belonging to other parties may lead to the termination of the research and development of a particular product.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING UPON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

Our success will depend, in part, on our ability to operate without infringing on or misappropriating the proprietary rights of others. There can be no assurance that our activities, or those of our licensees, will not infringe patents owned by others. We could face legal action seeking damages and seeking to enjoin clinical testing, manufacturing and marketing of our alleged infringing product. This type of litigation could consume a substantial portion of our resources. If there were an adverse outcome in the litigation, our business would be harmed. As the biotechnology and pharmaceutical industries expand, more patents are issued, and consequently, more of our products could generate patent infringement claims. In the event that any claims of third party patents are upheld as valid and enforceable with respect to our products, we could be prevented from making or selling our products

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or could be required to obtain licenses or redesign our products. As a result, we could be liable to pay damages that may exceed our resources. We cannot be assured that licenses would be available or, if available, would be on commercially reasonable terms. We may not be successful in any attempt to redesign our products to avoid infringement of third party patents.

In January 2000, Hoffmann-La Roche filed suits against Schering-Plough in the United States District Court in New Jersey and in France. These lawsuits allege that Schering-Plough's pegylated interferon infringes Hoffmann-La Roche's patents on pegylated interferons. Schering-Plough's pegylated interferon has recently been approved in the European Union for sale as a monotherapy for the treatment of hepatitis C patients who cannot take ribavirin because of intolerance or counterindications. An application has also been submitted to the FDA for approval of pegylated interferon for sale in the United States. Pegylated interferon is also undergoing clinical trials as combination therapy with ribavirin for the treatment of hepatitis C. If Schering-Plough loses either of these lawsuits, it may not be able to market a combination therapy of pegylated interferon and ribavirin if this combination therapy is eventually approved by the FDA.

SINCE WE HAVE NEVER OPERATED AS A STAND-ALONE ENTITY, OUR BUSINESS COULD SUFFER IF WE FAIL TO DEVELOP THE SYSTEMS AND INFRASTRUCTURE NECESSARY TO SUPPORT OUR BUSINESS AS A STAND-ALONE ENTITY.

Prior to this offering, we have not operated as a stand-alone entity. Accordingly, we must develop and implement the systems and infrastructure necessary to support our current and future business. ICN has historically provided us with operational, financial and other support. Although ICN will provide us with the various interim and ongoing services described in "Relationship with ICN", we may not be able to replace these interim and ongoing services on terms and conditions, including costs, as favorable to us as those that we had as a part of ICN or pursuant to these arrangements.

WE EXPECT OUR EXPENSES TO INCREASE SIGNIFICANTLY FROM LEVELS REFLECTED IN OUR HISTORICAL FINANCIAL STATEMENTS AS A RESULT OF THE IMPLEMENTATION OF OUR BUSINESS STRATEGY AND OUR SEPARATION FROM ICN; IN ADDITION, OUR HISTORICAL FINANCIAL INFORMATION MAY NOT OTHERWISE BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY.

The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented. This information may also not be indicative of what our results of operations, financial position and cash flows will be in the future. As a result, you have limited information on which to evaluate our business and your investment decision. This is because:

+ as a division of ICN, ICN provided us with various services and allocated expenses for these services to us in amounts that may not have been the same as the expenses we would have incurred had we performed or acquired these services ourselves;

+ the information does not reflect other events and changes that will occur as a result of our separation from ICN, including the establishment of our capital structure and changes in our expenses as a result of new employee plans, our tax sharing arrangement with ICN, and other matters; and

+ we are in the process of significantly expanding our research and development activities in connection with the implementation of our business strategy and we expect to incur significant and increasing expenses in connection with this effort for the foreseeable future.

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WE FACE INTENSE COMPETITION FROM BIOTECHNOLOGY AND PHARMACEUTICAL COMPANIES.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Ribavirin and many of the drugs that we are attempting to discover will be competing with new and existing therapies. Many companies in the United States and abroad are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We believe that a significant number of drugs are currently under development and may become available in the future for the treatment of hepatitis C, hepatitis B, HIV and cancer. Our competitors may utilize discovery technologies and techniques or partner with collaborators in order to develop products more rapidly or successfully than we or our collaborators are able to do. Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products and may establish exclusive collaborative or licensing relationships with our competitors.

We believe that our ability to compete depends upon:

+  our ability to discover, develop and commercialize pharmaceutical products;

+ our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary technology or processes; and

+ the availability of sufficient capital resources for the expected substantial time period between technological conception and commercial sales of products.

Our competitors might develop products that are more effective or less costly to manufacture than our products. If this were to occur, our drugs may become obsolete or noncompetitive. In addition, our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates before we do. This would give them a significant competitive advantage, including the potential for FDA marketing exclusivity rights that might delay or prevent our ability to market our products. Any drugs resulting from our research and development efforts might not be able to compete successfully with competitors' existing or future products or products under development or obtain regulatory approval in the United States or elsewhere.

OUR ABILITY TO DISCOVER AND DEVELOP NEW PRODUCTS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN KEY RESEARCH SCIENTISTS AND OTHER RESEARCH AND DEVELOPMENT PERSONNEL.

We depend on the principal members of our scientific staff, including Dr. Johnson Y.N. Lau. The loss of services of any of these persons could delay or reduce our product development and commercialization efforts. Our success depends upon our ability to attract, train, motivate and retain qualified scientific personnel. Qualified personnel are in great demand throughout the biotechnology and pharmaceutical industries. The competition for these employees is intense. If we fail to attract and retain qualified personnel for our scientific and technical teams, the rate at which we can discover, develop and commercialize drugs will be limited. We currently plan to expand our research team from 18 scientists on March 1, 2000 to over 100 scientists within 24 months of this offering. There can be no assurance that we will be able to attract additional personnel or retain existing employees.

In addition, the existence of non-competition agreements between prospective employees and their previous employers may prevent us from hiring these individuals, or subject us to suit from their former employers.

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OUR AGREEMENT WITH ICN TO COMPLY WITH THE COVENANTS CONTAINED IN ICN'S PUBLIC INDENTURES AND OUR AGREEMENT TO REMAIN PART OF THE ICN CONSOLIDATED TAX GROUP MAY RESTRICT OUR ABILITY TO RAISE ADDITIONAL FUNDS, MAKE ACQUISITIONS AND CONDUCT OUR BUSINESS.

ICN has outstanding debt securities that were issued in Rule 144A offerings. As a subsidiary of ICN as well as under our affiliation agreement with ICN, we are subject to the restrictions and covenants under the ICN indentures that govern these debt securities. These restrictions will limit our ability to:

+  incur indebtedness;

+  pay dividends or make other distributions;

+  create liens;

+  sell our assets;

+ make investments, including some acquisitions, joint ventures and other strategic transactions; and

+  issue, sell or repurchase our stock or other equity interests.

Although the terms of the ICN indentures provide for exceptions to these restrictions, we will not be permitted to take advantage of many of these exceptions without the prior consent of ICN.

We cannot assure you that the restrictions imposed on us by these agreements will not materially interfere with our ability to conduct our business. By limiting our ability to incur debt and to sell our capital stock, these provisions will restrict our ability to raise additional funds which we may need in the future to complete commercialization of our products and continue our research and development programs. The limitations on our ability to enter into some acquisitions and other strategic transactions may adversely affect our ability to execute the acquisition component of our business strategy. If we take any action that leads to an event of default under either indenture, ICN may have a claim for damages against us. The debt to which these restrictions relate matures in 2005 and 2008. See "Relationship with ICN" and "Description of ICN indentures."

In addition, our ability to raise additional funds by selling shares of our stock is restricted because we have agreed to remain part of ICN's consolidated tax group. In general, to remain part of ICN's consolidated tax group, ICN must own at least 80% of the combined voting power and value of our outstanding shares of stock. Accordingly, pursuant to the affiliation agreement, we have agreed not to issue any stock if it would result in ICN owning less than 80.5% of the combined voting power or value of our outstanding shares of stock. This agreement may also limit our ability to use our stock as a currency to make acquisitions.

OUR RIGHTS RELATED TO TIAZOLE AND ADENAZOLE MAY BE ADVERSELY AFFECTED BY ONGOING LITIGATION INVOLVING ICN AND THE CONTRIBUTION OF THESE RIGHTS IS SUBJECT TO APPROVAL BY THE OFFICE OF FOREIGN ASSETS CONTROL.

In connection with our separation from ICN, ICN contributed to us its rights related to Tiazole and Adenazole. These are two of the four compounds in our product development pipeline. However, ICN is involved in litigation with the Republic of Serbia and the Federal Republic of Yugoslavia that could impact those rights. In this litigation, ICN has taken the position that rights related to Tiazole and Adenazole were previously validly transferred to ICN Yugoslavia, a joint venture between ICN and Yugoslavian entities. Depending on the resolution of this litigation, we may not have valid rights related to Tiazole and Adenazole. We may be required to obtain licenses from, or grant licenses to, third parties prior to any effort by us to commercialize these products. In addition, it may be difficult for us to license Tiazole and Adenazole to third parties for commercialization if rights related to these compounds remain unclear. See "Business -- Legal Proceedings."

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The U.S. Government has issued sanctions against the Federal Republic of Yugoslavia. These sanctions are monitored by the Office of Foreign Assets Control of the U.S. Department of the Treasury. Accordingly, ICN's contribution of its rights in Tiazole and Adenazole was made subject to the prior approval of the Office of Foreign Assets Control, to the extent necessary. If, for any reason, any required approval from the Office of Foreign Assets Control is not obtained, then ICN's rights in Tiazole and Adenazole may never be contributed to us.

WE MAY BE ADVERSELY AFFECTED BY AN ONGOING LITIGATION AND INVESTIGATION INVOLVING ICN AND OUR CHAIRMAN.

ICN and our chairman are defendants in a pending civil lawsuit by the SEC. They also are targets of a criminal investigation by the U.S. Attorney's Office. As a company controlled by ICN, any adverse result in these proceedings may affect the conduct of our business. Furthermore, the pending SEC civil lawsuit seeks to bar our chairman from acting as an officer or director of any publicly traded company, which would include us. See "Business -- Legal Proceedings" for a description of this litigation and investigation.

IF OUR PRODUCTS ARE ALLEGED TO BE HARMFUL, WE WILL NOT BE ABLE TO SELL THEM AND WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Using our drug candidates in clinical trials may expose us to product liability claims. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale.

In the event that anyone alleges that any of our products are harmful, we may experience reduced consumer demand for our products or our products may be recalled from the market. In addition, we may be forced to defend lawsuits and, if unsuccessful, to pay a substantial amount in damages. We do not currently have insurance against product liability risks. Insurance is expensive and, if we seek insurance in the future, it may not be available on acceptable terms. Even if obtained, insurance may not fully protect us against potential product liability claims.

OUR FAILURE TO SUCCESSFULLY INTEGRATE ANY FUTURE ACQUISITIONS COULD HARM OUR BUSINESS AND OPERATING RESULTS.

To remain competitive in our industry or to expand our business, we may find it necessary or desirable to acquire other complementary businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, to finance the acquisition or to integrate the acquired businesses, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business may strain our resources and require significant management time. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions which would reduce our earnings in future periods.

WE LACK SALES, MARKETING AND DISTRIBUTION CAPABILITIES, AND MAY DEPEND ON THIRD PARTIES TO COMMERCIALIZE OUR PRODUCTS.

We currently have no sales, marketing or distribution capabilities. We may rely on third parties to sell, market and distribute some or all of our products. These third parties may not be able to market our products successfully. If we choose to develop our own sales, marketing or distribution capabilities, we will need to build a marketing and sales force with technical expertise and with supporting distribution capabilities.

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WE ARE SUBJECT TO UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES AND REIMBURSEMENT POLICIES.

The levels at which government authorities, private health insurers and other organizations, including HMOs, reimburse the costs of developing and manufacturing drugs and treatments related to those drugs will have an effect on the successful commercialization of our drug candidates. We cannot be sure that reimbursement in the United States or elsewhere will be available for any drugs we may develop or, if already available, will not be decreased in the future. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drugs. If reimbursement is not available or is available only to limited levels, we may not be able to obtain collaborative partners to manufacture and commercialize drugs, and may not be able to obtain a satisfactory financial return on our own manufacture and commercialization of any future drugs. In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for medical procedures and treatments or subject the pricing of pharmaceuticals to government control. In addition, as a result of the trend towards managed health care in the United States, as well as legislative proposals to reduce government insurance programs, third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drug products. Consequently, significant uncertainty exists as to the reimbursement status of newly-approved health care products. We cannot assure you that third-party payors will establish and maintain price levels sufficient for realization of an appropriate return on our investment in product development.

IF WE FAIL TO MANAGE OUR EXPANSION, OUR BUSINESS COULD BE IMPAIRED.

We are in the process of significantly increasing the number of our employees and expanding the scope of our operations. This expansion will result in an increase in responsibilities for both existing and new management personnel. Our ability to manage our expansion effectively will require us to continue to implement and improve our operational, financial and management information systems and to recruit, train, motivate and manage our employees. We may not be able to adequately manage our expansion, which would impair our business.

OUR FACILITIES ARE LOCATED NEAR KNOWN EARTHQUAKE FAULT ZONES, AND THE OCCURRENCE OF AN EARTHQUAKE OR OTHER CATASTROPHIC DISASTER COULD CAUSE DAMAGE TO OUR FACILITIES AND EQUIPMENT, WHICH COULD REQUIRE US TO CEASE OR CURTAIL OPERATIONS.

Our facilities are located in Southern California near known earthquake fault zones and are vulnerable to significant damage from earthquakes. If this damage were to occur, our ability to operate our business at our facilities could be seriously, or potentially completely, impaired, and our research could be lost or destroyed. In addition, the unique nature of our research activities and of much of our equipment could make it difficult for us to recover from a disaster. Any insurance we maintain may not be adequate to cover our losses.

IF WE USE BIOLOGICAL AND HAZARDOUS MATERIALS IN A MANNER THAT CAUSES INJURY OR VIOLATES LAWS, WE MAY BE LIABLE FOR DAMAGES NOT COVERED BY INSURANCE.

Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result. Any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified

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waste products. The cost of compliance with, or any potential violation of, these laws and regulations could be significant. Any insurance we maintain may not be adequate to cover our losses.

RISKS RELATING TO OUR SEPARATION FROM ICN

WE WILL BE CONTROLLED BY ICN AS LONG AS IT OWNS OVER 50% OF THE COMBINED VOTING POWER OF OUR STOCK AND OUR OTHER STOCKHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF STOCKHOLDER VOTING DURING THAT TIME.

Prior to this offering, we were a wholly-owned subsidiary of ICN. After the completion of this offering, ICN will beneficially own at least 80% of the combined voting power and 80% of the value of our outstanding shares of common stock. Under the affiliation agreement with ICN, ICN will have the right to maintain 80.5% of the combined voting power and 80.5% of the value of our outstanding shares of stock. Accordingly, after this offering ICN will continue to be able to elect our entire board of directors and generally to determine the outcome of all corporate actions requiring stockholder approval. As a result, ICN will be in a position to continue to control all matters affecting us. ICN may exercise this ability in a manner that advances its best interests and not
those of our other stockholders. ICN has committed to elect      independent
directors under the affiliation agreement. ICN has advised us that it currently intends to maintain ownership of at least 80% of the combined voting power and value of our outstanding shares of stock in order to consolidate us for federal income tax purposes. In addition, ICN may in the future, through open market purchases or otherwise, acquire additional shares of our common stock.

SOME OF OUR DIRECTORS, INCLUDING MILAN PANIC, OUR CHAIRMAN, MAY HAVE CONFLICTS OF INTEREST BECAUSE OF THEIR RELATIONSHIPS WITH ICN.

Milan Panic, our chairman, is also chairman and chief executive officer of ICN. Mr. Panic will have obligations to both companies and may have conflicts of interest with respect to matters involving or affecting us, including acquisitions and other corporate opportunities that may be suitable for both us and ICN. In addition, after this offering, a number of our directors and executive officers will continue to own ICN stock and options on ICN stock they acquired as employees of ICN. This ownership could create, or appear to create, potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for our company and ICN. While there are provisions in our certificate of incorporation designed to deal with these matters, these conflicts may not ultimately be resolved in a manner fair to us. See "Description of Securities-- Corporate Opportunities."

WE MAY HAVE CONFLICTS WITH ICN WITH RESPECT TO OUR PAST AND ONGOING
RELATIONSHIPS.

We may have conflicts with ICN after this offering that we cannot resolve and, even if we are able to do so, the resolution of these conflicts may not be as favorable as if we were dealing with an unaffiliated party. Upon the completion of this offering, we will have contractual arrangements with ICN requiring ICN and its affiliates to provide us with various interim, ongoing and other services. In addition, we will have a contract services relationship with ICN in which ICN will agree to continue early-phase proof-of-concept studies of Tiazole for the treatment of ovarian cancer. As a result, conflicts of interest may arise between ICN and us in a number of areas relating to our past and ongoing relationships, including:

+  ICN's ability to control our management and affairs;

+  the incurrence of debt by us;

+  major business combinations by us;

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+ sales or distributions by ICN of all or any portion of its ownership interest in us;

+ our need to obtain ICN's consent to take actions restricted by the affiliation agreement;

+ the nature, quality and pricing of transitional services ICN has agreed to provide us;

+  business opportunities that may be attractive to both ICN and us;

+ litigation, labor, tax, employee benefit and other matters arising from our separation from ICN; and

+ the terms of our contract with ICN to conduct early-phase proof-of-concept studies of Tiazole and other interim and ongoing agreements with ICN.

In addition, the contractual agreements we have with ICN may be amended from time to time upon agreement between the parties. So long as ICN is our controlling stockholder, it will have the ability to require us to agree to any amendments, subject to approval by a majority of our independent directors. These agreements were made in the context of an affiliated relationship and were negotiated in the overall context of our separation from ICN. The prices and other terms under these agreements may be less favorable to us than what we could have obtained in arm's-length negotiations with unaffiliated third parties for similar services or under similar agreements. For more information about these arrangements, see "Relationship with ICN."

WE FACE RISKS ASSOCIATED WITH BEING A MEMBER OF ICN'S CONSOLIDATED GROUP FOR FEDERAL INCOME TAX PURPOSES.

For so long as ICN continues to own 80% or more of the combined voting power and value of our outstanding shares of stock, we will be included in ICN's consolidated group for federal income tax purposes. Under a tax sharing agreement with ICN that will become effective upon completion of this offering, we will pay ICN the amount of federal income taxes that we would be required to pay if we were a separate taxpayer not included in ICN's consolidated returns. Also, we will pay ICN the amount of state and local income taxes based upon ICN's worldwide apportionment schedule. In addition, by virtue of its controlling ownership and the tax sharing agreement, ICN will effectively control substantially all of our tax decisions. Under the tax sharing agreement, ICN will have sole authority to respond to and conduct all tax proceedings. This authority would include control of tax audits relating to ICN consolidated or combined income tax returns in which we are included. Moreover, notwithstanding the tax sharing agreement, federal law provides that each member of a consolidated group is jointly and severally liable for the group's entire federal income tax obligation. Thus, to the extent ICN or other members of the group fail to make any federal income tax payments required of them by law, we could be liable for the shortfall. Similar principles may apply for state income tax purposes in many states.

ICN'S ABILITY TO SPIN-OFF ITS INTEREST IN US ON A TAX-FREE BASIS TO ITS SHAREHOLDERS AT SOME POINT IN THE FUTURE MAY BE RESTRICTED IF CURRENTLY PROPOSED LEGISLATION IS ADOPTED.

ICN currently does not have the ability to spin-off its interest in us on a tax-free basis to its shareholders. However, if all of the legal requirements to effect a tax-free spin-off of its interest in us are satisfied at some point in the future, ICN may determine to effect a tax-free spin-off. One of these legal requirements is that ICN would need to own at least 80% of the voting power of our stock, which it currently does. However, if adopted, currently proposed legislation would require ICN to own at least 80% of both the voting power and value of our stock in order to effect a tax-free spin-off. This legislation is proposed to be effective for transactions on or after the date of enactment. If this legislation is enacted, and if ICN owns less than 80% of the voting power or 80% of the value of our stock, ICN may not be able to effect a tax-free spin-off of its interest in us.

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RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

Prior to this offering, there has been no public market for our Class A Common Stock. An active public market for our Class A Common Stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between the representatives of the underwriters and us and may not be indicative of future market prices. You may not be able to resell your Class A Common Stock at or above the initial offering price due to fluctuation in the market price of the Class A Common Stock arising from changes in our operating performance or prospects. In addition, the stock market in general has recently experienced extreme volatility that often has been unrelated to the operating performance or prospects of specific companies. In particular, the market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The market price of our Class A Common Stock may be subject to substantial volatility depending upon many factors, many of which are beyond our control, including:

+ announcements regarding the results of discovery efforts and preclinical and clinical activities by us or our competitors;

+ announcements regarding the acquisition of technologies or companies by us or other biotechnology companies;

+  changes in our relationship with Schering-Plough;

+  establishment of additional corporate partnerships or licensing arrangements;

+ technological innovations or new commercial products developed by us or our competitors;

+  changes in our intellectual property portfolio;

+  developments or disputes concerning our proprietary rights;

+  changes in government regulations affecting us or our industry;

+ progress or withdrawal of regulatory approvals with respect to our product candidates;

+ issuance of new or changed securities analysts' reports and/or recommendations;

+  economic and other external factors;

+  additions or departures of key personnel;

+ actual or anticipated fluctuations in our quarterly financial and operating results; and

+ developments with respect to legal proceedings that we or ICN may be involved in.

One or more of these factors could significantly harm our business and/or cause a decline in the price of our Class A Common Stock in the public market.

FUTURE SALES BY ICN COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE.

Sales of a substantial number of shares of our Class A Common Stock by ICN in the public market or the perception that sales by ICN could occur following this offering could adversely affect the market price of our Class A Common Stock. Pursuant to a registration rights agreement, ICN has the right to require us to register its shares of our common stock under the Securities Act. You should read "Shares eligible for future sale."

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WE MAY HAVE TO TAKE ACTIONS THAT ARE DISRUPTIVE TO OUR BUSINESS TO AVOID REGISTRATION UNDER THE INVESTMENT COMPANY ACT OF 1940.

The Investment Company Act of 1940 requires registration as an investment company for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. Unless an exemption or safe harbor applies, a company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets on an unconsolidated basis, excluding government securities and cash items. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act.

Upon completion of this offering, our assets will total $     million and we
will have a large amount of cash on hand. If we were to invest even a small percentage of this cash in speculative investment securities we could be considered an investment company. However, under interpretations by the staff of the SEC, we would not be considered an investment company if we invest this cash in various non-speculative investment securities and engage in activities that are consistent with our goal of discovering, developing and commercializing antiviral and anticancer medications.

Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategies. We may have to take actions, including buying, refraining from buying, selling or refraining from selling securities, when we would otherwise not choose to in order to continue to avoid registration under the Investment Company Act.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY MAKE AN ACQUISITION OF US, WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS, MORE DIFFICULT.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

+ establish that members of the board of directors may be removed only for cause upon the affirmative vote of stockholders owning at least two-thirds of our capital stock;

+ authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

+  limit who may call a special meeting of stockholders;

+ establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

+  provide for a board of directors with staggered terms.

WE MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

We will retain broad discretion over the use of proceeds from this offering. You may not agree with how we spend the proceeds. Our use of the proceeds may not yield a significant return or any return at all. We intend to use the proceeds from this offering to prepay in full the outstanding amount under the
$          note we issued to ICN as a dividend. We also intend to use the proceeds to expand our research facilities and staff, to fund research and product development, for potential acquisitions of product candidates, technologies and businesses that complement our business and for general corporate purposes and working capital requirements. Because of the number and variability of factors that determine our use of the net proceeds from this offering, we cannot assure you that these uses will not vary substantially from our currently planned uses.

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 18

RISK FACTORS
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THIS OFFERING WILL CAUSE DILUTION IN NET TANGIBLE BOOK VALUE.

Purchasers in this offering will experience immediate and substantial dilution
in our pro forma net tangible book value in the amount of $     per share. On a
pro forma basis, our net tangible book value at March 31, 2000 was $     per
share of Class A Common Stock. After giving effect to this offering, our net
tangible book value at March 31, 2000 would be $     per share of Class A Common
Stock.

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Forward-looking information

Some of the statements under the captions "Prospectus summary," "Risk factors," "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations" and "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should", "will" or "would" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements.

Forward-looking statements necessarily involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under "Risk Factors" and elsewhere in this prospectus. The factors set forth above in the "Risk Factors" section and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on these statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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 20

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Use of proceeds

We estimate that our net proceeds from the sale of the      shares of Class A
Common Stock that we are selling in this offering will be approximately $     ,
or approximately $     if the underwriters' over-allotment option is exercised
in full. This estimate is based on an assumed initial public offering price of
$     per share and after deducting the estimated underwriting discount, commissions and estimated offering expenses payable by us.

We anticipate using the net proceeds from this offering:

+  to prepay in full the outstanding amount of the $          note we issued to
   ICN as a dividend;

+  to expand our research facilities and staff;

+  to fund research and product development, including clinical trials;

+ for potential acquisitions of product candidates, technologies and businesses that complement our business; and

+  for general corporate purposes and working capital requirements.

We have not allocated any specific portion of the proceeds for the foregoing purposes, other than for the repayment of the note issued by us to ICN. While we may use an unspecified portion of the net proceeds to acquire or invest in products, technologies or companies that complement our business, we have no current plans, agreements or commitments with respect to these matters.

The timing and amount of our actual expenditures will be based on many factors. Until we use the net proceeds of this offering, we currently intend to invest the funds in short-term, investment grade, interest-bearing securities in a manner consistent with the Investment Company Act of 1940.

The note payable to ICN bears interest at a rate of LIBOR plus 30 basis points
per annum and matures      . See "Relationship with ICN."

Dividend policy

We currently intend to retain our future earnings, if any, to support the growth and development of our business. We do not anticipate paying dividends for the foreseeable future. In addition, our ability to declare or pay dividends is restricted by the terms of the indentures of ICN and by the affiliation agreement with ICN. The affiliation agreement prohibits us from declaring or paying dividends without the prior consent of ICN until the debt securities issued under these indentures are paid in full. The latest date of maturity of these debentures is 2008. Furthermore, any future determination relating to our dividend policy will be made at the discretion of our board of directors. This determination will depend on a number of other factors, including future earnings, capital requirements, financial conditions and future prospects and other factors our board of directors may deem relevant. Pursuant to our certificate of incorporation, all cash dividends are required to be declared pro-rata on the Class A Common Stock and the Class B Common Stock. See "Risk Factors -- Our agreement with ICN to comply with the covenants contained in ICN's indentures may restrict our ability to conduct our business."

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Capitalization

The following table shows our capitalization as of March 31, 2000

+  on a pro forma basis to give effect to the note paid as a dividend by us to
   ICN on      , 2000; and

+  on a pro forma as adjusted basis to give effect to the sale of      shares of
   Class A Common Stock by us in this offering at an assumed price of $     per
   share less the estimated underwriting discounts and offering expenses, the recapitalization of our capital stock into two classes of common stock and the prepayment in full of the note we issued to ICN as a dividend.

                                                                AS OF MARCH 31, 2000
                                                                            PRO FORMA
                                                              PRO FORMA    AS ADJUSTED
--------------------------------------------------------------------------------------
(in thousands)
Current debt:
  Note payable to ICN.......................................       $          $ --
Total debt..................................................                    --
Stockholders' equity:
  Preferred Stock, $0.01 par value..........................      --            --
  Class A Common Stock......................................      --
  Class B Common Stock......................................      --
  Common Stock..............................................      --            --
Additional paid in capital..................................      --
Total stockholders' equity..................................      --
  Total capitalization......................................      --

The number of shares of Class A Common Stock to be outstanding after this offering set forth in the table above does not include the following:

+  up to      shares which the underwriters have the option to purchase from us to cover over-allotments.

+ shares reserved for issuance under our 2000 Stock Option Plan, including shares issuable upon the exercise of options to be granted at the time of this offering with an exercise price equal to the offering price;

+       shares of Class B Common Stock held by ICN convertible into an equal number of shares of Class A Common Stock.

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 22

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Dilution

The pro forma net tangible book value of our Class A Common Stock on
            , 2000, giving effect to the contribution of assets to us by ICN,
the issuance by us of the $          note to ICN and the issuance of the Class B
Common Stock to ICN, was approximately $     , or approximately $
per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of shares of Class A Common Stock and Class B Common Stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Class A Common Stock in this offering and the net tangible book value per share of our Class A Common
Stock immediately afterwards. Assuming our sale of      shares of Class A Common
Stock offered by this prospectus at an assumed initial public offering price of
$     per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net
tangible book value at             , 2000 would have been approximately $     or
$     per share of Class A Common Stock. This represents an immediate decrease
in net tangible book value of $     per share to new investors purchasing shares
of Class A Common Stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............                     $
Pro forma net tangible book value per share at             ,
  2000......................................................         $
  Increase per share attributable to new investors..........
                                                              --------    --------
Pro forma, as adjusted net tangible book value per share
  after this offering.......................................
                                                                          --------
Dilution per share to new investors.........................                     $
                                                                          ========

The following table summarizes, on a pro forma basis as of             , 2000,
the differences between the total consideration paid and the price per share paid by ICN and the new investors with respect to the number of shares of Class A Common Stock purchased from us. We have assumed an initial public offering
price of $     per share and have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                        SHARES PURCHASED    TOTAL CONSIDERATION    AVERAGE PRICE
                                      NUMBER     PERCENT     AMOUNT     PERCENT      PER SHARE
------------------------------------------------------------------------------------------------
Existing Investors.................
New Investors......................
     Total.........................

The foregoing discussion and tables assume no exercise of any outstanding stock options. If the underwriters exercise their over-allotment option in full, the pro forma, as adjusted net tangible book value per share after the offerings
would be $     per share, the increase in net tangible book value per share to
existing stockholders would be $     per share and the dilution in net tangible
book value to new investors would be $     per share.

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Selected financial data

The following selected financial data should be read in conjunction with the financial statements and the notes to the statements and "Management's discussion and analysis of financial condition and results of operations' included elsewhere in this prospectus.

We derived the statement of operations data for the years ended December 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999 from our financial statements which are included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 1996 and 1995 and the balance sheet data as of December 31, 1995, 1996 and 1997 from unaudited financial statements not included in this prospectus. We derived the statement of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 from our unaudited financial statements, which are included elsewhere in this prospectus. Unaudited pro forma
net income per share has been calculated using the      shares of Class B Common
Stock that will be owned by ICN at the completion of this offering which will be
convertible into      shares of Class A Common Stock. In the opinion of
management, the unaudited financial statements from which the data below are derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                            THREE MONTHS
                                                                                                ENDED
                                                  YEAR ENDED DECEMBER 31,                     MARCH 31,
STATEMENT OF OPERATIONS DATA          1995       1996       1997      1998       1999      1999      2000
---------------------------------------------------------------------------------------   -----------------
(in thousands, except per share
  data)
Revenue:
  Royalties.......................  $    354   $  1,753   $  3,223   $36,830   $109,592   $16,208   $34,272
  Costs and expenses:
  Research and development........     6,846      6,589      7,011     9,530      5,523       635     1,141
  General and administrative......     3,301      6,253      9,676     7,392      5,608     1,443     1,519
                                    --------   --------   --------   -------   --------   -------   -------
         Total costs and
           expenses...............    10,147     12,842     16,687    16,922     11,131     2,078     2,660
                                    --------   --------   --------   -------   --------   -------   -------
Income (loss) from operations.....    (9,793)   (11,089)   (13,464)   19,908     98,461    14,130    31,612
Interest expense..................       862        775        683       609        396        91        --
                                    --------   --------   --------   -------   --------   -------   -------
Income (loss) before income
  taxes...........................   (10,655)   (11,864)   (14,147)   19,299     98,065    14,039    31,612
Provision (benefit) from income
  taxes...........................    (3,836)    (4,271)    (5,093)    6,948     35,303     5,054    11,381
                                    --------   --------   --------   -------   --------   -------   -------
Net income (loss).................  $ (6,819)  $ (7,593)  $ (9,054)  $12,351   $ 62,762   $ 8,985   $20,231
                                    ========   ========   ========   =======   ========   =======   =======
Unaudited pro forma net income per
  share...........................
                                                                               ========             =======
Unaudited pro forma shares
  outstanding.....................
                                                                               ========             =======

                                               AS OF DECEMBER 31,                    THREE MONTHS ENDED
BALANCE SHEET DATA              1995       1996       1997       1998      1999        MARCH 31, 2000
---------------------------------------------------------------------------------    ------------------
(in thousands)
Working capital..............  $(4,696)   $(3,897)   $(2,828)   $6,889    $33,350         $33,337
Total assets.................   27,885     27,361     27,127    29,561     55,177          54,882
Current liabilities..........    6,628      6,457      6,096     1,454      1,112             935
Total liabilities............   32,297     29,407     27,010    13,591      3,777           3,624
Total equity (deficit).......   (4,412)    (2,046)       117    15,970     51,400          51,258

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 24

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Management's discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS

Financial information for our business is set forth below. This discussion should be read in conjunction with our financial statements included elsewhere in this prospectus.

THREE MONTHS ENDED MARCH 31, 1999 AND 2000

ROYALTY REVENUES

Royalty revenues represent amounts earned under our exclusive license and supply agreement with Schering-Plough. Under the license agreement, we exclusively licensed to Schering-Plough all oral forms of ribavirin for the treatment of chronic hepatitis C. In 1998, Schering-Plough received FDA approval to market ribavirin in the United States in combination with Schering-Plough's interferon alfa-2b for the treatment of chronic hepatitis C in patients with compensated liver disease. In May 1999, Schering-Plough received approval from the European Union to market the combination therapy in the European Union for the same patient populations as those approved in the United States. Royalty revenues for the three months ended March 31, 1999 were $16,208,000 compared to $34,272,000 for the same period in 2000. The increase was mainly due to additional sales of Rebetron by Schering-Plough resulting from the 1999 launch into some European markets.

RESEARCH AND DEVELOPMENT

Research and development expenditures were $635,000 and $1,141,000 for the three months ended March 31, 1999 and 2000. The increase resulted from the expansion of research and development, primarily in the area of antiviral and anticancer drugs.

GENERAL AND ADMINISTRATIVE

General and administrative expenses were $1,443,000 for the three months ended March 31, 1999 compared to $1,519,000 for the same period in 2000. Those expenses principally consisted of legal expenses, facility and central service charges and other general and administrative expenses. Legal expenses were $390,000 and $388,000 for the three months ended March 31, 1999 and 2000. Facility and central services charges were $568,000 and $499,000 for the three months ended March 31, 1999 and 2000. Excluding legal and facility and central service costs, general and administrative expenses were $485,000 and $632,000 for the three months ended March 31, 1999 and 2000. The increase over 1999 was due to increases in compensation and corporate development costs.

INTEREST EXPENSE

Interest expense declined as a result of the repayment of the mortgage payable in 1999.

INCOME TAXES

The effective tax rate was 36% for each of the three months ended March 31, 1999 and 2000. We were not a separate taxable entity for federal, state or local income tax purposes. Our operations were included in the consolidated ICN tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California State rate of 1%.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

ROYALTY REVENUES

Royalty revenues for 1998 were $36,830,000 compared to $109,592,000 for 1999. The 1999 royalty amount reflected increased U.S. commercial sales of Rebetron by Schering-Plough subsequent to receipt of initial FDA approval in June 1998, inception of commercial sales in the European Union and an increase in compassionate use sales, primarily in Western Europe. Royalty revenues for 1998 also include a one-time payment of $13,467,000, which we received from Schering-Plough for settlement of past royalties due on samples and free product distributed by Schering-Plough ($8,467,000) and forgiveness of a $5,000,000 obligation to them. In addition, we gave up the right to co-market in the European Union in exchange for an increase in worldwide royalty rates.

We recorded the entire amount of the one-time payment as revenue as well as the previously unamortized portion of the 1995 license revenue paid to us by Schering-Plough of $3,689,000 that was being deferred. At the time of the initial sale of the rights and technology to Schering-Plough in 1995, we maintained the rights to co-market in the European Union, were obligated under a supply and manufacturing agreement and participated on scientific advisory committees during the clinical trial process being conducted by Schering-Plough. In 1998 when we gave up the rights to co-market in the European Union in exchange for increased royalty rates, we no longer had any continuing obligations with respect to the transfer of the rights and technology to Schering-Plough.

Royalty revenues for 1997 were $3,223,000 compared to $36,830,000 in 1998. The increase was mainly due to the launch of Rebetron in the U.S. market during the second quarter of 1998 after Schering-Plough received approval from the FDA to market the combination therapy and a one-time payment of $13,467,000 from Schering-Plough, discussed above.

RESEARCH AND DEVELOPMENT

Research and development expenditures were $7,011,000, $9,530,000 and $5,523,000 for the years ended December 31, 1997, 1998 and 1999. The decrease from 1998 to 1999 reflected lower spending in clinical trials as we evaluated our overall research strategy. The increase in 1998 compared to 1997 reflected our increased investment in the development of products and clinical trials of several compounds.

GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses were $9,676,000, $7,392,000 and $5,608,000 for the years ended December 31, 1997, 1998 and 1999. General and administrative expenses included legal expenses, facility and central service charges and other general and administrative expenses. Legal expenses were $7,155,000, $2,460,000 and $2,844,000 for the years ended December 31, 1997, 1998 and 1999. The legal expenses were mainly related to the SEC and Grand Jury investigations and Hepatitis C and AIDS class actions lawsuits previously paid by ICN, for which 50% was allocated to us. The decrease in legal expenses from 1997 to 1998 was due primarily to a class action settlement of $5,500,000 in 1997. Facility and central service charges were $2,167,000, $2,376,000 and $1,963,000 for the years ended December 31, 1997, 1998, and 1999. Excluding legal and facility and central service costs, general and administrative expenses were $354,000, $2,556,000 and $801,000 for the years ended December 31, 1997, 1998, and 1999.
The decrease from 1998 to 1999 related to compensation expense related to the extension of stock options to an ICN Director who was acting as the senior vice president of research and development in the amount of $1,625,000 in 1998. The increase from 1997 to 1998 was due to increased compensation expense including the amount related to the stock option extension, bonuses and the charges associated with the long-term incentive plan.

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 26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INTEREST EXPENSE

Interest expense declined from 1998 to 1999 as a result of the repayment of the mortgage payable in 1999. The slight decrease in interest expense from 1997 to 1998 relates to principal payments made in 1998 on the mortgage payable.

INCOME TAXES

Our effective income tax rate was 36% for each of the years ended December 31, 1997, 1998 and 1999. We were not a separate taxable entity for federal, state or local income tax purposes. Our operations were included in the consolidated ICN tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California state rate of 1%.

LIQUIDITY AND CAPITAL RESOURCES

THREE MONTHS ENDED MARCH 31, 1999 AND 2000

Cash provided by operating activities was $28,000 for the three months ended March 31, 2000 compared to $127,000 for the same period in 1999. Operating cash flows in 2000 reflected net income of $20,231,000, offset by advances to ICN of $20,373,000. For the same period in 1999, operating cash flow reflected net income of $8,985,000, offset by deferred income of $4,323,000 and a decrease in royalties receivable of $3,838,000.

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

Cash provided by operating activities was $1,139,000, $1,581,000, and $7,681,000 for the years 1997, 1998 and 1999. Operating cash flows in 1999 reflected net income of $62,762,000, partially offset by an increase in royalties receivable of $26,119,000, an increase in advances to ICN of $27,332,000 and a change of $4,323,000 in deferred income. In 1998, cash provided by operating activities was $1,581,000. This reflected net income of $12,351,000 and an increase in advances from ICN in the amount of $3,502,000, partially offset by an increase in royalties receivable of $6,875,000, a decrease in deferred income of $13,619,000 and an increase in trade payables and accrued liabilities of $664,000. In 1997, cash provided by operating activities was $1,139,000, primarily consisting of the net loss of $9,054,000 and $11,217,000 in advances from ICN.

Cash used in investing activities was $346,000, $103,000 and $53,000 for the years 1997, 1998 and 1999, principally related to the purchases of equipment related to our research and development activities.

We paid off the remaining balances of our building mortgage during 1999, which totaled $7,628,000. The mortgage debt payments were $793,000 and $1,478,000 in 1997 and 1998.

Historically, we did not maintain cash and cash equivalents balances. We received cash from ICN on an as needed basis. During 2000 and 1999, excess cash provided by operating activities was transferred to ICN.

Management believes that our cash generated from the royalties and the proceeds from this offering will be sufficient to fund our research and development activities, potential acquisitions and capital expenditures for the near and medium term.

We anticipate using a certain amount of the net proceeds from this offering, to
repay in full the outstanding amount of the $     note we issued to ICN as a
dividend.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

We expect to spend up to approximately $120,000,000 over the next two years on research and development activities, which represents a substantial increase. We plan to continue to expand our research team to over 100 scientists within 24 months of this offering.

We will expand our research facilities and will spend approximately $35,000,000 in capital expenditures over the next three years.

We have not allocated any specific portion of the proceeds for the foregoing purposes, other than for the repayment of the note issued by us to ICN. While we may use an unspecified portion of the net proceeds to acquire or invest in products, technologies or companies that complement our business, we have no current plans, agreements or commitments with respect to these matters.

The timing and amount of the actual expenditures will be based on many factors. Until we use the net proceeds of this offering, which will also be used for general corporate purposes and working capital requirements, we currently intend to invest the funds in short-term, investment grade, interest-bearing securities in a manner consistent with the Investment Company Act of 1940. Our ability to raise additional capital is limited by various agreements with ICN. See "Relationship with ICN."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to foreign currency fluctuations as certain sales made by Schering-Plough are denominated in foreign currencies which impact the dollar amounts of royalties we receive.

THE YEAR 2000 ISSUE

As with most industries, biotechnology and pharmaceutical companies use information systems that had the potential to misidentify dates beginning January 1, 2000. This could have resulted in systems or equipment failures or miscalculations. We engaged in a comprehensive project to upgrade computer software and equipment and systems to be Year 2000 compliant. This project was successfully completed with no major difficulties encountered.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and becomes effective for us in the first quarter of 2001. We do not currently engage in any program of hedging or hold derivative instruments and consequently we do not expect the adoption of SFAS No. 133 to have a material effect on our financial position, cash flows, or results of operations.

In December 1999, the SEC released Staff Accounting Bulletin No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. We are required to be in conformity with the provisions of Staff Accounting Bulletin No. 101 no later than second quarter 2000 and do not expect a material change in our financial condition or results of operations as a result of SAB 101.

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Business

OVERVIEW

We are a biotechnology company that seeks to discover, develop and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. Our product ribavirin is an antiviral drug that Schering-Plough markets under license from us in combination with its interferon alfa-2b under the trade name Rebetron as a therapy for the treatment of hepatitis C. Our royalties from sales of ribavirin by Schering-Plough were $110 million in 1999.

Ribavirin came from our extensive library of chemical compounds, of which at least 3,500 are nucleoside analog compounds. Nucleoside analogs are small-molecule-type chemicals that resemble the natural building blocks of human and viral DNA and RNA. We believe that our library contains one of the largest collections of nucleoside analogs in the world. We intend to combine our scientific expertise with advanced drug screening techniques in an effort to discover and develop new product candidates from our nucleoside analog library.

We are expanding our research facilities and assembling an experienced research and development team under the leadership of Johnson Y.N. Lau, Ph.D., M.D. Dr. Lau joined us in March 2000. Dr. Lau is an expert in viruses and liver diseases. He was formerly senior director in antiviral research at the Schering-Plough Research Institute. At that institute, he was involved in the development and approval of the Rebetron combination therapy for hepatitis C. Under Dr. Lau's leadership, we have already hired five scientists with over 70 years in combined experience to lead our molecular biology, enzymology, pharmacology/toxicology and regulatory affairs departments. We plan to expand our research team from 18 scientists on March 1, 2000 to over 100 scientists within 24 months of this offering. In addition, we plan to spend approximately $20 million in 2000 on upgrading and modernizing our research laboratories and equipment. This will include the expansion of our physical research and development facilities and the purchase of equipment for sophisticated molecular, biological and animal experiments. Furthermore, we intend to accelerate our drug discovery and development process by utilizing advanced screening techniques and equipment, or biological assays, and sophisticated computer assisted drug design. We believe these steps are key components of our strategy.

We previously were a division of ICN. On             , 2000, ICN contributed to
us our assets and operations. However, ICN's contribution to us of its rights and obligations under the license agreement with Schering-Plough was made subject to the prior approval of the holders of ICN's outstanding debt securities. After this offering, we will continue to be controlled by ICN, which will own at least 80% of the combined voting power and at least 80% of the value of our outstanding shares of common stock. As our controlling stockholder, ICN will be able to approve or reject major corporate transactions without the support of any other stockholder, including a merger, consolidation or sale of substantially all our assets. See "Relationship with ICN" for a description of agreements between us and ICN.

ADVANTAGES OF NUCLEOSIDE ANALOGS

We believe nucleoside analogs present significant opportunities for drug development. Nucleoside analogs are chemical compounds created by modifying nucleosides, which are the natural building blocks of human and viral DNA and RNA. Much antiviral and anticancer research has focused on nucleoside analogs because nucleosides are used by viruses and cells to multiply. By mimicking the role

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BUSINESS
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of nucleosides in the cell division process, nucleoside analogs have been used to treat viruses and cancers by modifying the natural structure of DNA and RNA in a way that disrupts the viral and cellular replication machinery. Some nucleoside analogs have also been found to stimulate an antiviral immune response.

Drug discovery efforts of many pharmaceutical and biotechnology companies are commonly focussed on the random screening of large numbers of diverse chemical compounds. We believe researchers screening nucleoside analogs may be more likely to discover compounds for antiviral and anticancer drug development because nucleoside analogs resemble the building blocks of human and viral DNA and RNA. This approach has attracted significant attention by a number of academic and pharmaceutical investigators. Antiviral and anticancer nucleoside analogs approved by the FDA include:

+  ICN's antiviral Virazole and Schering-Plough's antiviral Rebetol;

+  Glaxo Wellcome's antivirals Retrovir, Epivir, and Zovirax;

+  Bristol-Myers Squibb's antivirals Videx and Zerit;

+  SmithKline Beecham's antiviral Famvir;

+  F. Hoffmann-La Roche's antiviral Hivid and anticancer Xeloda;

+  Eli Lilly's anticancer Gemzar; and

+  Pharmacia's anticancer Cytarabine.

It is estimated that 1999 U.S. revenues for the top five selling nucleoside analogs were over $1 billion. We believe that nucleoside analogs may capture larger portions of the antiviral and anticancer markets in the future.

MARKET OPPORTUNITY

We intend to focus our product discovery efforts on treatments for hepatitis C, hepatitis B, HIV, cancer and other life threatening diseases. We believe that the hepatitis C, hepatitis B, HIV and cancer markets are attractive for us because these diseases are highly prevalent and there are few treatment alternatives. In addition, drugs that treat these diseases may qualify for accelerated FDA review procedures and have a potential for premium pricing in the marketplace and favorable pricing reimbursement policies from third party payors.

HEPATITIS C

Hepatitis C is a highly infectious and potentially fatal virus that can be contracted through blood and bodily fluid contact. It is one of the most prevalent chronic infectious diseases in the United States. The disease attacks the liver and can cause liver scarring, liver failure and liver cancer. Most people infected with hepatitis C have no symptoms and are unaware that they carry this potentially deadly virus. Because they are symptomless carriers, they can unknowingly infect others. The hepatitis C virus also has the ability to adapt rapidly to antiviral treatment and host immune response. For this reason, mutants which are resistant to treatment can arise. In most cases, the body is not able to fight off the hepatitis C infection and the infected individual becomes a chronic hepatitis C carrier. According to the World Health Organization, as many as 170 million people worldwide are infected by the hepatitis C virus. In addition, it is estimated that approximately 10 million people are infected with hepatitis C in the United States, Europe and Japan, the world's leading pharmaceutical markets. According to the Centers for Disease Control, approximately 36,000 people become infected and approximately 10,000 people die from complications of hepatitis C each year in the United States. The hepatitis C virus was

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not specifically identified until 1989. Approximately 20% of infected persons develop cirrhosis of the liver within 10 to 20 years after infection. For others, the rate of disease progression is much slower and may extend over 20 to 40 years or more. Aside from the fact that this is a blood borne disease, the proliferation of hepatitis C within a population is not fully understood. Without improved prevention and treatment, the American Liver Foundation and the Centers for Disease Control and Prevention estimate the number of deaths from hepatitis C in the United States will more than triple to 38,000 annually by 2010. Currently, there is no approved vaccine to prevent hepatitis C.

We believe that the hepatitis C market is important not only because of the potential size of the market, but because of the growing public awareness campaigns that are focusing the public's attention on the scale and severity of the disease. With increasing awareness of hepatitis C virus infection through education and public awareness campaigns, we believe the market potential of hepatitis C will expand further and the demand for effective treatments will increase.

We believe that Rebetron combination therapy is currently the most effective treatment for patients with chronic hepatitis C. However, only approximately 41% of patients with chronic hepatitis C respond to the Rebetron combination therapy. In addition, interferon alfa-2b can cause flu-like symptoms and malaise while ribavirin causes patients to experience anemia. Therefore, we believe that newer and more effective treatments for hepatitis C will have significant market potential.

HEPATITIS B

Hepatitis B, which causes inflammation of the liver and is potentially fatal, is one of the most common chronic infectious diseases in the world. Hepatitis B is transmitted through contaminated needles or blood and also through sexual contact. According to the American Liver Foundation, 90% of adults are able to defeat the hepatitis B virus on their own. However, 5% to 10% of those infected with hepatitis B will become chronic carriers of the virus. Children are particularly susceptible to the virus and as many as 50% of those children exposed to the virus become chronic carriers. The World Health Organization estimates that approximately 2 billion people have evidence of past or current hepatitis B virus infection and 350 million individuals worldwide, or 5% of the world's population, are long term carriers of hepatitis B in their blood. There are over 1 million carriers of hepatitis B in the United States and an estimated 200,000 people in the United States contract acute hepatitis B each year. Most people who contract acute hepatitis B remain in good health, have no symptoms, and completely recover. However, chronic carriers of the hepatitis B virus have a 200-fold increased chance of developing liver cancer and a significant number develop cirrhosis of the liver.

A safe and effective vaccine against hepatitis B is available. However, the vaccine only benefits those who have not yet been infected by the hepatitis B virus. There are two FDA approved therapies for patients infected with hepatitis
B: interferon alpha and lamivudine. Interferon alpha has the ability to reduce the amount of hepatitis B virus in the blood for long periods of time in approximately 40% of patients, but it has side effects such as flu-like symptoms and malaise. Lamivudine, which is a nucleoside analog, decreases the amount of hepatitis B virus in the blood in a majority of patients. However, if lamivudine therapy is discontinued, hepatitis B virus levels in the blood can rebound and liver disease can result. In addition, a significant number of patients taking lamivudine rapidly develop drug resistance. Therefore, we believe that more effective drugs, including drugs that are effective against lamivudine resistant hepatitis B, will have significant market potential.

HIV

AIDS, acquired immune deficiency syndrome, is caused by the human immunodeficiency virus, or HIV. HIV attacks cells of the immune system, and thereby destroys the body's ability to fight infections and some cancers. Individuals diagnosed with AIDS are susceptible to life-threatening diseases called

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opportunistic infections. These infections are caused by microbes that usually do not cause illness in healthy people. According to the World Health Organization, by the end of 1999, 33.4 million people worldwide were living with HIV or AIDS. More than 600,000 cases of AIDS have been reported in the United States since 1981, and as many as 900,000 Americans may be infected with HIV. HIV is spread most commonly by sexual contact with an infected partner. HIV is also spread through contact with infected blood, including by the sharing of needles or syringes contaminated with minute quantities of blood of someone infected with the virus.

The life cycle of HIV is still not fully understood. It has been deciphered to a level where a number of targets for potential antiviral activity have been identified. An enzyme crucial to the replication of HIV, reverse transcriptase, has been the focus of intense study by many groups. This has resulted in the development of several reverse transcriptase inhibitors as antiviral therapies. AZT is the best known and most widely used reverse transcriptase inhibitor. More recently, inhibitors of a second enzyme required for viral replication, HIV protease, have been approved as treatments for HIV infection. The market for HIV protease inhibitors is highly competitive. Five different protease inhibitors compete for a share of a $1 billion U.S. market. Worldwide sales of HIV protease inhibitors were an estimated $1.8 billion in 1998.

Initially, HIV was treated with monotherapy. This means that only one drug was used at a time. However, in an effort to combat resistance to drugs, the combination of two or more drugs is now often used. Often called a "cocktail," combination therapy is useful for any number of reasons. These include because combination therapy reduces the likelihood of developing resistant strains, the effect of the drugs is cumulative, and combination therapy may result in clinical improvement and a reduction of virus in the blood. Current combination therapy is usually composed of two nucleoside analogs and either a protease inhibitor or a non-nucleoside reverse transcriptase inhibitor. We believe that more effective therapies for HIV infection will require the identification of additional molecular targets in the HIV replication process. We believe that novel potent antiviral drugs to treat HIV, and in particular treatments that are less susceptible to drug resistance, will have significant market potential if approved by regulatory authorities.

CANCER

Cancer is characterized by uncontrolled division of cells and can occur in almost any tissue or organ in the body. Cancerous cells can grow into a mass known as a tumor. If not destroyed, cancer cells can spread throughout the body. Cancer is the second leading cause of death in the United States. The National Cancer Advisory Board reports that more than 8 million people in the United States have cancer.

The three most prevalent methods of treating patients with cancer are surgery, radiation therapy and chemotherapy. A cancer patient often receives a combination of two or all three of these treatment methods. Surgery and radiation therapy are particularly effective in patients in whom the disease has not yet spread to other tissues or organs. Chemotherapy is the principal treatment for tumors that have spread. These tumors are referred to as having metastasized. The purpose of chemotherapy is to interfere with the molecular and cellular processes that control the development, growth and survival of malignant tumor cells. Chemotherapy involves the administration of drugs designed to kill cancer cells or the administration of hormone analogs to either reduce the production of, or block the action of, some hormones, including estrogens and androgens. These hormones affect the growth of tumors. In many cases, chemotherapy consists of the administration of several different drugs in combination. Use of these agents often has adverse effects since chemotherapeutic agents generally attack rapidly dividing cells indiscriminately. As a result, normal as well as cancerous cells are damaged.

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Although several types of tumors can now be treated effectively with drugs, survival rates for the most common tumors have only begun to improve slightly. In recent years, however, there have been significant advances in molecular biology, immunology and other related fields of biotechnology. These advances have led to a better understanding of the processes that regulate the proliferation and metastasis of malignant cells and by which malfunctioning genes can result in the formation of tumors.

The anti-cancer pharmaceutical market is expanding due to aging demographics, early detection and new treatments. According to the National Cancer Institute, total U.S. anti-cancer pharmaceutical sales were estimated at $6 billion in 1999, representing 50% of the global market.

OUR STRATEGY

Our objective is to be a leader in the discovery, development and commercialization of nucleoside analogs and other novel drugs that are useful in the treatment of viral diseases, cancer and other unmet medical needs. We plan to pursue this objective by implementing the following principal elements of our strategy:

CONTINUE TO DISCOVER, DEVELOP AND COMMERCIALIZE NOVEL DRUG CANDIDATES FROM OUR NUCLEOSIDE ANALOG LIBRARY. We plan to screen our library of at least 3,500 nucleoside analogs for compounds that may have therapeutic uses for the treatment of viral infections and cancer and other unmet medical needs. We intend to pursue development and commercialization of compounds that show therapeutic efficacy. We intend to employ the latest cell based screening assays to discover the potential of these compounds as antiviral and anticancer drugs against specific disease targets. Our nucleoside analog library has never been fully screened for compounds that have activity against hepatitis C, hepatitis B, HIV and cancer. In addition, we intend to build a computer-assisted drug design team to facilitate the design of more effective and selective compounds.

FOCUS ON DISEASES THAT REPRESENT LARGE UNMET MEDICAL NEEDS THAT WE BELIEVE PROVIDE SUBSTANTIAL COMMERCIAL OPPORTUNITIES. We intend to continue to focus our drug discovery and development efforts on serious diseases that represent large potential markets for our drug products. Our current program areas include hepatitis C, hepatitis B, HIV and cancer, each of which affects a large number of patients. Drugs that treat some of these life-threatening diseases may be eligible for accelerated FDA review procedures. These drugs may also have the potential for premium pricing in the marketplace and favorable reimbursement policies from third party payors.

MAXIMIZE THE VALUE OF OUR NEW PRODUCT CANDIDATES BY LEVERAGING OUR INTERNAL DEVELOPMENT CAPABILITIES. We intend to retain control of our product candidates through preclinical development and as far into the clinical trial process as our resources permit in order to obtain the maximum value for our research efforts. We believe that our royalty revenues from sales of ribavirin by Schering-Plough may give us the financial flexibility to develop our product candidates through the clinical trial process without being compelled to prematurely out-license our product candidates to third parties. We may choose to market and sell our products on our own and develop an internal sales force in connection with these efforts. Alternatively, we may choose to collaborate with other pharmaceutical companies to market and sell our products. If we choose to collaborate with third parties, we believe we may be in a stronger position to negotiate more favorable terms if we can demonstrate our new product candidate's commercial potential in clinical testing.

ACCELERATE DEVELOPMENT OF IDENTIFIED DRUG CANDIDATES FROM OUR CURRENT PRODUCT PIPELINE. We intend to expedite the development of the drug candidates in our current pipeline by committing additional resources to the preclinical and clinical evaluation of these compounds. We are currently evaluating Levovirin and Viramidine for the treatment of hepatitis C. Our focus is on comparing the nature and incidence of side effects caused by these compounds with those experienced by some patients who take

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ribavirin. We are also working to develop Tiazole for the treatment of the late stages of chronic myelogenous leukemia in patients who are not responding to traditional chemotherapy treatments as well as for the treatment of ovarian cancer and multiple myeloma. Finally, we are working to develop Adenazole for the treatment of colon cancer.

EXPAND OUR EXISTING PRODUCT CANDIDATE PIPELINE AND TECHNOLOGIES THROUGH ACQUISITIONS AND IN-LICENSING OPPORTUNITIES. In addition to our in-house development efforts, we plan to selectively license or acquire product candidates, technologies and businesses from third parties that complement our business. We believe that our drug development expertise may allow us to recognize licensing opportunities and to capitalize on research initially conducted and funded by others. In addition, our existing technologies and product pipeline may be expanded through acquisitions that present additional commercial opportunities.

RIBAVIRIN FOR HEPATITIS C

INTRODUCTION

Ribavirin is a nucleoside analog that we discovered from our library of nucleoside analog compounds. Ribavirin was one of the first antiviral drugs ever discovered and was first approved by the FDA in 1985 for the treatment of a respiratory virus infection in children. In 1995, we granted an exclusive license to Schering-Plough for all oral forms of ribavirin for the treatment of chronic hepatitis C. Prior to that time, clinical studies had indicated that ribavirin, in combination with Schering-Plough's interferon alfa-2b, was potentially an effective treatment for hepatitis C. When approved by the FDA in 1998, the Rebetron combination therapy represented a significant advance in the treatment of patients with chronic hepatitis C. We believe the Rebetron combination therapy is currently the most effective treatment for patients with chronic hepatitis C. The mechanism of action of ribavirin in conjunction with interferon alpha for the treatment of hepatitis C is not clear. Recently published data suggest that ribavirin not only has an antiviral effect, but it also may stimulate some aspects of the body's immune responses to viruses. Under the license agreement, Schering-Plough is responsible for all clinical development and regulatory activities relating to oral forms of ribavirin. Schering-Plough markets ribavirin under the trade name Rebetol.

On             , 2000, ICN contributed to us some of its rights with respect to ribavirin, including all of its rights under the license agreement with Schering-Plough. ICN has retained perpetual, exclusive and royalty-free rights to all indications for ribavirin in a given jurisdiction to the extent currently approved in that jurisdiction, but not in other jurisdictions for which that indication is not currently approved. However, ICN will not retain any rights to any indications or forms of ribavirin licensed to Schering-Plough. ICN has also retained perpetual and royalty-free rights with respect to the use of ribavirin in aerosol form for the treatment of bone marrow transplant patients with respiratory infections caused by respiratory syncytial virus, or RSV. Any future indications for ribavirin that are developed by us will be our property and are not subject to ICN's retained rights. However, Schering-Plough will have an option to exclusively license from us oral indications for ribavirin developed by us in the future. See "Relationship with ICN."

CLINICAL TRIALS AND APPROVALS

In June 1998, Schering-Plough received FDA approval to market the interferon alfa-2b and ribavirin combination therapy under the brand name Rebetron for the treatment of chronic hepatitis C in patients with compensated liver disease who had relapsed following interferon alpha therapy. In December 1998, Schering-Plough received FDA approval to market the combination therapy for the treatment of chronic hepatitis C in patients with compensated liver disease previously untreated with interferon alpha therapy, or treatment-naive patients. Clinical trials evaluating the efficacy of the

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Rebetron combination therapy indicated that the combination therapy, as opposed to treatment with interferon alfa-2b alone, produced a greater sustained response to the hepatitis C virus. In two clinical trials involving hepatitis C patients who had relapsed following interferon alfa-2b therapy, 45.7% of the patients had no detectable hepatitis C virus in their blood after receiving interferon alfa-2b plus ribavirin, as compared to 4.7% who received interferon alfa-2b alone. In two clinical trials involving treatment-naive hepatitis C patients, 41% of the patients who received combination therapy responded compared to 16% of the patients who received interferon alfa-2b alone. These results represented a significant advancement in the treatment of patients with chronic hepatitis C.

In May 1999, the European Union granted marketing authorization to Schering-Plough to market ribavirin capsules for use in combination with interferon alfa-2b injection for the treatment of both relapsed and treatment naive chronic hepatitis C patients. As opposed to the United States, where the combination therapy is sold as a package, ribavirin and interferon alfa-2b are sold separately in European Union countries. The European Union approval was immediately valid in all 15 European Union-Member States. The 15 members of the European Union are Germany, Italy, the United Kingdom, France, Spain, Portugal, Austria, Sweden, Finland, Greece, the Netherlands, Belgium, Luxembourg, Denmark and Ireland. After receiving this approval, Schering-Plough commenced marketing ribavirin in Germany in May 1999, the United Kingdom in July 1999, Italy in October 1999, France in May, 2000 and Spain in May 2000 after receiving pricing approvals in these countries. We anticipate that Schering-Plough will introduce ribavirin in other European Union markets upon receiving pricing approvals.

Schering-Plough also markets the combination therapy in Canada and Argentina.

NEW DEVELOPMENTS

Both Schering-Plough and Hoffmann-La Roche have developed a modified form of interferon, called pegylated interferon. Pegylated interferon differs from interferon in that a substance called polyethylene glycol is attached to the interferon protein, which is believed to result in longer-acting, sustained activity of interferon. By prolonging the activity of interferon, patients could potentially take pegylated interferon only once a week, as opposed to the three times per week regimen currently followed with the combination therapy.

Schering-Plough publicly announced on May 1, 2000 that results from a Phase II clinical trial evaluating the efficacy of pegylated interferon in combination with ribavirin, or Pegatron, showed that ribavirin enhanced the antiviral effect of pegylated interferon. 72 hepatitis C patients were enrolled in the Phase II clinical trial and were given either pegylated interferon alone or Pegatron. Three groups of patients taking the Pegatron combination therapy were given different dosage levels of the pegylated interferon component of Pegatron. The results indicated that 17%, 53% and 60% of patients from the three groups had a sustained response to the hepatitis C virus 24 weeks after treatment, with those receiving higher doses of pegylated interferon having the greater sustained response. In contrast, three groups of patients taking pegylated interferon alone at the dosage levels administered to the three groups of patients receiving Pegatron showed a 0%, 44% and 42% sustained response to the hepatitis C virus 24 weeks after treatment. Phase III trials are now underway to further evaluate Pegatron. If the clinical trials ultimately demonstrate safety and better efficacy than Rebetron and Pegatron is approved by the FDA and other regulatory authorities, Pegatron could become the preferred treatment for hepatitis C.

Phase III clinical trial results publicly announced by Schering-Plough on May 1, 2000 indicated that pegylated interferon taken once per week alone was twice as effective as taking interferon alfa-2b three

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times per week alone. According to these results, 24 weeks after a 48 week period of taking either pegylated interferon once per week or interferon alfa-2b three times per week:

+ 11% of patients with the most severe type of hepatitis C had no detectable hepatitis C virus in their blood after taking pegylated interferon, as opposed 6% of patients taking interferon alfa-2b; and

+ 49% of patients with less severe types of hepatitis C had no detectable hepatitis C virus in their blood after taking pegylated interferon, as opposed to 28% of patients taking interferon alfa-2b.

In addition, the Phase III study showed that side effects experienced by patients taking pegylated interferon were similar to those patients taking interferon alfa-2b.

On May 30, 2000, Schering-Plough announced that it had received approval from the European Union to market pegylated interferon as a monotherapy for the treatment of hepatitis C patients who cannot take ribavirin because of intolerance or counterindications. This European Union approval specified that the optimal treatment for chronic hepatitis C is still considered to be the interferon alfa-2b and ribavirin combination therapy.

Hoffmann-La Roche has alleged that Schering-Plough's pegylated interferon violates Hoffmann-LaRoche's patents in pegylated interferon. See "Risk Factors -- Our success will depend partly on our ability to operate without infringing upon or misappropriating the proprietary rights of others" and "Business -- Patents and Proprietary Technology."

The conduct of the clinical trials and regulatory approval process related to the pegylated interferon and ribavirin combination therapy is not within our control. We cannot assure you that Schering-Plough will successfully complete its clinical trials and obtain regulatory approval for this product nor can we make any prediction as to the timing of these events.

PATENT AND REGULATORY STRATEGY

Schering-Plough currently has regulatory protection under the Waxman-Hatch Act in the United States for the treatment of hepatitis C using the combination therapy. This protection means that the FDA cannot approve a generic form of the combination therapy until December 2001 for treatment-naive patients. Schering-Plough is currently conducting pediatric studies for the use of the combination therapy that, if successful, would extend this regulatory protection until June 2002. We have two issued U.S. patents that relate to methods of using ribavirin in dosages that can enhance a patient's immune system in a manner that is particularly useful for treating hepatitis C in combination with interferon alpha. These patents both expire in January 2016. A third U.S. patent application related to that subject matter has also been allowed. We have corresponding patent applications in many foreign countries, but it is unknown when or if any of those patent applications will ever issue. We have no, or limited, patent rights relating to the antiviral use of ribavirin in selected foreign countries where ribavirin is currently, or in the future may be, approved for commercial sale, including countries in the European Union. However, the use of oral forms of ribavirin for combination therapy was granted a favorable review classification by the European Union. This classification will make it more difficult for competing drugs not previously approved to gain entry to the European markets. We have an issued patent in Japan relating to the use of ribavirin for treatment of numerous viruses, including hepatitis C. That patent expires in 2005.

SCHERING-PLOUGH LICENSE AGREEMENT

The license agreement with Schering-Plough was contributed to us by ICN on
            , 2000, subject to the prior approval of the holders of ICN's outstanding debt securities. A copy of this

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agreement is filed as an exhibit to this prospectus. Some portions of the agreement have been removed because of the terms of our confidentiality agreement with Schering-Plough. Under the license agreement, we are entitled to receive royalty revenues associated with Schering-Plough's sale of ribavirin throughout the world. The license agreement provides for two royalty rates: one rate that is associated with sales in the European Union and another that is associated with sales in the United States and the rest of the world. Pursuant to the license agreement, each calendar year the royalty rates reset to a baseline rate, which is the same each year. These rates increase during the course of the year upon the achievement by Schering-Plough of different revenue milestones.

Schering-Plough's exclusive license expires on the earlier of the tenth anniversary of the first commercial sale of ribavirin by Schering-Plough in the last country among the United States, Western Europe or Japan in which ribavirin is introduced by Schering-Plough into commerce and July 2010. After the expiration of exclusivity, Schering-Plough will have a perpetual non-exclusive license to oral forms of ribavirin. Pursuant to the license agreement, Schering-Plough can terminate the license agreement at any time upon giving prior written notice to us. If Schering-Plough were to terminate the license agreement pursuant to this provision, our license to Schering-Plough would become a perpetual non-exclusive license. We would be free to license oral forms of ribavirin to third parties. However, if Schering-Plough terminates pursuant to this provision, Schering-Plough would not be relieved from its obligation to pay us royalties on their sales of ribavirin.

If we develop an additional indication for oral forms of ribavirin, the license agreement gives Schering-Plough an option to expand its exclusive license to include the new indication. In addition, Schering-Plough can itself develop additional indications for oral forms of ribavirin.

RESEARCH AND DEVELOPMENT PROGRAM

NUCLEOSIDE ANALOG LIBRARY

Our efforts are focused on developing product candidates from our nucleoside analog library, which we believe contains one of the largest collections of nucleoside analogs in the world. The majority of the compounds in our library were created by the late Roland K. Robins, Ph.D., a prominent nucleoside chemist who worked in ICN's Nucleic Acid Research Institute, or NARI, division. Dr. Robins was the Director of the Cancer Research Center at Brigham Young University and Professor of Chemistry and Biochemistry. During his affiliation with ICN, Dr. Robins was responsible for the discovery and development of ribavirin, other compounds. Dr. Robins and NARI created more than half of the compounds from 1968 through 1976, and later created additional nucleoside analogs from 1985 through 1988 with funding from the Eastman Kodak Company in Kodak's joint venture with NARI. ICN received all rights to the nucleoside analogs created during the NARI-Kodak joint venture when that arrangement was terminated in 1988. We believe that we may be able to synthesize additional nucleoside analogs using modern technologies and our scientific expertise.

Between 1970 and 1980, a number of compounds in the library were screened for activity against the virus that causes the common cold, herpes viruses, and adenoviruses. Ribavirin was selected from a large panel of nucleoside analogs for development because it demonstrated broad-spectrum antiviral activity and because the financial resources of ICN at that time only permitted the development of one compound.

We believe that our nucleoside analog library may provide us with a large supply of potential new drug candidates. Our nucleoside analog library has never been fully screened for our target indications, hepatitis C, hepatitis B, HIV and cancer. With our investments in our research and development facilities and equipment, together with our royalty revenues from sales of ribavirin by Schering-Plough, we believe we now have the financial resources and technological equipment necessary to perform this

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screening. We intend to pursue U.S. and foreign patent protection with respect to both compounds and uses of nucleoside analogs from our library that show promise for development.

Our chemical compound library also consists of several thousand non-nucleoside analog compounds. However, we currently intend to focus on our nucleoside analogs.

OUR DRUG DISCOVERY PROGRAM

SCREENING

The initial step in the drug development process entails identification of compounds for potential future development. Our initial screening is accomplished through the use of cell-based assays and biochemical assays. We use cell-based assays to analyze a drug candidate's activity in an environment similar to the cells in which the drug would act. In addition, cell-based assays help us to assess the toxicity of drug candidates and their ability to penetrate cellular membranes. Prior to conducting screening with cell-based assays, we may need to resynthesize some of our nucleoside analogs to the extent that our library does not contain the necessary physical samples to perform the cell-based assay. After a potentially promising drug candidate is identified through the use of cell based assays, we will screen the compound using biochemical assays.

Using biochemical assays, components and mechanism of action of the drug candidates are identified. Use of biochemical assays can help accelerate the optimization process by minimizing inaccurate results and false positive readings.

After performing our initial cell-based assays and biochemical assays, we screen compounds using secondary assays. Secondary assays are designed to eliminate those compounds that lack potency or specificity, or have unwanted characteristics. If a compound survives the secondary assay screening process, it is then subjected to further testing and, ultimately, chemistry optimization. We intend to develop the appropriate secondary assays for initial counterscreening. We intend to engage contract research organizations to further test the compounds that pass the initial screening for a broader secondary screening. Generally, compounds with promising results in animal models and desirable chemical characteristics become lead compounds.

LEAD OPTIMIZATION

After identifying a compound with activity, we will attempt to improve the pharmaceutical properties of that compound before clinical development. This is the process of lead optimization.

Using traditional structure-activity relationship studies for lead optimization, we seek to synthesize new analogs of a lead compound with improved properties using chemistry techniques. In addition, we utilize computational chemistry capabilities, including molecular modeling, to support lead optimization. To further expand our drug discovery capability, we also intend to generate a small non-nucleoside molecule library biased towards polymerase inhibitors within the next two years to prepare for the next phase of antiviral and anticancer drug discovery. We believe our significant knowledge of the chemical aspects of nucleoside analogs will help us to modify lead compounds in an attempt to create more potent and selective compounds.

We also will use structural biology techniques to aid in drug design and optimization by providing molecular "snapshots" that allow scientists to visualize the interactions between a lead compound and its protein target. Nuclear magnetic resonance, spectroscopy and X-ray crystallography comprise the essential techniques of structural biology. We are in the process of upgrading our laboratory facilities to allow for the use of these tools for lead optimization. All the instruments necessary to conduct these activities have been ordered and we expect these instruments to be installed before the end of 2000. Utilizing structural information, we may be able to design and synthesize new analogs of lead

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compounds that have a better fit with the target protein, and therefore have greater potency. By combining the latest biology and computer technologies, we feel that we will be better positioned to maximize the value of our nucleoside analog library.

PHARMACOLOGY AND PRE-CLINICAL DEVELOPMENT

Once we have identified a lead compound, animal pharmacokinetics and toxicology studies are performed on the compound. Since March 2000, we have established drug safety and metabolism, pharmacokinetics, and toxicology teams to address these needs. We have already hired four Ph.D. scientists and are in the process of hiring more support staff to lead these activities. As programs move forward for selected compounds, we expect that our pharmacology and pre-clinical development group will support our chemists and biologists by performing the necessary studies essential for investigational new drug application, or IND, submissions.

CLINICAL DEVELOPMENT AND REGULATORY AFFAIRS

We also plan to make use of early phase proof of principle studies to evaluate promising compounds early in the development process. These studies are designed to preliminarily determine the safety and efficacy of product candidates prior to incurring the expense of clinical trials. We have assembled a drug development team to design and implement clinical trials and to analyze the data derived from these studies.

PRODUCTS IN DEVELOPMENT

Our current product candidates, all of which were derived from our nucleoside analog library, are as follows:

LEVOVIRIN

Levovirin is a nucleoside analog that we intend to develop in oral form for the treatment of hepatitis C. We intend to test Levovirin's effect on the hepatitis C virus both on its own and in combination with interferon alpha. Levovirin is currently in preclinical development.

Preclinical studies suggest that Levovirin may have an ability to stimulate an immune response to viral infections but without a direct antiviral effect and without the anemia associated with ribavirin. In preliminary toxicology studies on animals, Levovirin appeared to have less side effects than ribavirin at the same dosage levels. We are presently conducting chemical development and formulation studies, as well as the ancillary pharmacology and toxicology studies, on Levovirin. We plan to submit an investigational new drug, or IND, application by the end of this year. If that filing is accepted by the FDA, we intend to initiate Phase I studies of Levovirin.

Our patent efforts are directed at patent applications relating to the compound itself, regardless of use, as well as related nucleosides. These efforts are also focused on various activities related to the enhancement of a patient's immune response, as well as related antiviral and other indications, including infections, cancer and autoimmune disease. Patent applications for Levovirin have been submitted in the United States and in many foreign countries, relating both to the compound and for numerous indications.

VIRAMIDINE

Viramidine is a nucleoside analog that we intend to develop in oral form for the treatment of hepatitis C. We expect to test Viramidine's effect on the hepatitis C virus both on its own and in combination with interferon alpha. Viramidine is currently in preclinical development.

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Preclinical studies suggest that Viramidine may be similar to ribavirin in that it appears to stimulate an immune response to viral infections while also having a direct antiviral effect. In addition, in preclinical studies on animals conducted by a third party, Viramidine appeared to have less side effects than ribavirin. We are currently conducting a number of preclinical studies to determine the potential of this compound. These studies include experiments on Viramidine's biological activities, virologic studies, drug metabolism studies, pharmacology studies and toxicology studies. If these studies are successful, and if Viramidine proves to have less side effects than ribavirin, patients may be able to tolerate higher levels of this compound in their blood. This could improve patients' response to the clearance of the hepatitis C virus from their blood. The results of these preclinical studies should be available by the end of this year. We expect to file an IND with the FDA in 2001. If that filing is accepted by the FDA, we intend to initiate Phase I studies of Viramidine.

We have filed two patent applications for the use of Viramidine and its related compounds. The structure of Viramidine was disclosed many years ago, and cannot itself be patented. Patent efforts are therefore directed to claiming related compounds, and novel indications including immunomodulatory activity and activity against specific viruses.

TIAZOLE (TIAZOFURIN)

Tiazole is a nucleoside analog being developed for the treatment of chronic myelogenous leukemia with blast crisis, ovarian cancer and multiple myeloma. We believe Tiazole may cause inhibition of the biosynthesis of guanosine triphosphate, which is a building block essential for tumor cell growth in various cancer cell lines. We believe that the resulting reduction in the concentration of these building blocks may reduce the capacity of the cancer cells to proliferate. We expect that Tiazole will be administered to patients intravenously.

Preliminary studies sponsored by the U.S. National Cancer Institute from 1996 through 1998 indicated that Tiazole may be useful in the treatment of chronic myelogenous leukemia with blast crisis, which represents the transformation of chronic leukemia to acute leukemia. A total of 21 patients with this disease, 16 in Phase I studies and 5 from a Phase II study, received this therapy. Two patients had a complete response and seven other patients a partial response. A Phase III study is planned to gather the clinical information required to support an orphan drug application for Tiazole for the treatment of chronic myelogenous leukemia in blast crisis. We have initiated discussions with the FDA regarding the required population/protocol for this study. Depending on the outcome of these discussions, we estimate that the study will commence by the end of this year and will be completed in the second half of 2002.

We are also conducting limited Phase II studies in Russia in patients with advanced ovarian cancer and in patients with multiple myeloma resistant to conventional therapy. The multiple myeloma limited Phase II study is still in the planning stage and we intend to start this clinical trial by the end of 2000.

ICN secured a use patent for Tiazole several years ago, and that patent is scheduled to expire in February 2005. ICN's current patent strategy is directed towards the development of new dosage forms.

ICN is currently involved in a dispute with the Federal Public of Yugoslavia regarding its ownership rights in Tiazole. In addition, the contribution of Tiazole to us by ICN is subject to the prior approval of the Office of Foreign Assets Control of the U.S. Department of the Treasury. See "Business -- Legal Proceedings of ICN" and "Risk Factors -- Our rights related to Tiazole and Adenazole may be adversely affected by ongoing litigation involving ICN and the contribution of these rights may be subject to approval by the Office of Foreign Assets Control."

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ADENAZOLE (8-CL CAMP, TOCLADESINE)

Adenazole is a nucleoside analog being developed for the treatment of colon cancer. Adenazole may potentially control cell growth and cause cancer cells to behave more like normal cells in various cancer cell lines. We expect that Adenazole will be administered to patients intravenously. Adenazole has completed two Phase I trials.

Adenazole has been evaluated for potential use in the treatment of colon cancer in two Phase I studies. Of the 19 patients with colon cancer in the two studies, one patient showed a 70% reduction of retroperitoneal mass, believed to be related to cancer, while another patient showed stable disease for four months. In December 1999 we submitted various data to U.S. and Russian regulatory authorities to obtain permission to proceed with Phase I trials in the treatment of colon cancer in both countries. In the United States, the FDA accepted an IND and we expect to file a revised Phase I protocol by the end of 2000. Thereafter, we expect to begin Phase I trials for the treatment of colon cancer.

ICN has rights to five patents on Adenazole, including anti-cancer uses of Adenazole and related cAMP compounds. Also claimed are methods of manufacturing Adenazole. The major U.S. patents are scheduled to expire in 2015. ICN has rights to one pending patent application for new uses.

ICN is currently involved in a dispute with the Federal Republic of Yugoslavia regarding its ownership rights in Adenazole. In addition, the contribution of Adenazole to us by ICN is subject to the prior approval of the Office of Foreign Assets Control of the U.S. Department of the Treasury. See "Business -- Legal Proceedings" and "Risk Factors -- Our rights related to Tiazole and Adenazole may be adversely affected by ongoing litigation involving ICN and the contribution of these rights may be subject to approval by the Office of Foreign Assets Control."

CONTRACT SERVICES RELATIONSHIP WITH ICN

Pursuant to a contract services agreement, a Russian subsidiary of ICN has agreed to conduct early phase proof-of-principle studies on Tiazole for use in the treatment of ovarian cancer. See "Relationship with ICN." From time to time, if we determine that it is in our best interest to do so, we may enter into similar arrangements with ICN and affiliates of ICN to conduct these types of studies on other product candidates. We believe that ICN's ability to conduct these studies in Eastern Europe may provide us with a substantial cost advantage over many of our domestic competitors who do not have foreign affiliates. By conducting these low-cost studies in Eastern Europe, we will be able to determine preliminarily the safety and efficacy of product candidates prior to incurring the expense of full clinical trials in the United States. Any future contract services between us and ICN will require the approval of a majority of our independent directors.

SALES AND MARKETING

We currently do not have a marketing or sales force or any distribution capabilities. We may decide to build a sales and marketing force in the future, although we may establish corporate collaborations with pharmaceutical and biotechnology companies to fill these needs. As a part of the ordinary course of our business, we may consider forming arrangements or collaborations with strategic partners, including pharmaceutical companies, government organizations, academic institutions and others, to help develop and market our drug candidates. In addition, we may enter into marketing, sales and distribution arrangements with ICN and its affiliates. Any determination by us to enter into an arrangement with ICN or any of its affiliates will require the approval of a majority of our independent directors.

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MANUFACTURING

We do not have manufacturing facilities. We currently expect to contract out our manufacturing requirements to third parties who have plants that satisfy good manufacturing practices, or GMP, requirements. We obtain compounds for our clinical trials from third party contract manufacturers and other third parties.

PATENTS AND PROPRIETARY TECHNOLOGY

Our success will depend in part on our ability to obtain patents for our technology to preserve our trade secrets and to operate without infringing upon the proprietary rights of others. ICN has contributed to us all of its patents and patent applications that relate to nucleoside analogs in our nucleoside library, including those patents relating to ribavirin. Patent positions in the biotechnology field are often uncertain and may involve complex legal, scientific and factual questions. There has been increasing litigation in the biotechnology industry with respect to the manufacture, use and sale of new therapeutic and diagnostic products that are the subject of conflicting patent rights. The validity and breadth of claims in biotechnology patents may involve complex factual and legal issues for which no consistent policy has emerged, and therefore, are highly uncertain. Moreover, the patent laws of foreign countries differ from those of the United States. Hence, the degree of protection afforded by foreign patents may be different than the protection offered by U.S. patents. There can be no assurance that patent applications relating to products and technologies developed by us will result in patents being issued or that, if issued, the patents will provide a competitive advantage or will afford protection against competitors with similar technologies. There also can be no assurance that these patents will not be challenged successfully or circumvented by competitors, or that our technologies, products or processes will not infringe on third parties' patent rights. In addition, the U.S. Patent and Trademark Office has a substantial backlog of biotechnology patent applications and the approval or rejection of patent applications may take several years.

In January 2000, Hoffmann-La Roche filed suits against Schering-Plough in the United States District Court in New Jersey and in France. These lawsuits allege that an advanced form of interferon alpha developed by Schering-Plough called peginterferon alfa-2b infringes Hoffmann-La Roche's patents on pegylated interferons. Peginterferon alfa-2b recently was approved in the European Union as a monotherapy for the treatment of hepatitis C patients who cannot take ribavirin because of intolerance or counterindications. An application has also been submitted to the FDA for approval of peginterferon alfa-2b for sale in the United States as a monotherapy. Peginterferon alfa-2b is also undergoing clinical trials as combination therapy with ribavirin for the treatment of hepatitis C. If Schering-Plough loses these lawsuits, it may not be able to market a combination therapy of peginterferon alfa-2b and ribavirin if this combination therapy is eventually approved by the FDA.

We have an active patent program. New discoveries are rapidly disclosed to patent counsel. Patent applications are often filed within weeks of discoveries. Both compounds and uses are claimed as appropriate. For many discoveries several different patent applications are filed covering related topics and perspectives to make it more difficult for others to make similar or related patent claims. See "Business -- Marketed Product" and "Business -- Products in Development" for more detailed descriptions of our patent position with respect to specific compounds.

Our commercial success also will depend in part on not infringing patents or proprietary rights of others. We cannot be sure that we will be able to obtain a license to any third-party technology we may require to conduct our business or that if obtainable, this technology can be licensed at reasonable cost. In some cases, litigation or other proceedings may be necessary to defend against or

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assert claims of infringement, to enforce patents issued to us, to protect our trade secrets, know-how or other intellectual property rights, or to determine the scope and validity of the proprietary rights of third parties. Any potential litigation could result in substantial costs to us and diversion of our resources. We cannot be sure that any of our issued or licensed patents would ultimately be held valid or that efforts to defend any of our patents, trade secrets, know-how or other intellectual property rights would be successful. An adverse outcome in any litigation or proceeding could subject us to significant liabilities, require us to cease using the subject technology or require us to license the subject technology from the third party, which license may not be available.

Much of the know-how of importance to our technology and many of our processes are dependent upon the knowledge, experience and skills of key scientific and technical personnel. This experience and skill are not patentable. To protect our rights to and to maintain the confidentiality of trade secrets and proprietary information, we require employees, consultants and collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These agreements prohibit the disclosure of confidential information to anyone outside our company and require disclosure and assignment to us of ideas, developments, discoveries and inventions made by employees, advisors, consultants and collaborators. We cannot be sure, however, that these agreements will not be breached or that our trade secrets or proprietary information will not otherwise become known or developed independently by others.

COMPETITION

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the drugs that we are attempting to discover will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies both in the United States and abroad. Our competitors may utilize discovery technologies and techniques or partner with collaborators in order to develop products more rapidly or successfully than we or our collaborators are able to do. Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies and may establish exclusive collaborative or licensing relationships with our competitors.

We believe that our ability to compete is dependent, in part, upon our ability to create, maintain and license scientifically advanced technology. We also are dependent upon our ability and the ability of third parties we license to sell and market our products to develop and commercialize pharmaceutical products based on this technology. Further, we need to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary technology or processes and secure sufficient capital resources for the expected substantial time period between technological conception and commercial sales of products based upon our technology. The failure by us or any of our collaborators in any of those areas may prevent the successful commercialization of our potential drug candidates.

Our competitors might develop technologies and drugs that are more effective or less costly than any which are being developed by us or which would render our technology and potential drugs obsolete and noncompetitive. In addition, our competitors may succeed in obtaining the approval of the FDA or other regulatory approvals for drug candidates more rapidly than us or our strategic partners. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including FDA marketing exclusivity rights that might delay or prevent our ability to

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market our products. Any drugs resulting from our research and development efforts might not be able to compete successfully with competitors' existing or future products or products under development or obtain regulatory approval in the United States or elsewhere.

GOVERNMENT REGULATION

NEW DRUG DEVELOPMENT AND APPROVAL PROCESS

Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of our products and in ongoing research and product development activities. All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, our products are subject to rigorous preclinical and clinical testing and other premarket approval requirements by the FDA and regulatory authorities in other countries. In the United States, various statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. We believe that we are currently in compliance with applicable statutes and regulations. Regulatory approval, when and if obtained, may be limited in scope which may significantly limit the indicated uses for which a product may be marketed. Further, approved drugs, as well as their manufacturers, are subject to ongoing review, and discovery of previously unknown problems with these products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market. Failure to comply with regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other action affecting our potential products or us. Any failure by us to obtain and maintain, or any delay in obtaining, regulatory approvals could materially adversely affect our business.

The process for new drug approval has many steps, including:

PRECLINICAL TESTING. Once a drug candidate is identified for development, the drug candidate enters the preclinical testing stage. During preclinical studies, laboratory and animal studies are conducted to show biological activity of the drug candidate in animals, both healthy and with the targeted disease. Also, the drug candidate is evaluated for safety. These tests typically take approximately two years to complete. The tests must be conducted in compliance with Good Laboratory Practice, or GLP, regulations.

INVESTIGATIONAL NEW DRUG APPLICATION. When the preclinical testing is considered adequate by the sponsor, an IND is filed with the FDA to begin human testing of the drug. The IND becomes effective if not rejected by the FDA within 30 days after filing. The IND must provide data on previous experiments, how, where and by whom the new studies will be conducted, the chemical structure of the compound, the method by which it is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the compound is manufactured. All clinical trials must be conducted in accordance with Good Clinical Practice, or GCP, regulations. In addition, an Institutional Review Board, or IRB, comprised of physicians and other qualified experts at the hospital or clinic where the proposed studies will be conducted, must review and approve the IND. The IRB also continues to monitor the study. The IRB also must be kept aware of the study's progress, particularly as to adverse events. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events occur. In addition, the FDA may, at any time during the 30-day period after filing of our IND or at any time thereafter, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms

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authorized by the FDA. In some instances, the IND application process can result in substantial delay and expense.

Some limited human clinical testing may be done under a Physician's IND in support of an IND application and prior to receiving an IND. A Physician's IND is an IND application that allows a single individual to conduct a clinical trial. A Physician's IND does not replace the more formal IND process, but can provide a preliminary indication as to whether further clinical trials are warranted, and can, on occasion, facilitate the more formal IND process.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap.

PHASE I CLINICAL TRIALS. After an IND becomes effective, Phase I human clinical trials can begin. These tests usually involve between 20 and 80 healthy volunteers or patients and typically take one to two years to complete. The tests study a drug's safety profile, and may include the safe dosage range. The Phase I clinical studies also determine how a drug is absorbed, distributed, metabolized and excreted by the body, and the duration of its action. We may conduct early phase proof-of-principle studies of some drug candidates in Eastern Europe to preliminarily determine the safety and efficacy of product candidates. In such a situation, if the drug candidate is sourced from the United States, an IND may be necessary unless there is conformity with FDA regulations applicable to the export of products not approved in the United States.

PHASE II CLINICAL TRIALS. In Phase II clinical trials, controlled studies are conducted on an expanded population of patients with the targeted disease. The primary purpose of these tests is to evaluate the effectiveness of the drug on the volunteer patients as well as to determine if there are any side effects. These studies generally take approximately two years, and may be conducted concurrently with Phase I clinical trials. In addition, Phase I/II clinical trials may be conducted to evaluate not only the efficacy of the drug on the patient population, but also its safety.

PHASE III CLINICAL TRIALS. This phase typically lasts two to three years and involves an even larger patient population. During the Phase III clinical trials, physicians monitor the patients to determine efficacy and to observe and report any reactions that may result from long-term use of the drug.

NEW DRUG APPLICATION. After the completion of all three clinical trial phases, if there is substantial evidence that the drug is safe and effective, an NDA is filed with the FDA. The NDA must contain all of the information on the drug gathered to that date, including data from the clinical trials. NDAs are often over 100,000 pages in length.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. In this event, the NDA must be resubmitted with the additional information and, again, is subject to review before it is accepted for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the Federal Food, Drug and Cosmetic Act, the FDA has 180 days in which to review the NDA and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee. If FDA evaluations of the NDA and the manufacturing facilities are favorable, the FDA may issue an approval letter authorizing commercial marketing of the drug for specified indications. The FDA could also issue an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA's satisfaction, the FDA will issue an approval letter,. On the other hand, if the FDA's evaluation of the NDA submission or manufacturing facilities is not favorable, the FDA may refuse to approve the NDA or issue a not approvable letter.

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Among the conditions for NDA approval is the requirement that each prospective manufacturer's quality control and manufacturing procedures conform to GMP. Although we expect to contract with third parties for the manufacture of any products that are approved, these manufacturers must meet and continue to comply with the standards set forth in the GMP regulations. Manufacturing establishments are subject to periodic inspections by the FDA and by other federal, state or local agencies.

MARKETING APPROVAL. If the FDA approves the NDA, the drug becomes available for physicians to prescribe. Periodic reports must be submitted to the FDA, including descriptions of any adverse reactions reported. The FDA may request additional Phase IV studies to evaluate long-term effects.

PHASE IV CLINICAL TRIALS AND POST MARKETING STUDIES. In addition to studies requested by the FDA after approval, these trials and studies are often conducted to explore new indications. The purpose of these trials and studies and related publications is to develop data to support additional indications for the drug and to increase its acceptance in the medical community.

ORPHAN DRUG DESIGNATION. The FDA may grant orphan drug designation to drugs intended to treat a "rare disease or condition," which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting a NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product that has orphan drug designation is the first to receive FDA approval for the indication for which it had been designated, the product is entitled to orphan exclusivity. This means the FDA may not approve for seven years any other application to market the same drug for the same indication, except in very limited circumstances.

APPROVALS OUTSIDE OF THE UNITED STATES. Steps similar to those in the United States must be undertaken in virtually every other country comprising the market for our products before any product can be commercialized in those countries. The approval procedure and the time required for approval vary from country to country and may involve additional testing. There can be no assurance that approvals will be granted on a timely basis or at all. In addition, regulatory approval of prices is required in most countries other than the United States. There can be no assurance that the resulting prices would be sufficient to generate an acceptable return to us.

FDA MODERNIZATION ACT OF 1997

The Food and Drug Administration Modernization Act of 1997, or FDAMA, was enacted, in part, to ensure the timely availability of safe and effective drugs, biologics and medical devices by expediting the FDA review process for new products. FDAMA establishes a statutory program for the approval of "fast track products." The fast track provisions essentially codified existing FDA accelerated approval regulations for drugs and biologics. A "fast track product" is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs. Under the fast track program, the sponsor of a new drug or biologic may request the FDA to designate the drug or biologic as a "fast track product" at any time during the clinical development of the product. FDAMA specifies that the FDA must determine if the product qualifies for fast track designation within 60 days of receipt of the sponsor's request. Approval of an NDA for a fast track product can be based on an effect on a clinical endpoint or on a surrogate endpoint that is reasonably likely to predict clinical benefit. Approval of a fast track product may be subject to post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint. If a preliminary review of the clinical data suggests efficacy, the FDA may initiate review of sections of an application for a "fast track product" before the application is complete. This "rolling

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review" is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees.

We intend to seek fast track designation to secure expedited review of appropriate products. It is uncertain if fast track designation will be obtained.

We are also subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with our research, including radioactive compounds and infectious disease agents. We believe we are currently in compliance with all these laws and regulations. The extent of governmental regulation that might result from any legislative or administrative action cannot be accurately predicted.

PHARMACEUTICAL PRICING AND REIMBURSEMENT

In both domestic and foreign markets, sales of our products will depend in part upon the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. These studies may require us to provide a significant amount of resources. Our product candidates may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. U.S. and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of new legislation could further limit reimbursement for pharmaceuticals. If the government and third party payors fail to provide adequate coverage and reimbursement rates for our product candidates, the market acceptance of our products may be adversely affected. If our products do not receive market acceptance, our business, financial condition and results of operations will be materially adversely affected. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing.

EMPLOYEES

As of             , 2000, we employed           persons,           of whom are
involved in research and clinical development. Ph.D. or M.D. degrees are held by of our employees. In March 2000, we hired Dr. Johnson Y.N. Lau to lead our research and development efforts. Since Dr. Lau joined us, he has hired a molecular biologist, an enzymologist, a pharmacologist/toxicologist, and a regulatory affairs M.D. to lead their respective departments. Our goal is to expand our research team from 18 scientists on March 1, 2000 to over 100 scientists within 24 months of this offering. We face competition in this regard from other companies, research and academic institutions, government entities and other organizations. Our employees are not covered by a collective bargaining agreement and we consider relations with our employees to be good.

FACILITIES

We own our 178,000 square foot building in Costa Mesa, California where we conduct all of our operations. In March 2000, we commenced work on a two-stage upgrade of our research and

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development facilities. Stage one, which is scheduled to be completed by August 2000, involves modernizing our biology, enzymology, and drug safety and metabolism laboratories. In addition, this stage involves constructing an animal facility and biosafety facilities. We have also constructed a room to house our nuclear magnetic resonance machine and our X-ray machine for our structural biology studies. We are planning to initiate the stage two upgrading, which will consist of renovations to the remaining part of our research facilities, by the end of 2000. This stage will include the renovation of our biology and chemistry laboratories, as well as chemical development/formulation and medical departments.

After this offering, we will lease           to ICN for           per month for
an interim period. We believe our building are adequate to meet our immediate needs and that suitable additional space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS OF ICN

SEC LITIGATION AND GRAND JURY INVESTIGATION

On August 11, 1999, the SEC filed a civil complaint in the United States District Court for the Central District of California against ICN and our chairman, Milan Panic, and one current and one former officer of ICN. The SEC complaint alleges that ICN and the individually named defendants made material misstatements and/or omissions and engaged in acts which operated as a fraud and deceit upon other persons in violation of Section 10(b) of the Securities Exchange Act of 1934. The civil lawsuit concerns public disclosures made by ICN with respect to the status and disposition of ICN's 1994 NDA for ribavirin as a monotherapy treatment for hepatitis C. This NDA was not approved by the FDA. The SEC complaint seeks injunctive relief, unspecified civil penalties, and an order barring Mr. Panic from acting as an officer or director of any publicly-traded company, which would include us.

ICN has received subpoenas from a Grand Jury in the United States District Court for the Central District of California requesting the production of documents covering a broad range of matters over various time periods and the testimony of various ICN employees and others. ICN has advised us that ICN, Mr. Panic, two current senior executive officers, a former senior officer, a current employee and a former employee of ICN are targets of the investigation. ICN has advised us that the United States Attorney's office has advised counsel for ICN that the areas of its investigation include disclosures made and not made to the public and other third parties concerning ICN's 1994 NDA for ribavirin as a monotherapy for hepatitis C; stock sales for the benefit of Mr. Panic following receipt on November 28, 1994 of a letter from the FDA informing ICN that it had found ICN's NDA not approvable; possible violations of the economic embargo imposed by the United States upon the government of Yugoslavia based upon alleged sales by ICN and Mr. Panic of stock belonging to ICN's employees; and, with respect to Mr. Panic, personal disposition of assets of entities associated with Yugoslavia, including possible misstatements and/or omissions in federal tax filings. ICN has advised us that it is continuing to cooperate with the Grand Jury investigation.

As a majority owned subsidiary of ICN, we could be adversely affected by a judgement or settlement agreement arising from the SEC civil lawsuit or by an indictment in, or an adverse resolution of, the Grand Jury investigation. ICN has agreed to indemnify us against any monetary judgement or settlement arising from these proceedings.

LITIGATION RELATING TO ICN YUGOSLAVIA

The rights to the compounds Tiazole and Adenazole were contributed by ICN to ICN Yugoslavia in connection with ICN's acquisition of its majority ownership interest in that company pursuant to a Foundation Agreement executed in November 1990. As part of the Foundation Agreement, ICN

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acquired a 75% ownership interest in ICN Yugoslavia and a socially-owned Yugoslavian corporation acquired the balance.

Beginning in the Fall of 1998 and culminating in the February 6, 1999 physical seizure of the company's premises, government bodies in Yugoslavia took over control of ICN Yugoslavia and purported to reallocate the ownership interests in the company. ICN's ownership interest was purportedly reduced to approximately 35%. Approximately 65% of the equity of ICN Yugoslavia was allocated to the Republic of Serbia by Yugoslav authorities, based upon a purported conclusion that ICN had failed to comply with its obligations under the Foundation Agreement to contribute identified assets to ICN Yugoslavia, including the rights to the compounds Tiazole and Adenazole.

On or about February 9, 1999, ICN commenced an action in the United States District Court for the District of Columbia against the Republic of Serbia, the State Health Fund of Serbia, and the Federal Republic of Yugoslavia seeking damages in the amount of at least $500 million and declaratory relief arising out of the unlawful taking of ICN's majority ownership interest in ICN Yugoslavia. On or about March 8, 1999, the State Health Fund of Serbia commenced an arbitration against ICN by filing a Request for Arbitration with the International Chamber of Commerce International Court of Arbitration in Paris, seeking unspecified injunctive relief and unquantified damages based upon alleged breaches of the Foundation Agreement by ICN.

On April 27, 1999, ICN filed its answer and counterclaims against the State Health Fund of Serbia. At the same time, ICN also filed a Request for Arbitration with the ICC International Court of Arbitration against the Republic of Serbia and the Federal Republic of Yugoslavia. This request seeks declaratory relief and damages arising out of the unlawful taking of ICN's majority ownership interest in ICN Yugoslavia and the State Health Fund of Serbia's failure to pay for goods sold and delivered. Thereafter, the action in District Court in Washington was stayed pending the outcome of the ICC arbitration proceedings. The ICC arbitration proceedings are in their initial stages.

It is ICN's position in the ICC arbitrations that the rights to Tiazole and Adenazole, as well as other intangible assets, were validly transferred to ICN Yugoslavia and ICN is entitled to a declaration that it continues to own 75% of the equity of ICN Yugoslavia and has the right to manage and control the company as the majority owner. Alternatively, ICN seeks a declaration that all right, title and interest in the intangible assets, including Tiazole and Adenazole, have reverted to ICN or that ICN be awarded damages constituting the current fair market value of the intangible assets.

Pursuant to the affiliation agreement, ICN has agreed that it will take all required actions to cause ICN Yugoslavia to transfer or license Tiazole and Adenazole to us or, in the event that the rights to these compounds are deemed to have reverted to ICN, to effectuate the transfer or license to us directly. However, there cannot be any assurance that ICN's dispute with the Republic of Serbia, the Federal Republic of Yugoslavia and the State Health Fund of Serbia will not result in the impairment of ICN's ability to fulfill its obligations to transfer or license these assets to us. In addition, if we are able to commercialize Tiazole or Adenazole, we may have to license the compounds from ICN Yugoslavia which may involve the payment of fees by us to ICN Yugoslavia.

ICN's contribution to us of whatever rights it has in Tiazole and Adenazole is also subject to the approval of the Office of Foreign Assets Control of the U.S. Department of the Treasury. See "Risk Factors -- our rights related to Tiazole and Adenazole may be adversely affected by ongoing litigation involving ICN and the contribution of these rights is subject to approval by the Office of Foreign Assets Control."

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PRIOR CONSENT DECREES INVOLVING ICN AND MR. PANIC

ICN and Mr. Panic are parties to two prior consent decrees with the SEC entered into in February 1977 and October 1991. Pursuant to these consent decrees, in each case without admitting or denying any violation of the securities laws, ICN and Mr. Panic agreed not to violate securities laws in the future.

In May 1991, ICN entered into a civil settlement with the United States Justice Department. This consent decree expired by its terms in 1994.

INVESTMENT COMPANY ACT OF 1940

The Investment Company Act of 1940 requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. A company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets, excluding government securities and cash items, on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act.

If we are deemed to be, and are required to register as, an investment company, we will be forced to comply with the substantive requirements under the Investment Company Act, including:

+  limitations on our ability to borrow;

+  limitations on our capital structure;

+  prohibitions on transactions with affiliates;

+  restrictions on specific investments; and

+ compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

The SEC has recognized that bona fide research and development companies in the ordinary operation of their businesses could become investment companies. Therefore, conditions were established by the SEC as a method by which the SEC could address its regulatory concern, regulating true investment companies, while not imposing burdensome regulations on bona fide operating companies. These conditions, as applicable to us, are that:

+ we use our cash to finance the research and development of our products, with our spending on research and development exceeding our gross investment income;

+ a substantial portion of our gross expenses consists of research and development expenses, with our gross investment expenses being de minimis in comparison to our overall gross expenses;

+ we invest in securities with the goal of preserving assets until they are needed to finance our operations;

+  our historical development reflects our status as a biotechnology company;

+ our officers and directors devote substantially all of their time to our biotechnology business; and

+ our public representations of policy are consistent with our activities as a biotechnology company.

We intend to operate in a manner that is consistent with the conditions noted above and believe that we will be able to do so. We note that any significant deviation from these conditions could cause us to become an investment company, which would, in turn, subject us to regulation under the Investment Company Act.

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Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors as of the completion of this offering. Prior to completion of this offering, we intend to elect additional independent directors to our Board.

                    NAME                         AGE                        TITLE
-----------------------------------------------------------------------------------------------------
Milan Panic..................................    70     Chairman of the Board
Richard A. Meier.............................    40     President, Chief Executive Officer and
                                                        Director
Johnson Y.N. Lau, M.D., Ph.D. ...............    40     Executive Vice President and Chief Operating
                                                        Officer
Harry A. Roosje..............................    38     Senior Vice President, General Counsel and
                                                        Secretary
Benjamin Lap.................................    43     Senior Vice President, Investor and Public
                                                        Relations
Roger Guilleman..............................    76     Director
Michael Smith, Ph.D..........................    68     Director

---------------

(1) Member of the audit committee
(2) Member of the compensation committee

Milan Panic, the founder of ICN and our Chairman of the Board, has been Chairman of the Board and Chief Executive Officer of ICN since its inception in 1960 and President until 1997, except for a leave of absence from July 14, 1992 to March 4, 1993 while he was serving as Prime Minister of Yugoslavia and a leave of absence from October 1979 to June 1980.

Richard A. Meier, our President and Chief Executive Officer, was Executive Vice President and Chief Financial Officer of ICN from January 2000 until the completion of this offering and Senior Vice President -- Finance and Corporate Treasurer of ICN from May 1998 until January 2000. Before joining ICN, Mr. Meier was a Senior Vice President with the investment banking firm of Schroder & Co. Inc. in New York, New York. From 1985 to 1996, Mr. Meier served in various banking and private equity capacities at Salomon Smith Barney, Inc., Manufacturers Hanover Trust Corporation, Australian Capital Equity, Inc., and Windsor Hall Partners in New York and Dallas, Texas.

Johnson Y.N. Lau, M.D., Ph.D., our Executive Vice President and Chief Operating Officer, was Senior Vice President, Research and Development of ICN from March 2000 until the completion of this offering. Before joining ICN, he was a Senior Director in Antiviral Research at the Schering-Plough Research Institute from 1997 to February 2000. He served as a faculty member at the University of Florida from 1992 to 1996. From 1989 to 1991, he served as a faculty member at the Institute of Liver Studies, King's College Hospital School of Medicine and Dentistry, University of London.

Harry A. Roosje, our Senior Vice President, General Counsel and Secretary, was Vice President, Associate General Counsel and Assistant Secretary of ICN from May 1999 until the completion of this offering, and Associate General Counsel from 1995 until May 1997. Prior to joining ICN, Mr. Roosje had a private law practice in Newport Beach, California.

Benjamin Lap, our Senior Vice President, Investor and Public Relations, was ICN's Senior Vice President, Investor Relations, from May 2000 until the completion of this offering, Corporate Vice President for Investor Relations from 1997 until May 2000, and was in Corporate Development from November 1994.

Roger Guilleman, Ph.D., M.D., was a member of ICN's board of directors from 1989 until the completion of this offering. Dr. Guilleman has been an Adjunct Professor of Medicine at the University

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of California College of Medicine in San Diego since 1970. He was a Distinguished Scientist at the Whittier Institute in LaJolla, California from March 1989 to 1995 and was Resident Fellow and Chairman of the Laboratories for Neuroendocrinology at the Salk Institute in LaJolla, California. He was awarded the Nobel Prize in Medicine in 1977 and in the same year, was presented the National Medal of Science by the President of the United States. He was affiliated with the Department of Physiology at Baylor College of Medicine in Houston, Texas from 1952 to 1970. He is a member of the National Academy of Sciences, and a Fellow of the American Association for the Advancement of Science. He has also served as President of the American Endocrine Society.

Michael Smith, Ph.D., was a member of ICN's board of directors from 1994 until the completion of this offering. Dr. Smith is Director of the Biotechnology Laboratory, an interdisciplinary unit, at the University of British Columbia. He is a Peter Wall Distinguished Professor of Biotechnology and University Professor at the University. He has been a Career Investigator of the Medical Research Council of Canada since 1966 and was awarded the Nobel Price in Chemistry in 1993 for the development of the site-directed mutagenesis.

Prior to the completion of this offering, our officers and directors were as follows:

             NAME                         TITLES AT ICN                  TITLES AT RIBAPHARM
---------------------------------------------------------------------------------------------------
Milan Panic                      Chairman of the Board and Chief   President and Director
                                 Executive Officer
Bill MacDonald                   Executive Vice President --       Vice President, Chief Financial
                                 Strategic Planning                Officer and Treasurer and
                                                                   Director
David Watt                       Executive Vice President,         Vice President and Director
                                 General Counsel and Corporate
                                 Secretary
Harry A. Roosje                  Vice President, Associate         Secretary
                                 General Counsel and Assistant
                                 Secretary

Unless noted above, these persons will not remain as officers or directors of Ribapharm.

BOARD COMPOSITION

We currently have   directors. In accordance with the terms of our certificate of incorporation, the terms of office of the directors are divided into three classes:

+ Class I, whose term will expire at the annual meeting of stockholders to be held in 2001;

+ Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and

+ Class III, whose term will expire at the annual meeting of stockholders to be held in 2003.

The Class I directors are   , the Class II directors are   , and the Class III
directors are   . At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Under our certificate of incorporation, the authorized number of
directors is between   and   directors, as may be determined by the board of
directors from time to time. The authorized number of directors may be changed only by resolution of the board of directors or by vote of the stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or our management. Pursuant to the affiliation agreement, we have agreed
with ICN that our board of directors will consist of   members, of which   will
be nominees of ICN,   will be our executive officers and   will be independent.

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BOARD COMMITTEES

AUDIT COMMITTEE

Our audit committee, consisting of             , reviews our internal accounting
procedures and the services provided by our independent auditors.

COMPENSATION COMMITTEE

Our compensation committee, consisting of             , reviews and recommends
to our board of directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees.

SCIENTIFIC AND CLINICAL ADVISORY BOARD

We are in the process of establishing a scientific and clinical advisory board, or SAB, consisting of leading experts in the fields of virology, oncology, chemistry, molecular biology, pharmacology and preclinical and clinical development. These advisors will consult on matters relating to the development of the products described elsewhere in this prospectus.

We expect that members of our SAB will review our research, development and operating activities and will be available for consultation with management and staff relating to their respective areas of expertise. We anticipate that our SAB will hold regular meetings. We intend to have separate consulting relationships with several members of the SAB which will provide for more frequent meetings with our management and staff to discuss our ongoing research and development projects. Some of our scientific advisors may own shares of our Class A Common Stock and/or hold options to purchase our Class A Common Stock. Our Scientific Advisors are expected to devote only a small portion of their time to our business.

Our scientific advisors will all be employed by other entities. We will require each of our scientific advisors to enter into a letter agreement with us that contains confidentiality and non-disclosure provisions that prohibit the disclosure of confidential information to anyone else. These letter agreements will also provide that all inventions, discoveries or other intellectual property that come to the attention of or are discovered by our scientific advisors while performing services under this letter agreement will be assigned to us.

DIRECTOR COMPENSATION

Directors who are also our employees will receive no additional compensation for their services as directors. We will pay each of our non-employee directors a quarterly fee of $7,500, payable at the election of each director either one-half in cash and one-half in Class A Common Stock or in all Class A Common Stock. Non-employee directors also are eligible to receive options to purchase Class A Common Stock under the 2000 Stock Option Plan as compensation for their
services as directors. Each non-employee director will receive      options to
purchase Class A Common Stock at the initial public offering price on the date
of this offering, and      options to purchase Class A Common Stock on the date
of each annual meeting, at the then current market price. Each non-employee director is reimbursed for reasonable expenses incurred to attend director and committee meetings.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee of the board of directors currently consists of
and      . No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and no interlocking
relationship has existed in the past, except that           .

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid to our executive officers for services rendered in all capacities to ICN and its subsidiaries for the fiscal year ended December 31, 1999. The table does not include the 1999 compensation of Dr. Johnson Y.N. Lau, our Executive Vice President and Chief Operating Officer, who was hired by us in March 2000. Dr. Lau was not employed by ICN or any of its subsidiaries during 1999. Dr. Lau's 2000 compensation is scheduled to be $245,000. Dr. Lau also received a $70,000 sign-on bonus. The positions reflected in the table are the positions to be held by the executive officers with us following this offering. They were not the positions held by the executive officers during 1999, the period covered by the table. These executive officers held the following positions with ICN prior to this offering:

+  Richard A. Meier -- Executive Vice President and Chief Financial Officer

+ Harry A. Roosje -- Vice President, Associate General Counsel and Assistant Secretary

+  Benjamin Lap -- Senior Vice President, Investor Relations

References to stock options and restricted stock relate to awards of ICN options and stock under ICN's Long Term Incentive Plan.

SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------
                                                                      LONG TERM COMPENSATION
                                      ANNUAL COMPENSATION           RESTRICTED    SECURITIES
                                                     OTHER ANNUAL     STOCK       UNDERLYING      ALL OTHER
                                                     COMPENSATION     AWARDS        OPTIONS      COMPENSATION
NAME                            SALARY     BONUS         $(1)           $           (#)(2)           ($)
-------------------------------------------------------------------------------------------------------------
Richard A. Meier.............  $246,128    155,000       --            --           150,000          7,714(3)
Harry A. Roosje..............  $157,632     30,000       --            --            10,000             --
Benjamin Lap.................  $166,667         --       --            --            90,000             --

---------------

(1) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2) Includes grants of options to purchase shares of ICN's common stock.

(3) In 1999, the $7,714 of "All Other Compensation" Mr. Meier received consisted of the following: executive medical ($6,008) and life insurance ($1,706).

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The following table sets forth summary information regarding ICN option grants made by ICN to each of our executive officers during 1999.

1999 ICN OPTION GRANTS

-----------------------------------------------------------------------------------------------------------------
                                         NUMBER OF    PERCENTAGE OF
                                         SECURITIES   TOTAL OPTIONS
                                         UNDERLYING    GRANTED TO      EXERCISE                     GRANT DATE
                                          OPTIONS       EMPLOYEES        PRICE      EXPIRATION   PRESENT VALUE(3)
NAME                                     GRANTED(1)    IN 1999(2)     (PER SHARE)      DATE      ----------------
-----------------------------------------------------------------------------------------------------------------
Richard A. Meier.......................     30,000          2.7%        $26.88         4/9/09       $  393,147
Richard A. Meier.......................    120,000(4)      10.7%        $18.25        10/8/09       $1,067,904
Harry A. Roosje........................     10,000          0.9%        $26.88         4/9/09       $  131,049
Benjamin Lap...........................     90,000          8.0%        $24.25        3/18/09       $1,064,241

---------------

(1) Unless otherwise noted, the options granted have ten year terms. The options granted to the executive officers vest according to the following schedule:
    25% on the first anniversary of the date of grant and 25% on each of the next succeeding three anniversary dates of the grant date. Except as otherwise noted, all options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant.

(2) Options to purchase a total of 1,125,285 shares were granted to employees, including executive officers, during fiscal 1999.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield.

(4) These options were granted in conjunction with Mr. Meier's promotion to Executive Vice President and Chief Financial Officer of ICN.

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The following table sets forth summary information regarding the number and value of ICN Pharmaceutical options held as of December 31, 1999 by our executive officers. Options shown as exercisable in the table below are immediately exercisable. We determined the value of unexercised in-the-money options as of December 31, 1999 by taking the difference between the market price of ICN common stock as of the close of business on December 31, 1999 and the option exercise price, multiplied by the number of shares underlying the options as of that date.

YEAR-END 1999 ICN OPTION VALUES

----------------------------------------------------------------------------------------------------------------------
                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                         SHARES ACQUIRED        VALUE        OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(2)
         NAME            ON EXERCISE (#)   REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------
Richard A. Meier.......           --                --          25,000        225,000       $262,500      $1,635,000
Harry A. Roosje........        4,000            85,214          21,150         35,987        167,634          40,608
Benjamin Lap...........       22,730           312,477          10,727        108,224         81,254         176,842

---------------

(1) Difference between the fair market value of the shares of ICN common stock at the date of exercise and the exercise price.

(2) Difference between the fair market value of the shares of ICN common stock on December 31, 1999 and the exercise price.

EMPLOYMENT AGREEMENTS/CHANGE IN CONTROL AGREEMENTS

On             , 2000, the board of directors adopted employment agreements which contained "change in control" benefits for our key senior executive
officers. The executives include        . The Employment Agreements are intended
to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Each agreement has an initial term of three years, and automatically extends for successive one year terms unless we or the executive elects not to extend it. These Employment Agreements provide that each executive shall receive severance benefits equal to three times salary, bonus and other benefits under various circumstances. These circumstances include the executive's employment being terminated without cause, the executive terminating employment for enumerated reasons following a change in control of us, or the executive leaves us for any reason or without reason during a sixty day period commencing six months after the change in control. The reasons permitting an executive to terminate his employment include a significant reduction in the executive's compensation, duties, title or reporting responsibilities or a change in the executive's job location. The executive is under no obligation to mitigate amounts payable under the employment agreements. For purposes of the employment agreements, a "change in control" means any of the following events:

+ the acquisition by any person, subject to exceptions, of beneficial ownership, directly or indirectly, of 20% or more of the combined voting power of our outstanding voting securities, but excluding an acquisition from ICN;

+ our existing board of directors ceases for any reason to constitute at least two-thirds of our board of directors, unless the election, or nomination for election by our stockholders, of any new director was approved by a vote of at least two-thirds of our existing board of directors;

+ approval by our stockholders of a merger or consolidation involving us if our stockholders, immediately before the merger or consolidation, do not, as a result of the merger or consolidation,

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   own, directly or indirectly, more than 80% of the combined voting power of the then outstanding voting securities of the corporation resulting from the merger or consolidation in substantially the same proportion as their ownership of the combined voting power of our voting securities outstanding immediately before the merger or consolidation; or

+ approval by our stockholders of a complete liquidation or dissolution of us or an agreement for the sale or other disposition of all or substantially all of our assets.

Based upon present compensation, our executives would be entitled to receive the following approximate amounts if the employment of these key senior executives is terminated under any of the circumstances described above: Richard A. Meier,
$     ; Johnson Y.N. Lau, $     ; Harry A. Roosje, $     ; and Benjamin Lap,
$     . In addition, the vesting of options granted to the executives would be accelerated. The value of the accelerated options would depend upon the market price of the shares at that time.

LIMITATIONS OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

In connection with the completion of this offering, we will adopt and file an amended and restated certificate of incorporation and bylaws. The disclosure below assumes that the amended and restated certificate of incorporation is in effect. As permitted by Delaware law, our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

+  for any breach of duty of loyalty to us or to our stockholders;

+ for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

+ for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

+ for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

+ we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

+ we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our certificate of incorporation, our bylaws or other agreements;

+ we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

+  the rights conferred in the bylaws are not exclusive.

We intend to enter into indemnification agreements with each of our directors and officers that would require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them. However, we will not indemnify directors or officers with respect to liabilities arising from willful misconduct of a culpable nature.

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EMPLOYEE BENEFIT PLANS

Our employees will not participate in ICN's option plans on an ongoing basis. However, our employees that have ICN options will retain these options and will retain benefits earned under ICN welfare and benefit plans.

2000 STOCK OPTION AND AWARD PLAN

Our Board of Directors adopted the 2000 Stock Option and Award Plan on
            , 2000. The stock plan was approved by ICN as our sole stockholder
on             , 2000. The stock plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards, and share awards. Persons are eligible to receive grants under the stock plan include our directors, officers, employees, and consultants as well as directors, officers and employees of ICN and its other affiliates. The stock plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 under the Securities Exchange Act.

The stock plan is administered by a committee that consists of at least two nonemployee outside board members. The compensation committee of the board currently serves as the committee. Generally, the committee has the right to grant options and other awards to eligible individuals and to determine the terms and conditions of options and awards, including the vesting schedule and exercise price of options and awards. The stock plan authorizes the issuance of shares of Class A Common Stock pursuant to the plan.

The stock plan provides that the term of any option may not exceed ten years, except in the case of the death of an optionee in which event the option may be exercised for up to one year following the date of death even if it extends beyond ten years from the date of grant. If a participant's employment, or service as a director, with us or ICN or its affiliates is terminated following a change in control of us, any options or stock appreciation rights become immediately and fully vested at that time and will remain outstanding until the earlier of the six-month anniversary of termination and the expiration of the option term.

At the completion of this offering, we intend to grant stock options to various employees, including our executive officers, under the 2000 Stock Option Plan.
An aggregate of           shares of Class A Common stock would be issuable upon
exercise of these options, and the exercise price of these options will be the initial public offering price. The following table sets forth the number of shares of our Class A Common Stock underlying these options granted to our executive officers.

                                                                               SHARES OF
                                                                    CLASS A COMMON STOCK
NAME                                                          UNDERLYING OPTIONS GRANTED
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In addition, we intend to grant options to acquire           shares of Class A
Common Stock under the 2000 Stock Option Plan to ICN employees who are not one of our directors, officers, employees or consultants. The exercise price of these options will be the initial public offering price.

2000 EMPLOYEE STOCK PURCHASE PLAN

We adopted the 2000 Employee Stock Purchase Plan in             , 2000. The
stock purchase plan allows our employees to purchase additional shares of our common stock on the Nasdaq National Market at the then current market price. Employees who elect to participate in the program will pay for these subsequent purchases with funds that we will withhold from their paychecks.

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Relationship with ICN

DIVIDEND AND PROMISSORY NOTE

On             , 2000, we issued a $          million note to ICN as a dividend.
We intend to use a portion of the net proceeds of this offering to prepay in full the amounts owing under this note.

ICN has contributed to us:

+ our building, including all fixtures and furniture in the building and the real property associated with our building;

+ its rights, title and interest under the license agreement with Schering-Plough, which entitles us to receive all of the royalties from Schering-Plough in connection with the sale of oral forms of ribavirin, subject to the prior approval of the holders of ICN's outstanding debt securities;

+ all of the chemical compounds contained in our chemical compound library, along with all associated records, journals and data;

+ all intellectual property rights, including all patents, copyrights and trademarks, related to our business, including all intellectual property rights held by ICN in ribavirin, Tiazole, Adenazole, Levovirin, Viramidine and the chemical compounds in our nucleoside analog library; provided, however, that contribution of ICN's rights in Tiazole and Adenazole are subject to the prior approval of the Office of Foreign Assets Control;

+  all of our equipment contained in our research and development department;
   and

+  all other assets used in the conduct of our business.

However, ICN retains perpetual, exclusive and royalty-free rights to all indications for ribavirin in a given jurisdiction to the extent currently approved in that jurisdiction, but not in other jurisdictions for which that indication is not currently approved. This license excludes all indications and forms of ribavirin licensed to Schering-Plough. ICN also retains a perpetual, exclusive and royalty-free rights with respect to the use of ribavirin in aerosol form for the treatment of bone marrow transplant patients with RSV.

INTERCOMPANY AGREEMENTS

We have entered into a number of agreements with ICN and will enter into several other agreements with ICN for the purpose of defining our relationship with them after this offering. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties.

AFFILIATION AGREEMENT

GENERAL
After completion of this offering, ICN will continue to own all of our Class B
Common Stock. These shares represent      % of the combined voting power and
     % of the value of our outstanding shares of stock. As a result, ICN will continue to include us as a subsidiary for various financial reporting, accounting and other purposes. Accordingly, we have entered into an affiliation agreement with ICN which will be binding on us as long as ICN owns at least 50%
of the combined voting power and      % of the value of our outstanding shares
of common stock.

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OBLIGATIONS UNDER OUTSTANDING ICN DEBT SECURITIES
ICN has outstanding debt securities issued in Rule 144A offerings. The indentures governing these debt securities contain provisions that limit or prohibit ICN and its restricted subsidiaries from:

+  incurring indebtedness;

+  paying dividends or making other distributions;

+  creating liens;

+  selling our assets;

+ making investments, including some acquisitions, joint ventures and other strategic transactions; and

+  issuing, selling or repurchasing stock or other equity interests.

We are considered a restricted subsidiary of ICN. Pursuant to the affiliation agreement, we have agreed to be bound by these provisions.

To the extent the indentures limit or prohibit ICN and its restricted subsidiaries from engaging in a particular transaction, we have agreed not to engage in that transaction without the prior written consent of ICN.

Copies of the indentures are filed as exhibits to the registration statement of which this prospectus is a part. See "Description of ICN indentures" for a description of the indentures.

OTHER COVENANTS
Pursuant to the affiliation agreement, we have agreed as follows:

+ We will not take any action which would have the effect of limiting ICN's ability to freely sell, pledge or otherwise dispose of its shares of our common stock.

+ We will not limit the right of ICN, or deny ICN any benefit, as one of our stockholders in a manner not applicable to our stockholders generally except as provided in the affiliation agreement.

+  We will not issue additional shares of Class B Common Stock.

+ We will not issue any shares of Class A Common Stock or any rights, warrants or options to acquire our Class A Common Stock, if after giving effect to the issuance ICN would own less than 80.5% of the voting power or value of our then outstanding shares of common stock. If ICN determines that, due to any action on our part, its ownership has dropped or will drop below the 80.5% level, ICN will be able to require us to take various actions. These actions include reversing or terminating the action, issuing additional equity securities to it at no cost or purchasing additional equity securities of us in the open market or from other third parties, in which case we would have to reimburse ICN for the costs incurred by ICN in making the purchase. After
   the      anniversary of the closing of this offering, these provisions would terminate with respect to issuances of equity securities by us under our 2000 Stock Option Plan except that in the event of any issuance we would still be obligated to issue additional equity securities to ICN at the per share fair market value of those securities.

+ For so long as ICN is required to consolidate our results of operations and financial position or account in its financial statements for its investment in our company, we will provide ICN financial information regarding our company and our subsidiaries, consult with ICN regarding the timing and content of our earnings releases and cooperate fully with ICN in connection with its public filings.

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BOARD OF DIRECTORS
Pursuant to the affiliation agreement, we have agreed with ICN that our board of
directors will consist of      members, of which      will be nominees of ICN,
will be our executive officers and          will be independent. ICN has agreed
to vote its shares of common stock so that at all times the board of directors
will include at least      independent directors and      of our executive
officers. Our initial board consist of directors relationship.

ICN has also agreed that any future transactions between ICN and its affiliates and us will require the approval of a majority of our independent directors.

INDEMNIFICATION
We have agreed to indemnify ICN and its affiliates against all liabilities arising out of:

+ any breach by us or our affiliates of any of the provisions of the affiliation agreement; and

+ any incorrect or incomplete financial information provided by us or our affiliates to ICN as required by the affiliation agreement.

ICN has agreed to indemnify us and our affiliates against all liabilities arising out of:

+ any breach by ICN or its affiliates of any of the provisions of the affiliation agreement;

+ any incorrect or incomplete financial information provided by ICN or its affiliates to us as required by the affiliation agreement; and

+ any monetary judgment or settlement in connection with the SEC litigation and the investigation involving the U.S. Attorney's Office.

EXPENSES
We will pay the costs and expenses incurred in connection with this offering, including the costs and expenses of financial, legal, accounting and other advisers.

MANAGEMENT SERVICES AGREEMENT

We and ICN have entered into a management services agreement. Under this agreement, ICN will provide administrative and corporate support services to us on a transitional basis, including human resource, accounting, treasury, tax, facilities, and information services. Over time, it is our intention to provide these services ourselves or contract with third parties to provide these services. ICN will charge us for these services at its cost, including all out-of-pocket, third party costs and expenses incurred by ICN in providing the services. If ICN incurs third party expenses on behalf of us as well as an ICN entity, ICN will be required to allocate these expenses in good faith between us and the ICN entity. ICN will determine this allocation in the exercise of its reasonable judgment. The agreement provides for monthly invoicing of service charges. If we do not pay the invoiced amount within 60 days following receipt of the invoice, we will be required to pay interest at a specified rate, unless the invoiced amount is in dispute. ICN and we will be required to use reasonable efforts to resolve any disputes promptly.

The management services agreement provides that the services provided by ICN will be substantially similar in scope, quality and nature to those services provided to us prior to the completion of this offering. ICN is also required to provide the services to us through the same or similarly qualified personnel, but the selection of personnel to perform the various services will be within the sole control of ICN. In addition, ICN is not required to increase materially the volume, scope or quality of the services provided beyond the level at which they were performed for us in the past. The agreement provides that ICN may cause any third party to provide any service to us that ICN is required to

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provide, but that ICN will remain responsible for any services it causes to be provided in this manner. ICN is not required to provide any service to the extent the performance of the service becomes impracticable due to a cause outside the control of ICN, which could include natural disasters, governmental actions or similar events of force majeure. Similarly, ICN is not required to provide any service if doing so would require ICN to violate any laws, rules or regulations. The management services agreement also provides that ICN and we may agree to additional services to be provided by ICN. The terms and costs of these additional services will be mutually agreed upon by ICN and us. These additional services may include services that were not provided to us prior to the completion of this offering.

Pursuant to the management services agreement, we have agreed to indemnify and hold harmless ICN, each of its subsidiaries and their directors, officers, agents and employees from any claims, damages and expenses arising out of the services rendered to us. This indemnity would not apply to claims, damages or expenses resulting from breach of contract, gross negligence or willful misconduct on the part of ICN or its representatives. In addition, we have agreed that these same persons shall be liable to us only for any claims, damages or expenses resulting from breach of contract, gross negligence or willful misconduct on their part.

The management services agreement will commence on the date of this offering and
will continue until the      years from the completion of this offering. We may
terminate one or more of the services provided under the agreement if we determine at any time that we no longer require these services. ICN and we may, by mutual agreement, provide for the continuation of some services after this termination date. In addition, either ICN or us will be able to terminate the management services agreement with respect to one or more of the services provided under the agreement:

+ if the other party has failed to perform any material obligation relating to the terminated service; and

+ if the failure continues for a period of 30 days after the other party receives notice of the failure from the terminating party.

CONFIDENTIALITY AGREEMENT

We and ICN have entered into a confidentiality agreement with respect to confidential and proprietary information, intellectual property and other matters and ICN will agree to keep confidential and to cause our affiliates to keep confidential, and not to use for any unauthorized purpose, confidential information regarding the other party. Confidential information includes:

+  unpublished technology and know-how;

+  unpublished patent applications; and

+  other confidential or proprietary technical and business information.

Confidential information does not include any information that:

+  is already known to the other party from a third party source;

+  is or becomes publicly known;

+  is received from a third party without any obligations of confidentiality;

+  is disclosed to a third party without restrictions;

+ is independently developed by employees or consultants of the party receiving the information; or

+  is approved for release by the disclosing party.

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RELATIONSHIP WITH ICN
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REGISTRATION RIGHTS AGREEMENT

We and ICN have entered into a registration rights agreement to provide ICN with registration rights relating to the shares of our common stock which it holds. ICN will be able to require us to register under the Securities Act all or any portion of our shares covered by the registration rights agreement on up to occasions. In addition, the registration rights agreement provides for various piggyback registration rights for ICN. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to customary exceptions, we are required to provide prompt notice to ICN and include in that registration all shares of our stock which ICN requests to be included. The registration rights agreement sets forth customary registration procedures, including a covenant by us to make available our employees and personnel for road show presentations. All registration expenses incurred in connection with the registration rights agreement will be paid by us other than the underwriting commission. In addition, we are required to reimburse ICN for the reasonable fees and disbursements of its outside counsel retained in connection with any registration. The registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of ICN and any underwriters with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any registration. However, ICN must indemnify us for those liabilities resulting from information provided by ICN. The registration rights under the registration rights agreement will remain in effect with respect to the shares covered by the agreement until:

+ those shares have been sold pursuant to an effective registration statement under the Securities Act;

+ those shares have been sold to the public pursuant to Rule 144 under the Securities Act;

+ those shares have been transferred and new certificates delivered, where the new certificates do not bear a legend restricting further transfer and where subsequent public distribution of those shares does not require registration under the Securities Act; or

+  those shares cease to be outstanding.

TAX SHARING AGREEMENT

We are, and after this offering will continue to be, included in ICN's consolidated federal income tax group. Our federal income tax liability will be included in the consolidated federal income tax liability of ICN. We and ICN have entered into a tax sharing agreement pursuant to which the amount of taxes to be paid or received by us with respect to federal consolidated returns of ICN in which we are included generally are determined as though we file separate federal income tax returns. Also, we would pay ICN an amount of state and local income taxes based upon ICN's worldwide apportionment schedule. Under the terms of the tax sharing agreement, ICN is not required to make any payment to us for the use of our tax attributes that come into existence until we would otherwise be able to utilize these attributes. Under the agreement, ICN will:

+  continue to have all the rights of a parent of a consolidated group;

+ have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state, local and foreign income tax returns (or amended returns); and

+ have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund relating to these returns.

We will be included in ICN's consolidated group for federal income tax purposes for so long as ICN beneficially owns at least 80% of the combined voting power and value of our outstanding stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement

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RELATIONSHIP WITH ICN
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allocates tax liabilities between us and ICN during the period in which we are included in ICN's consolidated group, we could be liable in the event that any federal tax liability is incurred, but not paid, by any other member of ICN's consolidated group. See "Risk Factors -- Risks Relating to Our Separation from ICN -- We face risks associated with being a member of ICN's consolidated group for federal income tax purposes."

TAX-FREE SPIN-OFF

ICN presently does not intend, nor does it have the ability, to effect a tax-free spin-off of its interest in us to ICN's stockholders. However, ICN has created a two-class structure for our common stock to preserve its ability to effect a tax-free spin-off to the extent that ICN has the ability to do so at some point in the future. If all of the legal requirements for a tax-free spin-off are met at some point in the future, ICN may choose to distribute its interest in us to ICN's stockholders on a tax-free basis. It is possible that ICN would not be in a position to spin-off its interest in us on a tax-free basis until approximately five years after this offering. Moreover, proposed legislation, if enacted, would not permit ICN to spin-off its interest in us on a tax-free basis unless ICN maintains at least an 80% interest in both the voting power and value of our stock. Under current law, ICN would need to own at least 80% of the voting power of our stock to effect a tax-free spin-off.

CONTRACT SERVICES AGREEMENT WITH ICN

We may from time to time enter into contract services agreements with ICN and various foreign affiliates of ICN relating to studies of product candidates on our behalf. See "Business -- Contract Services Relationships with ICN."

LEASE

On             , 2000, we entered into a lease with ICN, under which ICN is
leasing from us, for a transitional period, approximately           square feet
of office space at our offices in Costa Mesa, California at a monthly rate of
$          . The lease has a term of           and will be automatically
renewable by ICN for an additional           term. ICN will also have the right
to terminate the lease on      days prior written notice. In addition to the
rent, ICN will be responsible for reimbursing us for its share of utilities, security, parking, building maintenance and cleaning services. This share will be determined based upon the percentage of square feet of space in the building leased by ICN. ICN intends to relocate as soon as practicable after completion of this offering to new office space.

OPTION GRANTS TO ICN EMPLOYEES

We intend to grant options under the 2000 Stock Option Plan to some ICN directors, officers and/or employees who will not become our employees. See "Management -- Employee Benefit Plans -- 2000 Stock Option and Award Plan."

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Description of ICN indentures

NOTES DUE AUGUST 2005

GENERAL

The following is a summary of the material provisions of the indentures governing ICN's outstanding debt securities. Pursuant to our affiliation agreement, we have agreed to be bound by the covenants set forth in the indentures. For purposes of the indentures, we are a restricted subsidiary of ICN. This summary does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended, the debt securities and the indentures, including the definitions of terms contained in the indentures and the debt securities and including those terms made part of the indentures by reference to the Trust Indenture Act. Reference is made to the indentures for full definitions of all defined terms.

MATURITY AND INTEREST

9 1/4% SENIOR NOTES DUE 2005.
These notes are unsecured senior obligations of ICN limited in aggregate principal amount to $275,000,000. These notes mature on August 15, 2005. Interest on these notes accrues at the rate of 9 1/4% per annum and is payable semi-annually in arrears on February 15 and August 15 in each year.

8 3/4% SENIOR NOTES DUE 2008.
These notes are unsecured senior obligations of ICN limited in aggregate principal amount to $325,000,000. The notes mature on November 15, 2008. Interest on these notes accrues at the rate of 8 3/4% per annum and is payable semi-annually in arrears on May 15 and November 15 in each year. Interest on the notes is currently accruing at the rate of 9 3/4% per annum due to the failure to timely consummate a registered exchange offer for the notes. Once the exchange offer is consummated, interest on the notes will return to the 8 3/4% rate.

OPTIONAL REDEMPTION

9 1/4% SENIOR NOTES DUE 2005.
These notes are redeemable at the option of ICN, in whole or in part, at any time on or after August 15, 2001 at the redemption prices (expressed as percentages of the principal amount of the notes) set forth below plus accrued and unpaid interest, if any, to the date of redemption during the twelve-month period beginning on August 15 of the years indicated:

YEAR                                                          PERCENTAGE
------------------------------------------------------------------------
     2001...................................................   104.625
     2002...................................................   103.083
     2003...................................................   101.542
     2004 and thereafter....................................   100.000%

8 3/4% SENIOR NOTES DUE 2008.
At any time on or prior to November 15, 2001, ICN may, at its option, redeem up to $70 million of the aggregate principal amount of notes with the net proceeds of one or more public equity offerings

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DESCRIPTION OF ICN INDENTURES
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of ICN stock at a redemption price equal to 108.75% of the principal amount of the notes plus any accrued and unpaid interest to the date of redemption. These notes are not otherwise redeemable.

RANKING

The 9 1/4% Senior Notes and the 8 3/4% Senior Notes rank pari passu with each other. The notes are general unsecured obligations of ICN. The notes rank pari passu in right of payment with all unsecured senior indebtedness and senior to all subordinated indebtedness of ICN. The notes are effectively subordinated to all secured indebtedness of ICN to the extent of the assets securing the secured indebtedness and are also effectively subordinated to all indebtedness of ICN's subsidiaries.

CHANGE OF CONTROL

In the event of a change of control of ICN, each holder of notes has the right, unless ICN has given a notice of redemption, subject to the terms and conditions of the indentures, to require ICN to offer to purchase all or any portion of the holder's notes at a purchase price in cash equal to 101% of the aggregate principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase.

COVENANTS

LIMITATION ON INCURRENCE OF INDEBTEDNESS. The indentures provide that ICN will not, and will not permit any restricted subsidiary to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for any indebtedness, except that ICN may incur indebtedness if, at the time of, and immediately after giving pro forma effect to, the incurrence of Indebtedness, ICN maintains a specified consolidated cash flow coverage ratio.

However, the indentures permit the following indebtedness:

+ senior bank debt of ICN or any of its restricted subsidiaries, in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $50.0 million, and (y) the sum, at such time, of (I) 85% of the consolidated book value of net accounts receivable and current notes receivable of ICN and the restricted subsidiaries and (II) 60% of the consolidated book value of inventory of ICN and the restricted subsidiaries;

+  indebtedness of ICN represented by the notes;

+ indebtedness of ICN or any restricted subsidiary that was outstanding on the issue date of the notes;

+ indebtedness owed by any restricted subsidiary to ICN or to another restricted subsidiary, or owed by ICN to any restricted subsidiary;

+ indebtedness of ICN or any restricted subsidiary incurred for the purpose of fixing or hedging interest rate risk or currency risk with respect to any fixed or floating rate indebtedness that is permitted by the terms of the indentures to be outstanding or with respect to any receivable or liability the payment of which is determined by reference to a foreign currency;

+ indebtedness represented by performance, completion, guarantee, surety and similar bonds provided by ICN or any restricted subsidiary in the ordinary course of business;

+ any indebtedness incurred in connection with the refinancing of any permitted senior bank indebtedness or the notes or any indebtedness outstanding on the issue date of the notes;

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DESCRIPTION OF ICN INDENTURES
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+ indebtedness incurred by ICN or any restricted subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business;

+ indebtedness of ICN or any restricted subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a subsidiary; and

+ indebtedness of ICN or any restricted subsidiary in addition to that described above, and any renewals, extensions, substitutions, refinancings or replacements of this indebtedness, so long as the aggregate principal amount of all this indebtedness incurred does not exceed $20.0 million, in the case of the indenture governing the 9 1/4% notes, and $35.0 million in the case of the indenture governing the 8 3/4% notes, at any one time outstanding.

Notwithstanding the foregoing exceptions to the limitation on incurrence of indebtedness, we have agreed that we will not incur any indebtedness without the prior written consent of ICN that may have the affect of limiting the ability of ICN to incur any indebtedness under the indentures.

Indebtedness of any entity which is outstanding at the time an entity becomes a restricted subsidiary or is merged with or into or consolidated with ICN or a restricted subsidiary is deemed to have been incurred at the time the entity becomes a restricted subsidiary or is merged with or into or consolidated with ICN or a restricted subsidiary, and indebtedness which is assumed at the time of the acquisition of any asset is deemed to have been incurred at the time of the acquisition.

LIMITATION ON RESTRICTED PAYMENTS. The indentures provide that ICN will not, and will not permit any restricted subsidiary to, directly or indirectly make any restricted payment, unless at the time of and immediately after giving effect to the proposed restricted payment:

+ no default or event of default shall have occurred and be continuing or would occur as a consequence of the payment;

+ ICN could incur at least $1.00 of additional indebtedness (other than permitted indebtedness) pursuant to the covenant described above; and

+ the aggregate amount of all restricted payments made after the issue date of the notes does not exceed the sum of:

    + an amount equal to 50% of ICN's aggregate cumulative consolidated net income accrued on a cumulative basis during the period beginning on the issue date of the notes and ending on the date of the proposed restricted payment, or, if such aggregate cumulative consolidated net income for the period is a deficit, minus 100% of the deficit; plus

    + the aggregate amount of all net cash proceeds received since the issue date of the notes by ICN from the issuance and sale, other than to a restricted subsidiary, of capital stock and the principal amount of indebtedness of ICN or any restricted subsidiary issued or incurred on or after the issue date of the notes that has been converted into or exchanged for capital stock, in any such case to the extent that the proceeds are not used to redeem, repurchase, retire or otherwise acquire capital stock or any indebtedness of ICN or any restricted subsidiary; plus

    +  the amount of the net reduction in restricted investments resulting from
       (x) the payment of dividends or the repayment in cash of the principal of loans or the cash return on any restricted investment, in each case to the extent received by ICN or any restricted subsidiary, (y) the release or extinguishment of any guarantee of indebtedness which guarantee constituted a restricted investment, and (z) in the case of investments in unrestricted subsidiaries the redesignation of unrestricted subsidiaries as restricted subsidiaries, such aggregate amount of the net reduction in restricted investments not to exceed the amount of restricted investments

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DESCRIPTION OF ICN INDENTURES
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       previously made by ICN or any restricted subsidiary, which amount was included in the calculation of the amount of restricted payments.

The foregoing provisions do not prohibit, so long as no default or event of default is continuing, the following actions:

+ the payment of any dividend within 60 days after the date of declaration thereof, if on the declaration date the payment would have been permitted by the indentures;

+ the redemption, repurchase, retirement or other acquisition of any capital stock or any indebtedness of ICN or any restricted subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale, other than to a restricted subsidiary, of, or equity contribution with respect to, capital stock of ICN; and

+ cash dividends on the common stock of ICN paid in the ordinary course consistent with past practice; provided that ICN could incur at least $1.00 of additional indebtedness, other than permitted indebtedness, pursuant to the covenant described above;

+ the redemption, repurchase or other acquisition of capital stock of ICN issued to Hoffmann-La Roche in an amount not to exceed $40.0 million out of net proceeds received by ICN from the issuance and sale of the notes; and

+ other payments not otherwise permitted by the foregoing clauses in an aggregate amount not to exceed $10 million.

Under the indentures, a "restricted payment" is defined as:

+ any dividend or other distribution declared or paid on any capital stock of ICN, other than dividends or distributions payable solely in capital stock of ICN or dividends or distributions payable to ICN or any restricted subsidiary;

+ any payment to purchase, redeem or otherwise acquire or retire for value any capital stock of ICN;

+ any payment to purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any subordinated indebtedness other than a purchase, redemption, defeasance or other acquisition or retirement for value that is paid for with the proceeds of refinancing indebtedness that is permitted under the limitation on indebtedness covenant described above; or

+  any investment that is not a permitted investment.

Under the indentures, a "permitted investment" is defined as:

+ any investment in ICN or any restricted subsidiary; provided, that the primary business of the restricted subsidiary is a related business;

+  any investment in cash or cash equivalents;

+ any investment in a person the primary business of which is a related business if, as a result of the investment:

    +  the person becomes a restricted subsidiary; or

    + the person either is merged, consolidated or amalgamated with or into ICN or one of its restricted subsidiaries and ICN or the restricted subsidiary is the surviving person, or transfers or conveys substantially all of its assets to, or is liquidated into, ICN or one of its restricted subsidiaries;

+ investments in accounts and notes receivable acquired in the ordinary course of business;

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DESCRIPTION OF ICN INDENTURES
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+ any notes, obligations or other securities received in connection with an asset sale that complies with the limitation on asset sales covenant described below or any other disposition not constituting an "asset sale" under the indentures;

+  interest rate agreement obligations;

+ currency agreement obligations permitted under the limitation on indebtedness covenant described above;

+ investments in or acquisitions of capital stock or similar interests in persons, other than affiliates of ICN received in the bankruptcy or reorganization of or by the person; and

+ other investments not to exceed $50 million, which are reinstated to the extent of any net cash proceeds, dividends, repayments of loans or other transfers of cash or assets received by ICN or any restricted subsidiary as a return of or on the Investment.

Notwithstanding the foregoing exceptions to the limitation on restricted payments, we have agreed that we will not make any restricted payment without the prior written consent of ICN that may have the effect of limiting the ability of ICN to make restricted payments under the indenture.

LIMITATION ON ASSET SALES. The indentures provide that ICN will not, and will not permit any restricted subsidiary to, make any asset sale unless:

+ ICN or the restricted subsidiary receives consideration at the time of the asset sale at least equal to the fair market value of the assets or other property sold or disposed of in the asset sale; and

+ at least 75% of the consideration consists of either cash or cash equivalents.

Within one year after any asset sale, ICN may elect to apply the net proceeds from the asset sale to:

+  permanently reduce any senior bank debt of ICN and/or

+ make an investment in, or acquire assets and properties that will be used in, a related business.

Pursuant to the indentures, if greater than $10 million of the net proceeds from an asset sale are not invested by ICN as provided above, ICN must commence separate offers to purchase the maximum principal amount of 9 1/4% and 8 3/4% notes that may be purchased out of the excess proceeds. Any notes to be purchased pursuant to these offers must be purchased pro rata based on the aggregate principal amount of each series of notes outstanding, and all notes must be purchased at an offer price in cash in an amount equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. To the extent that any excess proceeds remain after completion of these offers, ICN may use the remaining amount for general corporate purposes otherwise permitted by the indentures.

LIMITATION ON LIENS. The indentures provide that ICN will not, and will not permit any restricted subsidiary to, directly or indirectly, create incur, assume or suffer to exist any lien securing indebtedness, other than permitted liens, unless:

+ if the lien secures indebtedness which is pari passu with the notes, then the notes are secured on an equal and ratable basis with the obligations secured until such time as the obligation is no longer secured by a lien; or

+ if the lien secures indebtedness which is subordinated to the notes, the lien will be subordinated to a lien granted to the holders of the notes in the same collateral as that securing the lien to the same extent as the subordinated indebtedness is subordinated to the notes.

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DESCRIPTION OF ICN INDENTURES
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"Permitted liens" is defined as:

+ liens on assets or property of ICN that secure senior bank debt of ICN and liens on assets or property of a restricted subsidiary that secure indebtedness of a restricted subsidiary;

+ liens securing indebtedness of a person existing at the time that such person is merged into or consolidated with ICN or a restricted subsidiary; provided, that these liens were in existence prior to the contemplation of the merger or consolidation and do not extend to any assets other than those of the person;

+ liens on property acquired by ICN or a restricted subsidiary; provided, however, that these liens were in existence prior to the contemplation of such acquisition and do not extend to any other property;

+ liens in respect of interest rate agreement obligations and currency agreement obligations permitted under the indenture;

+  liens in favor of ICN or any restricted subsidiary;

+  liens existing or created on the issue date of the notes; and

+  liens securing the notes.

LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The indentures provide that ICN will not, and will not permit any restricted subsidiary to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any restricted subsidiary to:

+ pay dividends or make any other distributions to ICN or any other restricted subsidiary on its capital stock or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to ICN or any other restricted subsidiary;

+ make loans or advances to, or issue guarantees for the benefit of, ICN or any other restricted subsidiary; or

+ transfer any of its properties or assets to ICN or any other restricted subsidiary, subject to specified exceptions.

LIMITATION ON TRANSACTIONS WITH AFFILIATES. Subject to limited exceptions, ICN will not, and will not permit any restricted subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions with any affiliate of ICN unless:

+ the transaction or series of transactions is on terms that are no less favorable to ICN or the restricted subsidiary than those that could reasonably be obtainable at that time in a comparable transaction in arm's-length dealings with an unrelated third party; and

+ ICN delivers to the trustee under the indentures an officer's certificate, or a fairness opinion from a nationally recognized investment banking firm in the case of transactions in excess of $10 million, containing specified information about the transaction.

LIMITATION ON DESIGNATION OF UNRESTRICTED SUBSIDIARIES. The indentures provide that ICN will not designate any subsidiary, other than a newly created subsidiary in which no investment has previously been made, as an "unrestricted subsidiary" under the indentures unless:

+ no default shall have occurred and be continuing at the time of or after giving effect to the designation;

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DESCRIPTION OF ICN INDENTURES
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+ immediately after giving effect to the designation, ICN would be able to incur $1.00 of additional indebtedness, other than permitted indebtedness, under the covenant described above; and

+ ICN would not be prohibited under the indentures from making an investment at the time of the designation in an amount equal to the greater of (x) the book value of the restricted subsidiary on that date and (y) the fair market value of the restricted subsidiary on that date.

ICN does not intend to designate us as an unrestricted subsidiary.

MERGER, CONSOLIDATION AND SALE OF ASSETS

The indentures provide that ICN cannot, in any single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, determined on a consolidated basis for ICN and its restricted subsidiaries, in one or more related transactions to, another entity, and ICN will not permit any restricted subsidiary to enter into any transaction or series of related transactions if the transaction or series of related transactions, in the aggregate, would result in a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of ICN and the restricted subsidiaries, taken as a whole, to another entity, unless:

+ the surviving person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

+ the surviving person, if other than ICN, assumes all the obligations of ICN under the notes and the indentures;

+ immediately after the transaction, no default or event of default shall have occurred and be continuing; and

+  after giving pro forma effect to the transaction, the surviving person:

    + would have a consolidated net worth equal to or greater than the consolidated net worth of ICN immediately preceding the transaction and

    + would be permitted to incur at least $1.00 of additional Indebtedness, other than permitted indebtedness, pursuant to the covenant described above.

Notwithstanding the foregoing, the indentures permit any restricted subsidiary to consolidate with, merge into or transfer all or part of its properties and assets to ICN or another restricted subsidiary.

EVENTS OF DEFAULT

The indentures provide that each of the following constitutes an event of default:

+ a default for 30 days in the payment when due of interest on, or liquidated damages with respect to, any note;

+ a default in the payment when due of principal on any note, whether upon maturity, acceleration, optional redemption, required repurchase or otherwise;

+ failure to perform or comply with any covenant, agreement or warranty in the indenture which failure continues for 30 days after written notice thereof has been given to ICN by the trustee under the indenture or to ICN and the trustee by the holders of at least 25% in aggregate principal amount of the then outstanding notes;

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DESCRIPTION OF ICN INDENTURES
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+ the occurrence of one or more defaults under any agreements, indentures or instruments under which ICN or any restricted subsidiary then has outstanding indebtedness in excess of $10 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, the indebtedness shall have been accelerated;

+ one or more judgments, orders or decrees for the payment of money in excess of $10 million, either individually or in the aggregate, shall be entered against ICN or any restricted subsidiary or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed or stayed pending appeal for a period of 60 days after their entry; or

+ events of bankruptcy, insolvency or reorganization of the ICN or any restricted subsidiary.

If any event of default other than an event of bankruptcy occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may, and the trustee at the request of these holders must, declare all the notes to be due and payable immediately by notice in writing to ICN, and to ICN and the trustee if by the holders, specifying the respective event of default and that such notice is a "notice of acceleration," and the notes will become immediately due and payable. Notwithstanding the foregoing, in the case of an event of default arising from a bankruptcy event, the principal of, premium, if any, and any accrued interest on all outstanding notes will become immediately due and payable without further action or notice. Holders of the notes may not enforce the indentures or the notes except as provided in the indentures.

DEFEASANCE

ICN may, at its option and at any time, elect to have the obligations of ICN discharged with respect to the outstanding notes. This defeasance means that ICN shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes and to have satisfied all other obligations under the notes and the indentures except for:

+ the rights of holders of the outstanding notes to receive, solely from the trust fund described below, payments in respect of the principal of, premium, if any, and interest on the notes when the payments are due;

+ ICN's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment;

+ the rights, powers, trusts, duties and immunities of the trustee under the indentures; and

+  the defeasance provisions of the indentures.

In addition, ICN may, at its option and at any time, elect to have the obligations of ICN released with respect to covenants that are described in the indentures and any omission to comply with the obligations will not constitute a default or an event of default with respect to the notes. In the event that a covenant defeasance occurs, specified events, not including non-payment, bankruptcy and insolvency events, described above under "-- Events of Default" will no longer constitute events of default with respect to the notes.

In order to exercise either defeasance or covenant defeasance:

+ ICN must irrevocably deposit with the trustee, as trust funds in trust, for the benefit of the holders of the notes, cash in U.S. dollars, U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the report of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity;

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DESCRIPTION OF ICN INDENTURES
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+  ICN must deliver to the trustee an opinion of tax counsel in the United
   States;

+ no default or event of default shall have occurred and be continuing on the date of the deposit;

+ the defeasance or covenant defeasance cannot result in a breach or violation of, or constitute a default under, the indentures or any other agreement or instrument to which ICN is a party or by which it is bound; and

+ ICN must deliver to the trustee an officers' certificate and an opinion of counsel.

SATISFACTION AND DISCHARGE

Each indenture will be discharged and will cease to be of further effect as to all outstanding notes when:

+ either all the notes under the indenture theretofore authenticated and delivered have been delivered to the trustee for cancellation or all notes not theretofore delivered to the trustee for cancellation have become due and payable and ICN has irrevocably deposited or caused to be deposited with the trustee an amount in U.S. dollars sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit;

+ ICN has paid or caused to be paid all other sums payable under the indenture by ICN; and

+ ICN has delivered to the trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Under the terms of the affiliation agreement, we have agreed to indemnify ICN and its affiliates for any breach by us or our affiliates of any of the provisions of the affiliation agreement. Accordingly, if we fail to comply with the terms of the indentures as we are required to do under the affiliation agreement, we will be liable to ICN and its affiliates for any damages they may suffer as a result of our breach.

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Principal stockholders

Prior to this offering, we were a wholly owned subsidiary of ICN. Upon completion of this offering, ICN will own all of the outstanding shares of Class B Common Stock. These shares will represent approximately of the combined voting
power and      % of the value of our outstanding shares of common stock.

The following table presents selected information regarding beneficial ownership of our Class A Common Stock as of immediately after the offering for:

+  each of our directors;

+  our Chief Executive Officer and our other executive officers; and

+  all of our directors and executive officers as a group.

                             NUMBER OF SHARES OF
                               CLASS A COMMON       PERCENT OF OUTSTANDING
                             STOCK BENEFICIALLY       SHARES OF CLASS A       PERCENTAGE OF TOTAL
     BENEFICIAL OWNER               OWNED                COMMON STOCK            VOTING POWER
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Description of securities

AUTHORIZED CAPITAL STOCK

Our certificate of incorporation provides for authorized capital stock of
       million shares, including        million shares of Class A Common Stock,
$.01 par value per share,        million shares of Class B Common Stock, $.01
par value per share, and        million shares of preferred stock, $.01 par
value per share. Upon completion of this offering, no preferred stock will be outstanding and ICN will own all of the outstanding shares of Class B Common Stock. See "Principal Stockholders."

COMMON STOCK

The relative rights of the Class A Common Stock and Class B Common Stock are substantially identical in all respects, except for voting rights and conversion rights.

VOTING
Holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to five votes per share on all matters submitted to a vote of our stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of Preferred Stock, the holders of Class A Common Stock and Class B Common Stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority or, in the case of election of directors, by a plurality of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock that are present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted holders of any Preferred Stock, amendments to our certificate of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class. However, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock so as to adversely affect them must also be approved by a majority of the outstanding shares of the class that is adversely affected by that amendment, voting as a separate class. Our certificate of incorporation will not provide for cumulative voting in the election of directors.

CONVERSION OF CLASS B COMMON STOCK
ICN will be entitled, from time to time, to convert all or any portion of its shares of Class B Common Stock into shares of Class A Common Stock on a one-for-one basis. Any shares of Class B Common Stock transferred by ICN or any of its subsidiaries to any person, other than ICN or any of its subsidiaries, will automatically be converted into shares of Class A Common Stock on a one-for-one basis, except in connection with a tax-free spin-off of ICN's ownership interest in us to its stockholders. All shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-for-one basis if the number of outstanding shares of Class B Common Stock falls below 20% of the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock. This automatic conversion feature will prevent ICN from decreasing its economic interest in us to less than 20% while still retaining
control of approximately      % of the combined voting power of our outstanding
shares of common stock, assuming no additional shares of common stock are issued after this offering.

Following a tax-free spin-off, except as provided below, shares of Class B Common Stock will not be convertible at the option of the holder into shares of Class A Common Stock. Shares of Class B

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 76

DESCRIPTION OF SECURITIES
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Common Stock will automatically convert into shares of Class A Common Stock on a one-for-one basis on the fifth anniversary of a tax-free spin-off. However, the automatic conversion may not occur if, prior to the fifth anniversary, we receive an opinion from ICN's tax counsel that the elimination of the Class B Common Stock will cause the spin-off to be taxable. In this case, the conversion will not occur until we receive an opinion from ICN's tax counsel that a stockholder vote or the conversion will not cause the spin-off to become a taxable event and the conversion is approved by the holders of Class A Common Stock and Class B Common Stock voting together as a single class with each share of Class A Common Stock and Class B Common Stock having one vote.

DIVIDENDS
Subject to any preferential rights of any outstanding series of Preferred Stock created by our board of directors from time to time, the holders of shares of Class A Common Stock and Class B Common Stock will be entitled to cash dividends as may be declared from time to time by the board of directors from funds available therefor. Dividends are required to be declared pro-rata on both classes. In addition, in connection with any stock dividend that may be declared by our board of directors from time to time, holders of Class A Common Stock will be entitled to receive these dividends only in shares of Class A Common Stock while holders of Class B Common Stock will be entitled to receive these dividends either in shares of Class A Common Stock or in shares of Class B Common Stock as may be determined by our board of directors. Neither the shares of Class A Common Stock nor the shares of Class B Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

LIQUIDATION
Subject to any preferential rights of any outstanding series of Preferred Stock created from time to time by our board of directors, upon our liquidation, dissolution or winding up, the holders of shares of Class A Common Stock and Class B Common Stock will be entitled to receive pro rata all our assets available for distribution to these holders.

PREFERRED STOCK

Pursuant to our certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to issue up to shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of us, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

A number of provisions in Delaware Law and our certificate of incorporation and by-laws may make it more difficult to acquire control of us. These provisions could deprive our stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these

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DESCRIPTION OF SECURITIES
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provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

+ enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

+ discourage specified types of transactions which may involve an actual or threatened change in control of us;

+  discourage tactics that may be used in proxy fights; and

+ encourage persons seeking to acquire control of us to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

STAGGERED BOARD
Our certificate of incorporation and by-laws will provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our board of directors. Our certificate of incorporation and by-laws also provide that the board of directors will be divided into three classes. The members of each class of directors will serve for staggered three-year terms. In accordance with the Delaware General Corporation Law, directors serving on classified boards of directors may only be removed from office for cause. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, or by the sole remaining director, or by the stockholders if the vacancy was caused by removal of the director by the stockholders. This provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

ADVANCE NOTICE PROCEDURES FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Our by-laws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder may be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. The by-laws will also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

STOCKHOLDER ACTION BY WRITTEN CONSENT
Our by-laws provide that stockholders may take action by written consent.

PREFERRED STOCK
The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financing, and other corporate transactions, may among other things, discourage, delay, defer, or prevent a change in control of us.

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 78

DESCRIPTION OF SECURITIES
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AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK
The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DELAWARE SECTION 203
Our certificate of incorporation provides that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Because we have opted out in the manner permitted under Delaware law, the restrictions of this provision will not apply to us.

CORPORATE OPPORTUNITIES

Our certificate of incorporation provides that we and ICN and our and their respective subsidiaries may engage in the same or similar business activities and lines of business and have an interest in the same areas of corporate opportunities and that we and ICN will continue to have contractual and business relations with each other. Our certificate of incorporation provides that, except as ICN may otherwise agree in writing, ICN will have the right to:

+  engage in the same or similar business activities or lines of business as us;

+  do business with any of our potential or actual customers; and

+ employ or otherwise engage, or solicit for this purpose, any of our officers, directors or employees.

Neither ICN nor any officer, employee or director of ICN will be liable to us or our stockholders for breach of any fiduciary or other duty by reason of these activities. If ICN acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both ICN and us and ICN will have no duty to communicate that opportunity to us. ICN will not be liable to us or our stockholders because ICN pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or entity or does not present that corporate opportunity to us.

After completion of this offering, Milan Panic will be the chairman of our board of directors but will not be an executive officer of us. He will also be chairman of the board and chief executive officer of ICN. Other than Mr. Panic, no person will be a director, officer or employee of us and a director, officer or employee of ICN. However, in the future there may be one or more other persons serving in one of these positions with both us and ICN. Therefore, we have adopted provisions to protect us in the event of a conflict or a potential conflict of interest. If one of our directors, officers or employees who is also a director, officer or employee of ICN acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both us and ICN, our certificate of incorporation will require that our director, officer or employee act in good faith in accordance with the following policy:

+ a corporate opportunity offered to any person who is one of our directors but not one of our officers or employees and who is also an officer or employee of ICN will belong to ICN, unless the opportunity is expressly offered to that person solely in his or her capacity as our director, in which case the opportunity will belong to us;

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DESCRIPTION OF SECURITIES
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+ a corporate opportunity offered to any person who is one of our officers or employees and who is also a director but not an officer or employee of ICN will belong to us, unless the opportunity is expressly offered to that person solely in his or her capacity as a director of ICN, in which case the opportunity will belong to ICN; and

+ a corporate opportunity offered to any other person who is either one of our officers or employees and either an officer or employee of ICN or a director of both us and ICN will belong to ICN, unless this opportunity is expressly offered to the person solely in his or her capacity as one of our officers, directors or employees, in which case the opportunity will belong to us.

If a corporate opportunity is offered to us or ICN other than through a person who is an officer, director or employee of both us and ICN, either we or ICN can pursue that opportunity. Under our certificate of incorporation, any corporate opportunity that belongs to ICN or to us pursuant to the policy described above will not be pursued by the other or directed by the other to another person or entity unless and until ICN or we, as the case may be, determine not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, this opportunity diligently and in good faith, the other party may pursue the opportunity or direct it to another person or entity. Our directors, officers or employees acting in accordance with the policy described above:

+ will be deemed fully to have satisfied their fiduciary or other duties to us and our stockholders with respect to that corporate opportunity;

+ will not be liable to us or our stockholders for any breach of fiduciary duty by reason of the fact that ICN pursues or acquires that opportunity for itself or directs that corporate opportunity to another person or does not communicate information regarding the opportunity to us;

+ will be deemed to have acted in good faith and in a manner they reasonably believe to be in our best interests; and

+ will be deemed not to have breached any duty of loyalty or other duty those persons may have to us or our stockholders and not to have derived an improper benefit from these actions.

The corporate opportunity provisions in our certificate of incorporation expire on the date that ICN ceases to beneficially own common stock representing at least 20% of the combined voting power of our outstanding shares of common stock. Our certificate of incorporation provides that any person purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to these provisions.

ICN has agreed contractually with us in the affiliation agreement to comply with these rules as well. These provisions are not contained in ICN's certificate of incorporation.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Class A Common Stock is             .

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 80

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Shares eligible for future sale

Prior to this offering, there has been no public market for our Class A Common Stock. Future sales of substantial amounts of our Class A Common Stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices.

Upon completion of this offering, we will have outstanding an aggregate of shares of Class A Common Stock, assuming no exercise of the
underwriters' over-allotment option, and           shares of Class B Common
Stock. Of these shares, all of the shares of Class A Common Stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by our affiliates. The shares of Class B Common Stock held by ICN are restricted securities. Restricted securities may be sold in the public market only if registered or if the sale qualified for an exemption from registration.

ICN and all of our officers and directors have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into shares or exercisable or exchangeable for shares of our common stock, for a period of at least 180 days after the date of this prospectus. Transfers or dispositions can be made sooner only with the prior written consent of UBS Warburg LLC.

Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering the shares of Class A Common Stock reserved for issuance under our 2000 Stock Option Plan. Accordingly, shares registered under that registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market after the filing, except those shares subject to lock-up agreements.

In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

+  1% of the number of shares of our common stock then outstanding, which will
   equal approximately           shares immediately after this offering; and

+ the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 144, the holding period of any prior owner is aggregated, except if the transferee was an affiliate of ours.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting

We and the underwriters of this offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC and CIBC World Markets Corp. are the representatives of the underwriters.

                                                                 NUMBER
                        UNDERWRITERS                           OF SHARES
--------------------------------------------------------------------------
UBS Warburg LLC.............................................
CIBC World Markets Corp. ...................................
          Total.............................................
                                                              ============

If the underwriters sell more shares of Class A Common Stock than the total number set forth in the table above, the underwriters have a 30-day option to by
from us up to an additional          shares at the initial public offering price
less the underwriting discounts and commissions to cover these sales. If any shares of Class A Common Stock are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to
an additional          shares.

                                                              NO EXERCISE    FULL EXERCISE
------------------------------------------------------------------------------------------
Per share...................................................   $               $
       Total................................................   $               $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $          .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $          per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $          per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to
exceed      % of the shares of Class A Common Stock to be offered.

We, our directors and officers and ICN have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC, a registration statement under the Securities Act relating to any shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC. This lockup provision does not limit our ability to grant options to purchase Class A Common Stock under stock option plans or to issue Class A Common Stock under our employee stock purchase plan.

The underwriters have reserved for sale, at the initial public offering price,
up to           shares of Class A Common Stock to some of our directors,
officers, employees and friends and to some of the

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 82

UNDERWRITING
--------------------------------------------------------------------------------

officers and employees of ICN. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

Prior to this offering, there has been no public market for our Class A Common Stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price include:

+ the information set forth in this prospectus and otherwise available to the representatives;

+  the history and the prospects for the industry in which we compete;

+  the ability of our management;

+ our prospects for future earnings, the present state of our development and our current financial position;

+ the general condition of the securities markets at the time of this offering; and

+ the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with this offering, the underwriters may purchase and sell shares of Class A Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock while this offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Class A Common Stock. As a result, the price of the Class A Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We and ICN have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

UBS Warburg LLC and some of its affiliates have provided investment banking and other services to ICN in the past. They received customary compensation.

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Legal matters

Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, will pass upon the validity of the Class A Common Stock offered under this prospectus. Fried, Frank, Harris, Shriver & Jacobson has in the past provided, and may continue to provide, legal services to ICN and its affiliates. Dewey Ballantine LLP, New York, New York, will pass upon legal matters related to this offering for the underwriters.

Experts

The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedule to registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, located at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

Our telephone number is (714) 545-0100.

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RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
------------------------------------------------------------------
Report of Independent Accountants...........................  F-2

Balance Sheets at December 31, 1998 and 1999 and at March
  31, 2000 (unaudited)......................................  F-3

Statements of Income for the years ended December 31, 1997,
  1998 and 1999 and for the three months ended March 31,
  1999 and 2000 (unaudited).................................  F-4

Statements of Equity for the years ended December 31, 1997,
  1998 and 1999 and for the three months ended March 31,
  2000 (unaudited)..........................................  F-5

Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999 and for the three months ended March
  31, 1999 and 2000 (unaudited).............................  F-6

Notes to Financial Statements...............................  F-7

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RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of ICN Pharmaceuticals, Inc.:

In our opinion, the accompanying balance sheets and the related statements of income, of equity and of cash flows present fairly, in all material respects, the financial position of Ribapharm (the "Division"), a division of ICN Pharmaceuticals, Inc., at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31,1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Division's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                  /s/ PricewaterhouseCoopers LLP
                                                      PricewaterhouseCoopers LLP

Newport Beach, California
June 12, 2000

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RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

BALANCE SHEETS
DECEMBER 31, 1998 AND 1999 AND MARCH 31, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                               DECEMBER 31,        MARCH 31,
                                                             1998       1999         2000
------------------------------------------------------------------------------    -----------
                                                                                  (UNAUDITED)
ASSETS
Current assets:
  Royalties receivable....................................  $ 8,343    $34,462      $34,272
                                                            -------    -------      -------
Total current assets......................................    8,343     34,462       34,272
Property, plant and equipment, net........................   21,218     20,715       20,610
                                                            -------    -------      -------
Total assets..............................................  $29,561    $55,177      $54,882
                                                            =======    =======      =======
LIABILITIES AND EQUITY
  Current liabilities:
  Trade payables..........................................  $   409    $   362      $    11
  Accrued liabilities.....................................      217        750          924
  Current portion of mortgage payable.....................      828         --           --
                                                            -------    -------      -------
Total current liabilities.................................    1,454      1,112          935
Mortgage payable, less current portion....................    6,800         --           --
Deferred license and royalty income.......................    4,323         --           --
Deferred income taxes payable.............................    1,014      2,665        2,689
Commitments and contingencies
Equity:
  Advances due to (from) ICN..............................   27,085       (247)     (20,620)
  Other equity............................................  (11,115)    51,647       71,878
                                                            -------    -------      -------
Total equity..............................................   15,970     51,400       51,258
                                                            -------    -------      -------
Total liabilities and equity..............................  $29,561    $55,177      $54,882
                                                            =======    =======      =======

The accompanying notes are an integral part of these financial statements.

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RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
AND FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)
(IN THOUSANDS)

                                             DECEMBER 31,                    MARCH 31,
                                      1997       1998        1999       1999         2000
-------------------------------------------------------------------    ----------------------
                                                                                  (UNAUDITED)
Revenues:
  Royalties.......................  $  3,223    $36,830    $109,592    $16,208
                                                                                    $34,272
                                    --------    -------    --------    -------      -------
Costs and expenses:
  Research and development........     7,011      9,530       5,523        635        1,141
  General and administrative......     9,676      7,392       5,608      1,443        1,519
                                    --------    -------    --------    -------      -------
Total expenses....................    16,687     16,922      11,131      2,078        2,660
                                    --------    -------    --------    -------      -------
Income (loss) from operations.....   (13,464)    19,908      98,461     14,130       31,612
Interest expense..................       683        609         396         91           --
                                    --------    -------    --------    -------      -------
Income (loss) before income
  taxes...........................   (14,147)    19,299      98,065     14,039       31,612
Provision (benefit) for income
  taxes...........................    (5,093)     6,948      35,303      5,054       11,381
                                    --------    -------    --------    -------      -------
Net income (loss).................  $ (9,054)   $12,351    $ 62,762    $ 8,985      $20,231
                                    ========    =======    ========    =======      =======

The accompanying notes are an integral part of these financial statements.

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RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

STATEMENTS OF EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)
(IN THOUSANDS)

                                                            ADVANCES
                                                             DUE TO
                                                             (FROM)      OTHER
                                                              ICN        EQUITY      TOTAL
--------------------------------------------------------------------------------------------
Balances at December 31, 1996.............................  $ 12,366    $(14,412)   $ (2,046)
  Net loss................................................        --      (9,054)     (9,054)
  Advances due to ICN, net................................    11,217          --      11,217
                                                            --------------------------------
Balances at December 31, 1997.............................    23,583     (23,466)        117
  Net income..............................................        --      12,351      12,351
  Advances due to ICN, net................................     3,502          --       3,502
                                                            --------------------------------
Balances at December 31, 1998.............................    27,085     (11,115)     15,970
  Net income..............................................        --      62,762      62,762
  Advances due from ICN, net..............................   (27,332)         --     (27,332)
                                                            --------------------------------
Balances at December 31, 1999.............................      (247)     51,647      51,400
  Net income..............................................        --      20,231      20,231
  Advances due from ICN, net..............................   (20,373)         --     (20,373)
                                                            --------------------------------
Balances at March 31, 2000................................  $(20,620)   $ 71,878    $ 51,258
                                                            ================================

The accompanying notes are an integral part of these financial statements.

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RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)
(IN THOUSANDS)

                                                  DECEMBER 31,                MARCH 31,
                                           1997       1998       1999      1999       2000
-----------------------------------------------------------------------   ------------------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).......................  $(9,054)  $ 12,351   $ 62,762   $ 8,985   $ 20,231
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Depreciation..........................      859        560        556       134        133
  Deferred income.......................     (930)   (13,619)    (4,323)   (4,323)        --
  Deferred income taxes.................      429      4,998      1,651     1,580         24
  Compensation expense related to
     extension of stock options.........       --      1,625         --        --         --
Changes in assets and liabilities:
  Royalties receivable..................     (708)    (6,875)   (26,119)   (3,838)       190
  Trade payables and accrued
     liabilities........................     (674)       664        486      (543)      (177)
  Advances due to (from) ICN, net.......   11,217      1,877    (27,332)   (1,868)   (20,373)
                                          -------   --------   --------   -------   --------
Net cash provided by operating
  activities............................    1,139      1,581      7,681       127         28
                                          -------   --------   --------   -------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures....................     (346)      (103)       (53)      (11)       (28)
                                          -------   --------   --------   -------   --------
Net cash used in investing activities...     (346)      (103)       (53)      (11)       (28)
                                          -------   --------   --------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on mortgage payable............     (793)    (1,478)    (7,628)     (116)        --
                                          -------   --------   --------   -------   --------
Net cash provided by financing
  activities............................     (793)    (1,478)    (7,628)     (116)        --
                                          -------   --------   --------   -------   --------
Net change in cash and cash
  equivalents...........................       --         --         --        --         --
                                          -------   --------   --------   -------   --------
Cash and cash equivalents at beginning
  of period.............................       --         --         --        --         --
                                          -------   --------   --------   -------   --------
Cash and cash equivalents at end of
  period................................  $    --   $     --   $     --   $    --   $     --
                                          =======   ========   ========   =======   ========
Cash paid for interest..................  $   683   $    609   $    396   $    91   $     --
                                          =======   ========   ========   =======   ========

The accompanying notes are an integral part of these combined financial statements.

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS
(INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
--------------------------------------------------------------------------------

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

Ribapharm (the "Division") is a division of ICN Pharmaceuticals, Inc. ("ICN") and seeks to discover, develop and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. The Division's primary product, ribavirin, is an antiviral drug that was licensed to Schering-Plough Ltd. ("Schering-Plough") for the treatment of chronic hepatitis C ("HCV") in combination with Schering-Plough's interferon alfa-2b. All of the Division's revenue is currently derived from this licensing agreement. The accompanying financial statements are derived from the historical books and records of ICN and present the assets and liabilities, results of operations and cash flows applicable to the Division. The financial statements of the Division have been prepared for inclusion in a registration statement relating to the public offering of a portion of the common stock of Ribapharm Inc. ("Ribapharm"), a wholly-owned subsidiary of ICN which was incorporated in April 2000. Prior to the planned initial public offering, substantially all of the assets and liabilities of the Division will be transferred to Ribapharm at historical cost.

The balance sheets have been prepared using the historical basis of accounting and include all of the assets and liabilities specifically identifiable to the Division. The statements of income include all revenue and costs attributable to the Division, including a corporate allocation of costs of shared services (including legal, finance, corporate development, information systems and corporate office expenses). These costs are allocated to the Division on a basis that is considered by management to reflect most fairly or reasonably the utilization of services provided to or the benefit obtained by the Division, such as the square footage, headcount, or actual utilization. Management believes the methods used to allocate these amounts are reasonable. However, the financial information included herein does not necessarily reflect what the financial position or results of operation would have been had it operated as a stand-alone public entity during the periods covered, and may not be indicative of future results of operations or financial position. For the years ended December 31, 1997, 1998 and 1999, such allocated costs amounted to $9,542,000, $5,146,000, and $4,852,000, and are included in operating expenses. For the three months ended March 31, 1999 and 2000, such allocated costs amounted to $975,000 and $932,000. The details of the allocation for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000 were as follows (in thousands):

                                                                                THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,      ENDED MARCH 31,
                                                --------------------------    ----------------
                                                 1997      1998      1999      1999      2000
                                                ------    ------    ------    ------    ------
Legal expenses..............................    $7,155    $2,460    $2,844     $390      $388
Facility and central service costs..........     2,167     2,376     1,963      568       499
Information systems.........................       220       310        45       17         4
Corporate development.......................        --        --        --       --        41
                                                ------    ------    ------     ----      ----
                                                $9,542    $5,146    $4,852     $975      $932
                                                ======    ======    ======     ====      ====

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. The Division primarily uses the straight-line method for depreciating property, plant and equipment over their

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
(INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
--------------------------------------------------------------------------------

estimated useful lives. The building and its related improvements are depreciated over a period of 40 years, and equipment from 3 - 10 years.

The Division follows the policy of capitalizing expenditures that materially increase the lives of the related assets and charges maintenance and repairs to expense. Upon sale or retirement, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts and the resulting gain or loss is included in income.

REVENUE RECOGNITION: The Division earns royalties as a result of the sale of product rights and technologies to third parties. Royalty revenue is recorded at the time the products subject to the royalty are sold by the third party.

RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred.

INCOME TAXES: The Division is not a separate taxable entity for federal, state or local income tax purposes. The Division's operations are included in the consolidated ICN tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California State rate of 1%. Prior to the consummation of the Offering, the Division intends to enter into a tax sharing agreement as described in Note 4.

Deferred income taxes are calculated using the estimated future tax effects or difference between financial statement carrying amounts and the tax bases of assets and liabilities.

CONCENTRATION OF CREDIT RISK: Financial instruments that subject the Division to concentrations of credit risk consist principally of accounts receivable. The Division performs an ongoing credit evaluation of its customers' financial condition and generally does not require collateral to secure accounts receivable. The Division's exposure to credit risk associated with nonpayment is affected principally by conditions or occurrences within its sole customer. The Division historically has not experienced losses relating to accounts receivables from its customer. At December 31, 1999 and 1998 and March 31, 2000, one customer accounted for 100% of accounts receivable. All revenues for the three years in the period ended December 31, 1999 and for the three months ended March 31, 2000 were derived from one customer.

STOCK-BASED COMPENSATION: The Division participates in ICN's stock-based compensation plans. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Division has elected to account for stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Division discloses the summary of pro forma effects to reported net income
(loss) for fiscal 1997, 1998 and 1999, as if the Division had elected to recognize compensation cost based on the fair value of the options granted by ICN to employees of the Division as prescribed by SFAS No. 123.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

COMPREHENSIVE INCOME: The Division has adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
(INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
--------------------------------------------------------------------------------

income and its components. For all periods presented, there were no differences between comprehensive and net income.

EARNINGS PER SHARE: Historical earnings per share data has not been presented because the Division did not operate as a separate legal entity of ICN with its own capital structure.

UNAUDITED INTERIM FINANCIAL STATEMENTS: The accompanying financial information as of March 31, 2000 and for the three-month periods ended March 31, 1999 and 2000 is unaudited. The unaudited interim financial information has been prepared on the same basis as the accompanying annual financial statements. In the opinion of management, such interim financial information reflects adjustments consisting of normal and recurring adjustments necessary for a fair presentation of such financial information. The unaudited results of operations for the interim periods ended March 31, 1999 and 2000 are not necessarily indicative of the results of operations to be expected for any other interim period or for the full year.

NEW ACCOUNTING PRONOUNCEMENTS: In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and becomes effective for the Division for the first quarter of 2001. The Division does not currently engage in any program of hedging or hold derivative instruments and consequently the Division does not expect the adoption of SFAS No. 133 to have a material effect on the Division's financial position, cash flows or results of operations.

In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The Division is required to be in conformity with the provisions of SAB 101 no later than second quarter 2000 and does not expect a material change in its financial condition or results of operations as a result of SAB 101.

3. AGREEMENT WITH SCHERING-PLOUGH:

On July 28, 1995, ICN entered into an Exclusive License and Supply Agreement (the "License Agreement") with Schering-Plough. Under the License Agreement, Schering-Plough licensed all oral forms of ribavirin for the treatment of HCV in combination with Schering-Plough's interferon alfa-2b. The License Agreement provided ICN an initial non-refundable payment and future royalty payments from sales of ribavirin by Schering-Plough, including certain minimum royalty rates. As part of the initial License Agreement, ICN retained the right to co-market ribavirin capsules in the European Union under its trademark Virazole. In 1998, ICN and the Division received a one-time payment of $16,500,000 from Schering-Plough of which the Division received $13,467,000 for settlement of past royalties due on samples and free product distributed by Schering-Plough ($8,467,000) and forgiveness of a $5,000,000 obligation to them. In addition, the Division gave up the right to co-market in the European Union in exchange for an increase in worldwide royalty rates.

In conjunction with the License Agreement, Schering-Plough entered into a stock purchase agreement under which Schering-Plough purchased $42,000,000 of ICN's common stock upon the achievement of certain regulatory milestones.

As part of ICN's contribution, ICN intends to assign to Ribapharm its rights under the License Agreement.

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
(INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
--------------------------------------------------------------------------------

4. RELATED PARTY TRANSACTIONS:

These financial statements have been prepared for inclusion in a registration statement relating to the planned initial public offering of a portion of the common stock of Ribapharm. ICN will continue to beneficially own more than 80% of the outstanding shares of common stock after the offering.

Effective upon the closing of this offering, Ribapharm and ICN will be subject to an affiliation agreement, which requires Ribapharm to comply with the terms of ICN's indentures, places restrictions on Ribapharm's ability to issue capital stock to ensure that Ribapharm remains part of ICN's consolidated group for tax purposes, and details ICN's commitment to elect independent directors to Ribapharm's board of directors; a management services agreement, which details ICN's agreement to provide Ribapharm with interim administrative and corporate services; a confidentiality agreement, which provides that Ribapharm and ICN will not disclose to third parties confidential and proprietary information concerning each other; a registration rights agreement, which grants ICN rights to require Ribapharm to register shares of Ribapharm common stock owned by ICN; a tax sharing agreement, which will govern Ribapharm's commitment to remain part of ICN's consolidated tax group; a contract services agreement, which details ICN's agreement to conduct Phase I/II clinical trials on Tiazole for the treatment of ovarian cancer; and a lease, under which the Division has agreed for an interim period to lease office space in the Division's building to ICN.

5. INCOME TAXES:

The income tax (benefit) provision for each of the years ended December 31, 1997, 1998 and 1999, and for each of the three months ended March 31, 1999 and 2000 (unaudited), consists of the following (in thousands):

                                                  DECEMBER 31,                MARCH 31,
                                           1997       1998      1999       1999      2000
----------------------------------------------------------------------    -----------------
Current.................................  $(5,522)   $1,950    $33,652    $3,474    $11,357
Deferred................................      429     4,998      1,651     1,580         24
                                          -------    ------    -------    ------    -------
                                          $(5,093)   $6,948    $35,303    $5,054    $11,381
                                          =======    ======    =======    ======    =======

The Division is not a separate taxable entity for federal, state or local income tax purposes. The Division's operations are included in the consolidated ICN tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California State rate of 1%. Prior to the consummation of the Offering, the Division intends to enter into a tax sharing agreement with ICN.

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
(INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
--------------------------------------------------------------------------------

The primary components of the Division's net deferred taxes were (in thousands):

                                                                DECEMBER 31,        MARCH 31,
                                                              1998       1999         2000
-------------------------------------------------------------------------------    -----------
                                                                                   (UNAUDITED)
Property and equipment.....................................  $(2,570)   $(2,665)   $    (2,689)
Schering-Plough deferred income and obligation.............    1,556         --             --
                                                             -------    -------    -----------
Net deferred tax liability.................................  $(1,014)   $(2,665)   $    (2,689)
                                                             =======    =======    ===========

The Division's effective tax rate for each of years ended 1997, 1998 and 1999 and for each of the three months ended March 31, 1999 and 2000 was 36%. This rate is equal to the federal statutory rate and ICN's worldwide apportionment California State rate of 1%.

6. DETAIL OF CERTAIN ACCOUNTS (IN THOUSANDS):

                                                               DECEMBER 31,        MARCH 31,
                                                             1998       1999         2000
------------------------------------------------------------------------------    -----------
                                                                                  (UNAUDITED)
PROPERTY, PLANT AND EQUIPMENT, NET:
  Land....................................................  $10,859    $10,859      $10,859
  Building and building improvements......................   10,121     10,121       10,121
  Equipment...............................................    3,346      3,399        3,427
                                                            -------    -------      -------
                                                            $24,326     24,379       24,407
Accumulated depreciation..................................   (3,108)    (3,664)      (3,797)
                                                            -------    -------      -------
                                                            $21,218    $20,715      $20,610
                                                            =======    =======      =======
Accrued Liabilities Payroll and related items.............  $    96    $    93      $   109
  Other...................................................      121        657          815
                                                            -------    -------      -------
                                                            $   217    $   750      $   924
                                                            =======    =======      =======

7. MORTGAGE PAYABLE (IN THOUSANDS):

                                                                DECEMBER 31, 1998
---------------------------------------------------------------------------------
MORTGAGE PAYABLE:
U.S. mortgage with variable interest at rates ranging from
6.7% to 7.1%; interest and principal payable monthly through
2022........................................................         $7,628
Less current portion........................................            828
                                                                     ------
Mortgage payable, less current portion......................         $6,800
                                                                     ======

In September 1999, the Division repaid the remaining balances of the mortgage in the amount of $7,129,000. There were no borrowings outstanding at the end of 1999.

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
(INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
--------------------------------------------------------------------------------

8. COMMON STOCK PLANS:

During 1998, the Board of Directors and the stockholders of ICN approved ICN's Amended and Restated 1998 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan, as amended, provides for the granting of options to purchase a maximum of 7,854,000 shares (including 3,000,000 shares authorized in 1998) of ICN's common stock to key employees, officers, directors, consultants and advisors of ICN. Options granted under the Stock Option Plan must have an option price not less than 85% of the fair market value of ICN's common stock at the date of the grant, and a term not exceeding 10 years. Options vest ratably over a four-year period from the date of the grant. Certain ICN employees who will become employees of Ribapharm were granted options under the Stock Option Plan.

The Division has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for options granted under the Stock Option Plan. Had compensation cost for ICN's Stock Option Plan been determined based on the fair value at the grant date for awards in 1997, 1998 and 1999 consistent with the provisions of SFAS No. 123, the Division's unaudited pro forma net income (loss) would have been ($9,193,000), $11,992,000 and $62,400,000, for the years ended December 31, 1997, 1998 and 1999, respectively

The pro forma amounts were estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                              1997      1998      1999
---------------------------------------------------------------------------------------
Weighted-average life (years)...............................    5.0       5.0       4.4
Volatility..................................................     46%       56%       54%
Expected dividend per share.................................  $0.24    $ 0.36    $ 0.36
Risk-free interest rate.....................................   6.33%     5.15%      5.4%
Weighted-average fair value of options granted..............  $6.52    $23.57    $13.11

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
(INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
--------------------------------------------------------------------------------

The following table sets forth information relating to ICN stock option plans for Division employees during the years ended December 31, 1997, 1998 and 1999 (in thousands, except per share data):

                                                              NUMBER OF    WEIGHTED AVERAGE
                                                               SHARES       EXERCISE PRICE
                                                              -----------------------------
Shares under option, December 31, 1996                           246            $12.61
  Granted...................................................       3             13.66
  Exercised.................................................     (17)            11.06
  Canceled..................................................      --                --
                                                                 ---            ------
Shares under option, December 31, 1997......................     232             12.73
  Granted...................................................      93             45.25
  Exercised.................................................     (51)            15.69
  Canceled..................................................      --                --
                                                                 ---            ------
Shares under option, December 31, 1998......................     274             23.22
  Granted...................................................      26             26.88
  Exercised.................................................     (69)            11.06
  Canceled..................................................      (9)            45.24
                                                                 ---            ------
Shares under option, December 31, 1999......................     222            $26.54
                                                                 ===            ======
Exercisable at December 31, 1997............................     120            $10.44
                                                                 ===            ======
Exercisable at December 31, 1998............................      96            $ 7.97
                                                                 ===            ======
Exercisable at December 31, 1999............................     155            $21.65
                                                                 ===            ======

The schedule below reflects the number of outstanding and exercisable options for employees of the Division as of December 31, 1999 segregated by price range (in thousands, except per share data):

                           OUTSTANDING              EXERCISABLE
                      ----------------------   ----------------------
                                    WEIGHTED                 WEIGHTED     WEIGHTED
                        NUMBER      AVERAGE                  AVERAGE      AVERAGE
                          OF        EXERCISE    NUMBER OF    EXERCISE    REMAINING
RANGE OF EXERCISE PRICESSHARES       PRICE       SHARES       PRICE     LIFE (YEARS)
------------------------------------------------------------------------------------
$ 2.91  to   $13.67        62        $ 9.16         61        $9.11         4.0
 13.92  to    26.88        76         19.98         50        16.46         6.7
 27.61  to    46.25        84         45.25         44        45.25         8.3
                          ---                      ---
                          222                      155
                          ===                      ===

During 1998, ICN extended by one year the term of options to purchase an aggregate of 103,475 shares of common stock which are held by a director of ICN who was acting as the Senior Vice President of Research and Development. The Division recorded non-cash compensation expense of $1,625,000 related to these options.

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
(INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
--------------------------------------------------------------------------------

9. COMMITMENTS AND CONTINGENCIES:

CONTINGENCIES: On August 11, 1999, the United States Securities and Exchange Commission filed a complaint in the United States District Court against ICN, the Chairman (Milan Panic) and one current and one former officer of ICN and the Division (the "SEC Complaint"). The SEC Complaint alleges that ICN and the individual named defendants made untrue statements of material fact or omitted to state material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading and engaged in acts, practices, and courses of business which operated as a fraud and deceit upon other persons in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The action concerns the status and disposition of the Division's 1994 new drug application for Virazole(R) as a monotherapy treatment for hepatitis C (the "NDA"). The SEC Complaint seeks injunctive relief, unspecified civil penalties, and an order barring Mr. Panic from acting as an officer or director of any publicly-traded company.

ICN has received subpoenas from a Grand Jury in the United States District Court for the Central District of California requesting the production of documents covering a broad range of matters over various time periods. ICN understands that ICN, Mr. Panic, two current senior executive officers, a former senior officer, a current employee, and a former employee of ICN are targets of the investigation. ICN also understands that a senior executive officer, a director, a former officer, a current employee and a former employee of ICN are subjects of the investigation. The United States Attorney's office has advised counsel for ICN that the areas of its investigation include disclosures made and not made concerning the NDA to the public and other third parties; stock sales for the benefit of Mr. Panic following receipt on November 28, 1994 of a letter from the FDA informing ICN that the NDA had been found not approvable; possible violations of the economic embargo imposed by the United States upon the Federal Republic of Yugoslavia, based upon alleged sales by ICN and Mr. Panic of stock belonging to ICN employees; and, with respect to Mr. Panic, personal disposition of assets of entities associated with Yugoslavia, including possible misstatements and/or omissions in federal tax filings. ICN has, and continues to, cooperate in the Grand Jury investigation. A number of current and former employees of ICN have been interviewed by the government in connection with the investigation. The United States Attorney's office has issued subpoenas requiring various current and former officers and employees of ICN to testify before the Grand Jury. Certain current and former officers and employees of ICN testified before the Grand Jury beginning in July 1998.

As a division controlled by ICN, any adverse judgment or settlement of the pending Securities and Exchange Commission and government actions against ICN can impose restrictions on the conduct of the Division's business. Furthermore, the pending Commission action seeks to bar ICN's chairman from acting as an officer or director of any publicly traded company, which would include Ribapharm.

BENEFITS PLANS: ICN has a defined contribution plan that provides all U.S. employees the opportunity to defer a portion of their compensation for pay out at a subsequent date. ICN can voluntarily make matching contributions on behalf of participating and eligible employees. Certain of the employees of ICN who will become employees of Ribapharm participate in this plan. The Division's expense related to such defined contribution plan was not material in 1999, 1998 and 1997.

PRODUCT LIABILITY INSURANCE: The Division is currently self-insured with respect to product liability claims and could be exposed to possible claims for personal injury resulting from allegedly defective products. While to date no material adverse claim for personal injury resulting from allegedly defective

--------------------------------------------------------------------------------

RIBAPHARM
(A DIVISION OF ICN PHARMACEUTICALS, INC.)
NOTES TO FINANCIAL STATEMENTS, CONTINUED
(INFORMATION SUBSEQUENT TO DECEMBER 31, 1999 IS UNAUDITED)
--------------------------------------------------------------------------------

products has been successfully maintained against the Division, a substantial claim, if successful, could have a negative impact on the Division's results of operations and cash flows.

LONG-TERM INCENTIVE PLAN: ICN has a long-term incentive plan, which provides for the issuance of shares of ICN's common stock to senior executives, certain of whom are employees of the Division. Shares issued under the long-term incentive plan are restricted and vest over a four-year period. Although certain current employees of the Division may be eligible for grants under the plan, no such grants have been made.

OTHER: Milan Panic, ICN's Chairman of the Board and Chief Executive Officer, is employed under a contract expiring December 31, 2002 that provides for, among other things, certain health and retirement benefits. The contract is automatically extended at the end of each term for successive one-year periods unless either ICN or Mr. Panic terminates the contract upon six months prior written notice. Mr. Panic, at his option, may provide consulting services upon his retirement and will be entitled, when serving as a consultant, to participate in ICN medical and dental plans. The consulting fee shall not at any time exceed the annual compensation, as adjusted, paid to Mr. Panic. Upon Mr. Panic's retirement, the consulting fee shall not be subject to further cost-of-living adjustments. To date, Mr. Panic has devoted substantially all of his efforts to ICN.

ICN has employment agreements with eight key executives which contain "change in control" benefits, two of whom are employees of the Division. Upon a "change in control" of ICN as defined in the contract, the employee shall receive severance benefits equal to three times salary and other benefits.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the Class A Common Stock registered hereby, all of which expenses, except for the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee, and the Nasdaq National Market listing fee, are estimated.


------------------------------------------------------------------------
Securities and Exchange Commission registration fee.........  $
NASD filing fee.............................................
Nasdaq National Market listing application fee..............
Printing and engraving fees and expenses....................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue Sky fees and expenses..................................
Transfer Agent and Registrar fees and expenses..............
Miscellaneous expenses......................................
                                                              ----------
          Total.............................................
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

In connection with the consummation of this offering, we will adopt and file an amended and restated certificate of incorporation and amended and restated bylaws. As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

+  for any breach of duty of loyalty to us or to our stockholders;

+ for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

+ for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

+ we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

+ we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our amended and restated certificate of incorporation, our amended and restated bylaws or agreements;

+ we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

+  the rights conferred in the amended and restated bylaws are not exclusive.

We intend to enter into indemnification agreements with each of our directors and officers that would require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them. However, we will not indemnify directors or officers with respect to liabilities arising from willful misconduct of a culpable nature.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this registration statement, Ribapharm has not sold any of its securities without registration under the
Securities Act of 1933, except for the issuance of           shares of Class B
Common Stock to ICN on             for $     per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

The following exhibits are filed with this registration statement.

EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
 1.1      Form of Underwriting Agreement, by and among Ribapharm Inc.
          and the underwriters named therein.**
 3.1      Form of Amended and Restated Certificate of Incorporation of
          Ribapharm Inc.**
 3.2      Amended and Restated By-laws of Ribapharm Inc.**
 4.1      Form of Class A Common Stock Certificate.**
 5.1      Opinion of Fried, Frank, Harris, Shriver & Jacobson.**
10.1      Ribapharm Inc. 2000 Employee Stock Option and Award Plan and
          form of Stock Option Agreement.**
10.2      Ribapharm Inc. 2000 Employee Stock Purchase Plan.**
10.3      Promissory Note, dated as of             , issued by
          Ribapharm Inc. to ICN Pharmaceuticals, Inc.**
10.4      Affiliation Agreement, dated as of             , 2000,
          between ICN Pharmaceuticals, Inc. and Ribapharm Inc.**
10.5      Management Services Agreement, dated as of             ,
          2000, between ICN Pharmaceuticals, Inc. and Ribapharm Inc.**
10.6      Confidentiality Agreement, dated as of             , 2000,
          between ICN Pharmaceuticals, Inc. and Ribapharm Inc.**
10.7      Registration Rights Agreement, dated as of             ,
          2000, between ICN Pharmaceuticals, Inc. and Ribapharm Inc.**
10.8      Tax Sharing Agreement, dated as of April             , 2000,
          between ICN Pharmaceuticals, Inc. and Ribapharm Inc.**
10.9      Contract Services Agreement, dated as of April             ,
          2000, between ICN Pharmaceuticals, Inc. and Ribapharm Inc**
10.10     Lease Agreement, dated as of April             , 2000,
          between ICN Pharmaceuticals, Inc. and Ribapharm Inc.**

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EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
10.11     Form of Indemnification Agreement between Ribapharm Inc. and its directors and executive officers.**
10.12     Indenture, dated as of August 14, 1997, by and among ICN
          Pharmaceuticals and United States Trust Company of New York,
          relating to $275,000,000 9 1/4% Senior Notes due 2005,
          previously filed as Exhibit 10.3 to ICN's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, which is incorporated herein by reference.
10.13     Indenture, dated as of August 20, 1998, by and among ICN
          Pharmaceuticals and United States Trust Company of New York,
          relating to $200,000,000 8 3/4% Senior Notes due 2008,
          previously filed as Exhibit 4.2 to ICN's Registration
          Statement No. 333-63721 on Form S-4, which is incorporated herein by reference.
10.14     Exclusive License and Supply Agreement between ICN
          Pharmaceuticals, Inc. and Schering-Plough Ltd. dated July
          28, 1995 previously filed as Exhibit 10 to ICN
          Pharmaceuticals, Inc.'s Amendment 3 to the Quarterly Report
          on Form 10-Q for the quarter ended September 30, 1996, which is incorporated herein by reference.
10.15     Amendment to Exclusive License and Supply Agreement between
          ICN Pharmaceuticals, Inc. and Schering-Plough Ltd.,
          previously filed as Exhibit   to ICN Pharmaceuticals, Inc.'s
            , which is incorporated herein by reference.
11.1      Computation of Earnings per Common Share.**
23.1      Consent of Fried, Frank, Harris, Shriver & Jacobson
          (included in the opinion filed as Exhibit 5.1).**
23.2      Consent of PricewaterhouseCoopers LLP.*
24.1      Power of Attorney (see page II-5)
27.1      Financial Data Schedule*
99.1      Consent of director-designee.**
99.2      Consent of director-designee.**

-------------------------
 * Filed herewith.

** To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

All the schedules are omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this Registration Statement.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any

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PART II
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director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

(c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

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PART II
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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 15th day of June, 2000.

                                          RIBAPHARM INC.

                                          By: /s/ BILL A. MACDONALD
                                          --------------------------------------
                                          Name: Bill A. MacDonald
                                          Title:  Vice President, Chief
                                                  Financial Officer and
                                                  Treasurer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David
C. Watt and Harry A. Roosje and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

                       SIGNATURE                                      TITLE                   DATE
                       ---------                                      -----                   ----
/s/ MILAN PANIC                                           President and Director          June 15, 2000
--------------------------------------------------------  (Principal Executive Officer)
Milan Panic

/s/ BILL A. MACDONALD                                     Vice President, Chief           June 15, 2000
--------------------------------------------------------  Financial Officer and
Bill A. MacDonald                                         Treasurer
                                                          (Principal Financial Officer
                                                          and
                                                          Principal Accounting Officer)

/s/ DAVID C. WATT                                         Director                        June 15, 2000
--------------------------------------------------------
David C. Watt

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PART II
--------------------------------------------------------------------------------

EXHIBIT INDEX

NO.    DESCRIPTION                                                   PAGE
-------------------------------------------------------------------------
 1.1   Form of Underwriting Agreement, by and among Ribapharm Inc.
       and the underwriters named therein.**
 3.1   Form of Amended and Restated Certificate of Incorporation of
       Ribapharma Technologies, Inc.**
 3.2   Form of Amended and Restated By-laws of Ribapharm Inc.**
 4.1   Form of Class A Common Stock Certificate.**
 5.1   Opinion of Fried, Frank, Harris, Shriver & Jacobson.**
10.1   Ribapharm Inc. 2000 Employee Stock Option and Award Plan and
       form of Stock Option Agreement.**
10.2   Ribapharm Inc. 2000 Employee Stock Purchase Plan.**
10.3   Promissory Note, dated as of             , issued by
       Ribapharm Inc. to ICN Pharmaceuticals, Inc.**
10.4   Affiliation Agreement, dated as of             , 2000,
       between ICN Pharmaceuticals, Inc. and Ribapharm Inc.**
10.5   Management Services Agreement, dated as of             ,
       2000, between ICN Pharmaceuticals, Inc. and Ribapharm Inc.**
10.6   Confidentiality Agreement, dated as of             , 2000,
       between ICN Pharmaceuticals, Inc. and Ribapharm Inc.**
10.7   Registration Rights Agreement, dated as of             ,
       2000, between ICN Pharmaceuticals, Inc. and Ribapharm Inc.**
10.8   Tax Sharing Agreement, dated as of April   , 2000, between
       ICN Pharmaceuticals, Inc. and Ribapharm Inc.**
10.9   Contract Services Agreement, dated as of April   , 2000,
       between ICN Pharmaceuticals, Inc. and Ribapharm Inc.**
10.10  Lease Agreement, dated as of April   , 2000, between ICN
       Pharmaceuticals, Inc. and Ribapharm Inc.**
10.11  Form of Indemnification Agreement between Ribapharm Inc. and its directors and executive officers.**
10.12  Indenture, dated as of August 14, 1997, by and among ICN
       Pharmaceuticals and United States Trust Company of New York,
       relating to $275,000,000 9 1/4% Senior Notes due 2005,
       previously filed as Exhibit 10.3 to ICN's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, which is incorporated herein by reference.
10.13  Indenture, dated as of August 20, 1998, by and among ICN
       Pharmaceuticals and United States Trust Company of New York,
       relating to $200,000,000 8 3/4% Senior Notes due 2008,
       previously filed as Exhibit 4.2 to ICN's Registration
       Statement No. 333-63721 on Form S-4, which is incorporated herein by reference.

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PART II
--------------------------------------------------------------------------------

NO.    DESCRIPTION                                                   PAGE
-------------------------------------------------------------------------
10.14  Exclusive License and Supply Agreement between ICN
       Pharmaceuticals, Inc. and Schering-Plough Ltd. dated July
       28, 1995 previously filed as Exhibit 10 to ICN
       Pharmaceuticals, Inc.'s Amendment 3 to the Quarterly Report
       on Form 10-Q for the quarter ended September 30, 1996, which is incorporated herein by reference.
10.15  Amendment to Exclusive License and Supply Agreement between
       ICN Pharmaceuticals, Inc. and Schering-Plough Ltd.,
       previously filed as Exhibit   to ICN Pharmaceuticals, Inc.'s
         , which is incorporated herein by reference.
11.1   Computation of Earnings per Common Share.**
23.1   Consent of Fried, Frank, Harris, Shriver & Jacobson
       (included in the opinion filed as Exhibit 5.1).**
23.2   Consent of PricewaterhouseCoopers LLP.*
24.1   Power of Attorney (see page II-5)
27.1   Financial Data Schedule*
99.1   Consent of director-designee.**
99.2   Consent of director-designee.**

-------------------------
  * Filed herewith.

 ** To be filed by amendment.

*** Incorporated by reference.

(b) FINANCIAL STATEMENT SCHEDULES

All the schedules are omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this Registration Statement.

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